    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1995

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       NATIONAL MEDICAL ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                      8062                    95-2557091
     (State or other           (Primary standard          (I.R.S. Employer
     jurisdiction of              industrial             Identification No.)
    incorporation or          classification code
      organization)                 number)

                              2700 COLORADO AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 998-8000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's Principal Executive Offices)

                              SCOTT M. BROWN, ESQ.
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                       NATIONAL MEDICAL ENTERPRISES, INC.
                              2700 COLORADO AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 998-8000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

  THOMAS C. JANSON, JR.    STEPHEN D. SILBERT, ESQ.    CHARLES E. GERBER, ESQ.
     SKADDEN, ARPS,           CHRISTENSEN, WHITE,      NEAL GERBER & EISENBERG
  SLATE, MEAGHER & FLOM             MILLER,           TWO NORTH LA SALLE STREET
 300 SOUTH GRAND AVENUE          FINK & JACOBS         CHICAGO, ILLINOIS 60602
 LOS ANGELES, CALIFORNIA   2121 AVENUE OF THE STARS        (312) 269-8000
          90071             LOS ANGELES, CALIFORNIA
     (213) 687-5000                  90067
                                (310) 553-3000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions under the Merger Agreement (described in the Information Statement/Prospectus herein) are satisfied or waived.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED            PROPOSED
                                                           AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
              TITLE OF EACH CLASS OF                       TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
            SECURITIES TO BE REGISTERED                REGISTERED (1)      PER SHARE (2)     OFFERING PRICE (2)       FEE (3)
Common Stock, par value $0.075 per share...........      13,342,156            $24.44         $776,386,384.28        $59,590.88

(1) The number of shares of common stock, par value $0.075 per share (the "NME Common Stock"), of National Medical Enterprises, Inc. (the "Registrant") to be registered has been determined based on (a) the sum of (i) 29,999,383 shares of common stock, par value $.01 per share (the "AMH Common Stock"), of American Medical Holdings. Inc. ("AMH") outstanding and not held by the Registrant or its subsidiaries or any of the parties to the Stockholder Agreements (as defined in the Information Statement/Prospectus), (ii) 186,054 shares of AMH Common Stock issuable to holders of AMI 9 1/2% Convertible Debentures (as defined in the Information Statement/Prospectus), (iii) 361,400 shares of AMH Common Stock issuable to holders of AMI 8 1/4% Convertible Debentures (as defined in the Information Statement/Prospectus) and (iv) 1,220,200 shares issuable to certain holders of AMH stock options and (b) an exchange ratio of 0.42 shares of NME Common Stock for each share of AMH Common Stock, as provided in the Merger Agreement.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457, with respect to the shares of NME Common Stock being exchanged pursuant to the Merger Agreement, the maximum offering price per share is $24.44, the average of the high and low sales price of a share of AMH Common Stock reported on the New York Stock Exchange on January 25, 1995, and the maximum aggregate offering price is the product of $24.44 and 31,767,037, the maximum number of shares of AMH Common Stock to be acquired by the Registrant or cancelled pursuant to the Merger Agreement.
(3) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act and Rule 457(f) promulgated thereunder as follows: the sum of one twenty-ninth of one percent of the product of $24.44 (the average of the high and low sales price of a share of AMH Common Stock on the New York Stock Exchange on January 25, 1995) and 31,767,037, the total number of shares of AMH Common Stock to be acquired by the Registrant or cancelled pursuant to the Merger Agreement (other than shares of NME Common Stock held by persons who have previously consented to the Merger ("Consenting Holders")) less $603,573,703, the amount of cash to be paid by the Registrant (other than the Consenting Holders), in accordance with Rule 457(f)(3). A fee of $131,660.54 was paid on November 17, 1994 pursuant to Section 6(b) of the Securities Act, and Rules 457(f)(1) and (3) promulgated thereunder, in respect of the transaction contemplated by the Merger Agreement upon filing by AMH of a preliminary information statement relating thereto. Pursuant to Rule 457(b) promulgated under the Securities Act and Section 14(g)(2) of the Exchange Act and Rule 0-11 promulgated thereunder, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act of 1933, as amended, and Item 501(b) of Regulation S-K showing the location in the Information Statement/Prospectus of the information required by Part I of Form
                                      S-4

                                                                                            LOCATION OR
                                                                                      CAPTION IN INFORMATION
ITEM OF FORM S-4                                                                       STATEMENT/PROSPECTUS
- ----------------------------------------------------------------------  ---------------------------------------------------
A.         INFORMATION ABOUT THE TRANSACTION

                  1.  Forepart of Registration Statement
                      and Outside Front Cover Page
                      of Prospectus...................................  Facing Page of the Registration Statement; Outside
                                                                        Front Cover of Information Statement/Prospectus
                  2.  Inside Front and Outside Back Cover Pages of
                      Prospectus......................................  Available Information; Incorporation of Documents
                                                                        by Reference; Table of Contents
                  3.  Risk Factors, Ratio of Earnings to Fixed Charges
                      and Other Information...........................  Available Information; Incorporation of Documents
                                                                        by Reference; Summary; Risk Factors; The Merger --
                                                                        Regulatory Approval; Pro Forma Financial
                                                                        Information
                  4.  Terms of the Transaction........................  The Merger -- Background of the Merger, -- Approval
                                                                        of NME Board of Directors; Reasons for the Merger,
                                                                        -- Approval of AMH Board of Directors; Reasons for
                                                                        the Merger, -- Opinion of Salomon Brothers Inc, --
                                                                        Stockholder Consent, -- Terms of the Merger, --
                                                                        Certain Federal Income Tax Consequences of the
                                                                        Merger, -- Accounting Treatment of the Merger, --
                                                                        Appraisal Rights in the Merger, -- Comparative
                                                                        Rights of Stockholders
                  5.  Pro Forma Financial Information.................  Pro Forma Financial Information
                  6.  Material Contracts with the Company Being
                      Acquired........................................  The Merger -- Background of the Merger
                  7.  Additional Information Required for Reoffering
                      by Persons and Parties Deemed to be
                      Underwriters....................................  Not Applicable
                  8.  Interests of Named Experts
                      and Counsel.....................................  Not Applicable
                  9.  Disclosure of Commission Position
                      on Indemnification for Securities Act
                      Liabilities.....................................  Not Applicable

                                                                                            LOCATION OR
                                                                                      CAPTION IN INFORMATION
ITEM OF FORM S-4                                                                       STATEMENT/PROSPECTUS
- ----------------------------------------------------------------------  ---------------------------------------------------
B.         INFORMATION ABOUT THE REGISTRANT

                 10.  Information with Respect to
                      S-3 Registrants.................................  Available Information; Incorporation of Documents
                                                                        by Reference; Summary; Selected Information
                                                                        Concerning NME and AMH
                 11.  Incorporation of Certain Information by
                      Reference.......................................  Available Information; Incorporation of Documents
                                                                        by Reference
                 12.  Information with Respect to S-2 or
                      S-3 Registrants.................................  Not Applicable
                 13.  Incorporation of Certain Information by
                      Reference.......................................  Not Applicable
                 14.  Information with Respect to Registrants Other
                      Than S-2 or S-3 Registrants.....................  Not Applicable

C.         INFORMATION ABOUT THE COMPANY
           BEING ACQUIRED

                 15.  Information with Respect to
                      S-3 Companies...................................  Available Information; Incorporation of Documents
                                                                        by Reference; Summary
                 16.  Information with Respect to S-2 or
                      S-3 Companies...................................  Not Applicable
                 17.  Information with Respect to Companies Other Than
                      S-2 or S-3 Companies............................  Not Applicable

D.         VOTING AND MANAGEMENT INFORMATION

                 18.  Information if Proxies, Consents or
                      Authorizations Are to be Solicited..............  Not Applicable
                 19.  Information if Proxies, Consents or
                      Authorizations Are Not to be Solicited, or in an
                      Exchange Offer..................................  Cover Page; Incorporation of Documents by
                                                                        Reference; The Merger -- Appraisal Rights in the
                                                                        Merger, -- Interests of Certain Persons in the
                                                                        Merger

      AMERICAN MEDICAL HOLDINGS, INC.              NATIONAL MEDICAL ENTERPRISES, INC.
           14001 Dallas Parkway                           2700 Colorado Avenue
            Dallas, Texas 75240                      Santa Monica, California 90404

               --------------------------------------------------
                        INFORMATION STATEMENT/PROSPECTUS
               --------------------------------------------------

    This Information Statement/Prospectus constitutes the Information Statement of American Medical Holdings, Inc., a Delaware corporation ("AMH"), to be used in connection with the dissemination of information to its stockholders with respect to the proposed merger (the "Merger") of AMH Acquisition Co., a Delaware corporation ("Merger Sub") that is a newly formed, wholly owned subsidiary of National Medical Enterprises, Inc., a Nevada corporation ("NME"), with and into AMH. Pursuant to Section 251 of the Delaware General Corporation Law, the affirmative vote of at least a majority of the outstanding shares of common stock, par value $0.01 per share, of AMH (the "AMH Common Stock") is required to approve and adopt the Merger and the Merger Agreement (as defined below). As of the date of this Information Statement/Prospectus, holders of approximately 61.4% of the outstanding shares of AMH Common Stock have voted in favor of the approval and adoption of the Merger and the Merger Agreement. Accordingly, no further stockholder action is required by stockholders of AMH. AMH IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND AMH A PROXY. See "The Merger
- -- Background of the Merger" and "-- Terms of the Merger -- Stockholder Approval; Stockholder Agreements."

    As a result of the Merger, AMH will become a wholly owned subsidiary of NME. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of October 10, 1994 (the "Merger Agreement"), by and among NME, Merger Sub and AMH, a copy of which is attached hereto as Annex A. See "The Merger." At the effective time of the Merger, each outstanding share of AMH Common Stock (other than shares held by AMH stockholders who have elected appraisal rights and shares held by NME and its subsidiaries) will be converted into the right to receive (i) 0.42 of a share of NME common stock, par value $0.075 per share (the "NME Common Stock") and (ii) $19.00 in cash ($19.25 if the Merger is consummated after March 31, 1995) (collectively, the "Merger Consideration"). Under certain limited circumstances, AMH stockholders will, at the option of AMH, be entitled to receive $6.88 in cash in lieu of the fraction of a share of NME Common Stock constituting part of the Merger Consideration. See "The Merger -- Terms of the Merger."

    AMH intends to declare a special dividend of $.10 per share of AMH Common Stock payable on February 28, 1995 to stockholders of record on February 10, 1995. See "The Merger -- Terms of the Merger -- Special Dividend."

    This Information Statement/Prospectus also constitutes the Prospectus of NME with respect to the shares of NME Common Stock to be issued in connection with the Merger, other than the shares to be received by the AMH stockholders that previously have voted in favor of the approval and adoption of the Merger and the Merger Agreement. NME has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of NME Common Stock to be issued in connection with the Merger and to which this Information Statement/Prospectus relates.

    This   Information  Statement/Prospectus  is  first   being  mailed  to  AMH
stockholders on or about January 31, 1995.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER NME OR AMH. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR THE SALE OF ANY SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NME OR AMH SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF AMH WITH RESPECT TO THE MERGER.

                           --------------------------

    THE SHARES OF NME COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

AMH IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND AMH A PROXY.

     THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS JANUARY 30, 1995.

                             AVAILABLE INFORMATION

    NME has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act. This Information Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to NME and the shares of NME Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

    In addition, each of NME and AMH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by NME and AMH can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and material filed by NME can also be inspected at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    THIS INFORMATION STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO NME AND AMH WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, ON REQUEST BY ANY PERSON TO WHOM THIS INFORMATION STATEMENT/PROSPECTUS IS DELIVERED, FROM NME, 2700 COLORADO AVENUE, SANTA MONICA, CALIFORNIA 90404, ATTENTION: SCOTT M. BROWN, ESQ., SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, TELEPHONE NUMBER (310) 998-8000; OR AMH, 14001 DALLAS PARKWAY, DALLAS, TEXAS 75240, ATTENTION: THOMAS J. SABATINO, JR., ESQ., VICE PRESIDENT AND GENERAL COUNSEL, TELEPHONE NUMBER (214) 789-2200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 22, 1995.

    The following NME documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the fiscal year ended May 31, 1994 (as amended, the "NME 10-K");

    2. Form 10-K/A filed with the Commission on January 18, 1995, which amends the aforesaid Annual Report on Form 10-K;

    3. Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 1994 and November 30, 1994;

    4. The portions of NME's Proxy Statement for the Annual Meeting of Shareholders held on September 28, 1994 (the "NME Proxy Statement") that have been incorporated by reference into the NME 10-K;

    5. The portions of NME's 1994 Annual Report to Shareholders for the fiscal year ended May 31, 1994 (the "NME Annual Report") that have been incorporated by reference into the NME 10-K;

    6. The description of the NME Common Stock which is contained in NME's Registration Statement on Form 8-A filed with the Commission on April 8, 1971, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

    7. The description of certain preferred stock purchase rights attached to the NME Common Stock which is contained in NME's Registration Statement on Form 8-A filed with the Commission on December 9, 1988, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

    The following AMH documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the fiscal year ended August 31, 1994 (as amended, the "AMH 10-K");

    2. Form 10-K/A filed with the Commission on December 19, 1994, which amends the aforesaid Annual Report on Form 10-K;

    3. Form 10-K/A filed with the Commission on January 4, 1995, which amends the aforesaid Annual Report on Form 10-K; and

    4. Quarterly Report on Form 10-Q for the quarterly period ended November 30, 1994.

    All documents and reports subsequently filed by NME or AMH pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the effective time of the Merger shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Information Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Information Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Information Statement/Prospectus, except as so modified or superseded.

                       NATIONAL MEDICAL ENTERPRISES, INC.
                        AMERICAN MEDICAL HOLDINGS, INC.
                        INFORMATION STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Available Information............................           2
Incorporation of Documents by Reference..........           2
Summary
  General........................................           5
  The Companies..................................           5
  The Merger.....................................           6
  Comparative Stock Prices and Dividends.........          10
  Risk Factors...................................          10
  Selected Historical Financial Information......          11
    National Medical Enterprises, Inc.
     and Subsidiaries Selected Historical
     Financial Data..............................          11
    American Medical Holdings, Inc.
     and Subsidiaries Selected Historical
     Financial Data..............................          13
  Summary Pro Forma Financial Information........          15
Introduction.....................................          17
Risk Factors
  Competition....................................          18
  Limits on Reimbursement........................          18
  Extensive Regulation...........................          18
  Healthcare Reform Legislation..................          19
  Certain Legal Proceedings......................          20
  Income Tax Examinations........................          20
  Dependence on Key Personnel
   and Physicians................................          20
  Professional Liability Insurance...............          21
  Certain Financing Considerations; Leverage.....          21
  Potential Conflicts of Interest................          22
  Factors Affecting Market Price of
   NME Common Stock..............................          22
  Shares Eligible for Future Issuance
   and Sale......................................          22
  Certain Anti-Takeover Provisions...............          23
The Merger
  Background of the Merger.......................          23
  Approval of NME Board of Directors;
   Reasons for the Merger........................          29
  Approval of AMH Board of Directors;
   Reasons for the Merger........................          30
  Opinion of Salomon Brothers Inc................          31
  Stockholder Consent............................          35
  Terms of the Merger............................          36
    Closing; Effective Time......................          37
    AMH Stock Options............................          37
    Directors and Officers of the Surviving
     Corporation.................................          37
    Directors and Principal Officers of NME......          38
    Exchange of Certificates.....................          38
    Fractional Shares............................          38
    Representations and Warranties...............          39
    Registration Rights..........................          39
    Special Dividend.............................          39
    Conditions...................................          39
    Business of AMH and NME Pending
     the Merger..................................          40
    Certain Employee Benefits....................          41
    Termination..................................          41
    Acquisition Proposals........................          42
    Liquidated Damages...........................          42
    Indemnification and Insurance................          43
    Amendment and Waiver.........................          43
    Expenses.....................................          43
    Stockholder Approval; Stockholder
     Agreements..................................          43
  Certain Federal Income Tax Consequences........          46
  Accounting Treatment of the Merger.............          46

                                                      PAGE
                                                      -----
  Interests of Certain Persons in the Merger.....          47
    AMH Stockholders Agreement...................          47
    Stock Option Plans...........................          47
    NME Stock Option Grants......................          48
    Severance Pay................................          48
    1990 Supplemental Benefit Plan...............          48
    Tax Gross-Up.................................          49
    Medical Benefits Continuation................          49
    Incentive Compensation Plans.................          49
    Directors' Retirement Plan...................          50
    Loan to Mr. Casey............................          50
    Directors and Officers of NME and the
     Surviving Corporation.......................          50
    Casey Letter of Understanding................          50
    Financial Advisor Fees.......................          50
    Indemnification and Insurance................          51
    Waiver of Vesting Provisions in NME Director
     Stock Option Plan...........................          51
  Appraisal Rights in the Merger.................          51
  Regulatory Approval............................          53
  Litigation Relating to the Merger..............          53
  Comparative Stock Prices and Dividends.........          54
  Comparative Rights of Stockholders.............          55
    Directors....................................          56
    Removal of Directors; Filling Vacancies on
     the
     Board of Directors..........................          56
    Limitation on Directors' Liability...........          57
    Indemnification..............................          57
    Restrictions on Business Combinations/
     Corporate Control...........................          57
    Stockholder Action by Written Consent;
     Special Meetings............................          57
    Amendment or Repeal of the Certificate of
     Incorporation and Bylaws....................          58
    Cumulative Voting............................          58
    Stockholder Vote for Merger..................          58
    Appraisal Rights in Mergers..................          59
    Dividends....................................          59
    Rights Plan..................................          59
    AMH Stockholders Agreement...................          59
Financing for the Merger and the Related
 Transactions
  Merger Financing...............................          60
  Related Transactions...........................          60
    The AMI Tender Offers........................          60
    The AMI Redemptions..........................          61
    The NME Tender Offers........................          62
    The Refinancing of the NME and AMI Credit
     Facilities and Other Indebtedness...........          62
  Sources and Uses of Funds......................          62
  The New Credit Facility........................          64
  The Public Offering............................          64
    The New Senior Notes.........................          64
    The New Subordinated Notes...................          64
Pro Forma Financial Information..................          65
Notes to Unaudited Pro Forma Condensed Combined
 Financial Statements............................          70
Selected Information Concerning NME and AMH
  National Medical Enterprises, Inc..............          73
    Certain Legal Proceedings....................          74
  American Medical Holdings, Inc.................          74
    AMI Convertible Debentures...................          75
  Additional Information.........................          75
Legal Matters....................................          75
Experts..........................................          75

Annex A       --      Agreement and Plan of Merger, dated as of October 10, 1994, by and among National Medical
                      Enterprises, Inc., AMH Acquisition Co. and American Medical Holdings, Inc.
Annex B       --      Delaware General Corporation Law -- Section 262 -- Appraisal Rights
Annex C       --      Opinion of Salomon Brothers Inc

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING, OR INCORPORATED BY REFERENCE, ELSEWHERE HEREIN. STOCKHOLDERS OF AMERICAN MEDICAL HOLDINGS, INC. ARE URGED TO REVIEW THE ENTIRE INFORMATION STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

GENERAL

    This Information Statement/Prospectus is being provided to stockholders of American Medical Holdings, Inc., a Delaware corporation ("AMH"), in connection with the proposed merger (the "Merger") of AMH Acquisition Co., a Delaware corporation ("Merger Sub") that is a newly formed, wholly owned subsidiary of National Medical Enterprises, Inc., a Nevada corporation ("NME"), with and into AMH. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of October 10, 1994 (the "Merger Agreement"), by and among NME, Merger Sub and AMH, a copy of which is attached hereto as Annex A. See "The Merger."

THE COMPANIES

    NME. NME is a leading investor-owned healthcare company that operates general hospitals and related healthcare facilities serving primarily urban and regional areas in the United States and abroad and that holds investments in other healthcare companies. At November 30, 1994, NME operated 33 domestic general hospitals, with a total of 6,622 licensed beds, located in California, Florida, Louisiana, Missouri, Tennessee and Texas. NME operates six rehabilitation hospitals, seven long-term care facilities and four psychiatric facilities located on the same campus as, or nearby, NME's general hospitals. In addition, NME operates ancillary facilities, including outpatient surgery centers, home healthcare programs and ambulatory, occupational and rural healthcare clinics. Through its international hospital division, NME also operated 13 general hospitals in Australia, Singapore, Spain and Malaysia with a total of 1,693 licensed beds at November 30, 1994.

    NME's investments in other healthcare companies include: (i) an approximately 27% voting interest in The Hillhaven Corporation ("Hillhaven"), a publicly traded company listed on the New York Stock Exchange (the "NYSE") that operated 287 long-term care facilities, 57 pharmacies and 19 retirement housing communities in the United States at November 30, 1994; (ii) an approximately 42% interest in Westminster Health Care Holdings PLC ("Westminster"), a publicly traded company listed on the London Stock Exchange that operated 65 long-term care facilities in the United Kingdom at November 30, 1994; (iii) an approximately 23% interest in Total Renal Care, Inc. ("TRC"), which operated 42 freestanding kidney dialysis units in nine states at November 30, 1994; and (iv) an approximately 23% interest in Health Care Property Partners, a partnership that leases 21 long-term care facilities to Hillhaven and two general hospitals to NME. NME's principal executive offices are located at 2700 Colorado Avenue, Santa Monica, California 90404, telephone number (310) 998-8000. See "Selected Information Concerning NME and AMH -- National Medical Enterprises, Inc."

    AMH. AMH is a leading investor-owned healthcare company that operates general hospitals and related healthcare facilities serving primarily urban and regional areas in 13 states. At November 30, 1994, AMH operated 37 general hospitals with a total of 8,831 licensed beds and one psychiatric facility with 171 licensed beds. The AMH hospitals are located in Texas, Florida, California, Louisiana, Missouri, Tennessee, Arkansas, North Carolina, South Carolina, Georgia, Alabama, Indiana and Nebraska. AMH also operates ancillary facilities located on the same campus as, or nearby, many of its hospitals, including outpatient surgery centers, rehabilitation units, long-term care facilities, home healthcare programs and ambulatory, occupational and rural healthcare clinics. AMH's principal executive offices are located at 14001 Dallas Parkway, Dallas, Texas 75240, telephone number (214) 789-2200. See "Selected Information Concerning NME and AMH -- American Medical Holdings, Inc."

THE MERGER

    GENERAL. Pursuant to the Merger Agreement, Merger Sub will be merged with and into AMH. As a result of the Merger, AMH will become a wholly owned subsidiary of NME and each outstanding share of common stock, par value $0.01 per share, of AMH (the "AMH Common Stock"), other than shares held by AMH stockholders who have elected appraisal rights and shares held by NME and its subsidiaries, will be converted into the right to receive (i) 0.42 of a share of common stock, par value $0.075 per share, of NME (the "NME Common Stock") and
(ii) $19.00 in cash ($19.25 if the Merger is consummated after March 31, 1995) (collectively, the "Merger Consideration"). Under certain limited circumstances, AMH stockholders will, at the option of AMH, be entitled to receive $6.88 in cash per share in lieu of the fraction of a share of NME Common Stock constituting part of the Merger Consideration. The terms of the Merger Agreement are more fully described under "The Merger -- Terms of the Merger."

    THE AMH SPECIAL DIVIDEND. AMH intends to declare a special dividend (the "AMH Special Dividend") with respect to AMH Common Stock of $.10 per share payable on February 28, 1995 to stockholders of record on February 10, 1995. See "The Merger -- Terms of the Merger -- Special Dividend."

    AMH STOCK OPTIONS. As of January 10, 1995, options to purchase 3,280,567 shares of AMH Common Stock (the "AMH Options") had been granted and remained outstanding and unexercised. At the Effective Time (as hereinafter defined), except as described below, each AMH Option that is outstanding and unexercised (other than certain AMH Options held by members of AMH's management), whether vested or unvested, will be cancelled in consideration for payments by AMH promptly after the Effective Time to holders of AMH Options of cash in an amount equal to (i) the product of (A) the sum of (x) $19.00 ($19.25 if the Merger is consummated after March 31, 1995), plus (y) 0.42 times the average closing sales price of a share of NME Common Stock on the NYSE over the ten consecutive trading days immediately preceding the consummation of the Merger and (B) the number of shares of AMH Common Stock subject to AMH Options, less (ii) the exercise price of such AMH Options. The foregoing notwithstanding, selected executive employees of AMH who hold approximately 1,220,200 AMH Options have agreed with AMH to cancel their AMH Options in exchange, promptly after the Effective Time, for an amount in cash and NME Common Stock equal to the Merger Consideration less an amount equal to the exercise price per share that such employees would have paid to AMH had they exercised their AMH Options prior to the Effective Time. See "The Merger -- Terms of the Merger -- AMH Stock Options" and "-- Interests of Certain Persons in the Merger."

    EFFECTIVE TIME OF THE MERGER. The Merger will become effective at the time and on the date that a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger (the "Effective Time"). It is presently contemplated that the Effective Time will occur as soon as practicable after the conditions specified in the Merger Agreement are satisfied or waived. See "The Merger -- Terms of the Merger
- -- Closing; Effective Time."

    EXCHANGE OF AMH STOCK CERTIFICATES. Promptly after the Effective Time, instructions with regard to the surrender of stock certificates, together with a letter of transmittal to be used for this purpose, will be furnished by mail, or made available for delivery at the principal office of the exchange agent appointed therefor, to all AMH stockholders for use in exchanging their stock certificates for the Merger Consideration they will be entitled to receive as a result of the Merger. STOCKHOLDERS OF AMH SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED OR ARE AVAILABLE FOR DELIVERY. See "The Merger -- Terms of the Merger
- -- Exchange of Certificates."

    APPROVAL BY AMH STOCKHOLDERS. AMH has received written consents executed by the holders of record of approximately 61.4% of the outstanding shares of AMH Common Stock approving and adopting the Merger and the Merger Agreement pursuant to the terms of Stockholder Voting and Profit Sharing Agreements between such stockholders and NME, dated as of October 10, 1994 (the

"Stockholder Agreements"). The terms of the Stockholder Agreements were negotiated between NME and representatives of the AMH stockholders which are parties thereto. In addition, certain terms included in the Merger Agreement, including (i) undertakings with regard to reimbursement by AMH to those stockholders of any Alternate Transaction Payments (as hereinafter defined) to NME in specified circumstances and (ii) a continuing covenant by NME to file and maintain the effectiveness of a registration statement under the Securities Act to permit resales by affiliates of AMH (including the AMH stockholders who are parties to the Stockholder Agreements) of NME Common Stock received by them in the Merger, were incorporated as a result of negotiations between the stockholders' representatives and NME. The form of the Stockholder Agreements is attached as Exhibit A to Annex A hereto. Accordingly, no further action by other stockholders of AMH is required to approve the Merger. In accordance with the rules and regulations of the Commission under the Exchange Act, the Merger may not be consummated prior to March 1, 1995, the 20th business day following the date this Information Statement/Prospectus is given or sent to the stockholders of AMH. See "The Merger -- Terms of the Merger -- Stockholder Approval; Stockholder Agreements" and "-- Interests of Certain Persons in the Merger."

    CONDITIONS TO THE MERGER. The obligations of the parties to consummate the Merger are subject to the satisfaction of certain conditions, including, among other things, the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act (as defined below). The HSR Act waiting period has expired with respect to the Merger. See "The Merger -- Terms of the Merger -- Conditions."

    ANTITRUST MATTERS. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), which provides that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and unless certain waiting period requirements are met. On October 28, 1994, the Notification and Report Forms for the Merger required pursuant to the HSR Act were filed by both NME and AMH. The HSR Act waiting period has expired with respect to the Merger. See "The Merger -- Regulatory Approval."

    MANAGEMENT OF NME AFTER THE MERGER. NME will take such action as may be necessary to increase the size of the Board of Directors of NME from ten members to 13 members, and it is currently anticipated that Robert W. O'Leary, Chairman of the Board and Chief Executive Officer of AMH and American Medical
International, Inc., a Delaware corporation ("AMI") that is a wholly owned subsidiary of AMH, and John T. Casey, President and Chief Operating Officer of AMH and AMI, each of whom is currently a director of AMH, and Thomas J. Pritzker, a director of the general partner of a limited partnership which is a general partner of GKH (as hereinafter defined), will be nominated and appointed as of the date following the Effective Time to fill the vacancies created by such increase in the size of the Board of Directors of NME. See "The Merger -- Terms of the Merger -- Directors and Principal Officers of NME" and "-- Interests of Certain Persons in the Merger." It also is anticipated that after consummation of the Merger, Jeffrey C. Barbakow will continue to serve as Chairman of the Board and Chief Executive Officer of NME and Messrs. O'Leary and Casey will serve as Co-Vice Chairmen of the Board of Directors of NME. Michael
H. Focht, Sr. will continue to serve as a director and as President and Chief Operating Officer of NME. See "The Merger -- Terms of the Merger -- Directors and Principal Officers of NME."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. In reviewing the actions taken by the Board of Directors and certain stockholders of AMH with respect to the Merger Agreement and the transactions contemplated thereby, AMH stockholders should be aware that certain members of the management and the Board of Directors of AMH, as well as certain stockholders of AMH, have certain interests in the Merger that are in addition to the interests of stockholders of AMH generally (including acceleration of stock options, certain tax gross-up payments relating to "excess parachute payments," vesting under certain AMH benefit plans, certain severance agreements and medical and retirement benefit programs for the benefit of certain members of the management and directors of

AMH and the payment of financial advisory fees to certain of the parties to the Stockholder Agreements or their affiliates). The AMH stockholders that have executed the Stockholder Agreements and which in the aggregate own approximately 61.4% of the outstanding AMH Common Stock, namely: GKH Investments, L.P. (the "Fund"); GKH Private Limited ("GKHPL"), a corporation the assets of which are managed by GKH Partners, L.P. ("GKH"), the general partner of the Fund; Mellon Bank, N.A., as trustee of First Plaza Group Trust ("First Plaza"); MB L.P. I ("MBLP") and 1987 Merchant Investment Partnership ("1987 MIP"); also are parties with certain other stockholders of AMH to an Amended and Restated Stockholders Agreement dated as of July 30, 1991 (the "AMH Stockholders Agreement"). Under the terms of the AMH Stockholders Agreement, the Fund, GKHPL, First Plaza, MBLP and 1987 MIP (MBLP and 1987 MIP are affiliates of CS First Boston Corporation ("CS First Boston"), financial advisor to AMH in connection with the Merger), together with the other parties thereto, have the right to designate, and have designated, a majority of the nominees who have been elected to AMH's Board of Directors and, accordingly, effectively control the selection of executive officers and other key employees and the establishment of AMH's operating policies. AMH has also retained and agreed to pay financial advisory fees in connection with services performed by CS First Boston and GKH in conjunction with the Merger Agreement in the aggregate amount of $10,000,000, plus reimbursement of up to $100,000 of expenses, pursuant to the recommendation of an independent committee of the Board of Directors of AMH and upon approval of retention of such persons to act as financial advisors by the Board of Directors of AMH (with the interested directors abstaining with respect thereto). See "The Merger -- Interests of Certain Persons in the Merger."

    STOCKHOLDER AGREEMENTS. In connection with, and as a condition and inducement to, NME's execution of the Merger Agreement, certain stockholders of AMH agreed to enter into the Stockholder Agreements with NME. Pursuant to such agreements, which were delivered subsequent to the execution of the Merger Agreement, such stockholders have (i) voted all of the shares of AMH Common Stock owned by them to approve and adopt the Merger and the Merger Agreement,
(ii) granted certain irrevocable proxies to NME with respect to the voting of such shares in specified circumstances for a limited term and (iii) agreed to pay to NME any amounts received by them from the sale of any shares of AMH Common Stock under certain circumstances to the extent the sale price exceeds certain amounts, which payments are subject to reimbursement to such stockholders of up to $75 million by AMH. See "The Merger -- Terms of the Merger
- -- Stockholder Approval; Stockholder Agreements."

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time under certain circumstances, which include, among others, by: (a) the mutual written consent of AMH and NME;
(b) action of the Board of Directors of either AMH or NME (i) if the Merger shall not have been consummated by May 31, 1995 or (ii) if any court of competent jurisdiction or Federal or state agency shall have issued an order, decree or ruling enjoining or prohibiting the Merger that has become final and nonappealable; (c) action of the Board of Directors of AMH, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders, the Board of Directors of AMH determines that such termination is required by reason of an Acquisition Proposal (as defined in the Merger Agreement) having been made to AMH, (ii) there has been a breach by NME or Merger Sub of any representation or warranty contained in the Merger Agreement which would have or would be likely to have a material adverse effect on NME,
(iii) there has been a material breach by NME of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach, or (iv) on or prior to the earlier of May 31, 1995 or the Effective Time, NME has been unable to secure the requisite financing to consummate the Merger; or (d) action of the Board of Directors of NME, if (i) there has been a breach by AMH of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on AMH or (ii) there has been a material breach by AMH of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. The termination of the Merger Agreement under certain circumstances obligates either NME or AMH, as required by the Merger Agreement, to pay to the other party certain liquidated damage payments. See "The Merger -- Terms of the Merger -- Termination" and "-- Liquidated Damages."

    LIQUIDATED DAMAGES. If the Merger Agreement is terminated prior to the Effective Time by the Board of Directors of AMH in the exercise of its good faith judgment as to its fiduciary duties to its stockholders after receiving an Acquisition Proposal, as set forth above, NME shall be entitled to receive liquidated damages in an amount equal to $75 million. If the Merger Agreement is terminated pursuant to certain other provisions in the Merger Agreement, the terminating party shall be entitled to receive liquidated damages in an amount equal to $150 million. If the liquidated damage payment is made, in the absence of fraud or a willful breach of the Merger Agreement, the party making such payment shall have no further obligation with respect to the payment of damages under the Merger Agreement. See "The Merger -- Terms of the Merger -- Stockholder Approval; Stockholder Agreements" and "-- Liquidated Damages."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. The receipt by an AMH stockholder of cash and NME Common Stock in exchange for AMH Common Stock in the Merger (or the receipt of cash upon the exercise of appraisal rights or in certain specified circumstances) will be a taxable transaction for Federal income tax purposes and may be taxable under state, local or foreign tax laws as well. Stockholders of AMH will recognize gain or loss equal to the difference between the tax basis for the AMH Common Stock surrendered in the Merger and the sum of the (i) cash and (ii) fair market value of the NME Common Stock received in the Merger. Such gain or loss will be capital gain or loss if the AMH Common Stock exchanged in the Merger has been held as a capital asset by the exchanging AMH stockholder and will be long-term if the AMH Common Stock has been held for more than one year. See "The Merger -- Certain Federal Income Tax Consequences."

    RESALE RESTRICTIONS. All shares of NME Common Stock received by AMH stockholders in the Merger will be freely transferable, except that the 20,001,739 shares of NME Common Stock received by persons that are parties to the Stockholder Agreements and/or may be deemed to be "affiliates" (as defined under the Securities Act) of AMH at the Effective Time may be resold by them only in certain permitted circumstances; provided, however, pursuant to the Merger Agreement, NME has agreed to file and have declared effective under the Securities Act, no later than the Effective Time, a registration statement to permit resales of shares of NME Common Stock received by such "affiliates" as part of the Merger Consideration. Effectiveness of such registration statement is a condition to AMH's obligation to consummate the Merger. See "The Merger -- Terms of the Merger -- Registration Rights."

    STOCK EXCHANGE LISTING. The NME Common Stock is listed on the NYSE and the Pacific Stock Exchange. NME has agreed to use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing on the NYSE and PSE of the shares of NME Common Stock to be issued in connection with the Merger. The listing of the NME Common Stock on the NYSE is a condition to AMH's obligation to consummate the Merger. See "The Merger -- Terms of the Merger -- Conditions."

    APPRAISAL RIGHTS. Holders of AMH Common Stock, subject to certain conditions, have the right to demand appraisal of, and to obtain payment for, the "fair value" of their shares by following the procedures prescribed in
Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Annex B. Holders of AMH Common Stock that elect to demand appraisal should read carefully the information on the required steps set forth under "The Merger -- Appraisal Rights in the Merger." FAILURE TO TAKE ANY OF THE STEPS REQUIRED UNDER SECTION 262 ON A TIMELY BASIS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. See "The Merger -- Appraisal Rights in the Merger" and Annex B.

    ACCOUNTING  TREATMENT.   The  Merger  will be  accounted  for as  a purchase
transaction. See "The Merger -- Accounting Treatment of the Merger."

    COMPARATIVE RIGHTS OF STOCKHOLDERS OF AMH AND NME. The rights of holders of AMH Common Stock are currently governed by Delaware law and the Restated Certificate of Incorporation and

Amended Bylaws of AMH. Upon consummation of the Merger, holders of AMH Common Stock will become holders of NME Common Stock, and their rights as holders of NME Common Stock will be governed by Nevada law and the Restated Articles of Incorporation, as amended (the "NME Articles of Incorporation"), and the Restated Bylaws, as amended (the "NME Bylaws"), of NME. There are various differences between the rights of AMH stockholders and the rights of NME shareholders, including, among others, certain provisions of the NME Articles of Incorporation, that may have the effect of deterring or making it more difficult for a third party to acquire control of NME. See "The Merger -- Comparative Rights of Stockholders."

    APPROVALS OF THE BOARDS OF DIRECTORS. The Board of Directors of NME has unanimously approved (with one director absent) the Merger Agreement. The Board of Directors of AMH has unanimously approved the Merger Agreement. For a discussion of the factors considered by the respective Boards of Directors in reaching their decisions, see "The Merger -- Approval of NME Board of Directors; Reasons for the Merger" and "-- Approval of AMH Board of Directors; Reasons for the Merger."

    OPINION OF FINANCIAL ADVISOR. On October 10, 1994, Salomon Brothers Inc ("Salomon") delivered its opinion to the Board of Directors of AMH to the effect that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the holders of AMH Common Stock (other than NME or any of its affiliates). See "The Merger -- Opinion of Salomon Brothers Inc".

    Copies of the full text of the written opinion of Salomon which sets forth the assumptions made, procedures followed, matters considered and limits of its review is attached to this Information Statement/Prospectus as Annex C and should be read in its entirety. See "The Merger -- Opinion of Salomon Brothers Inc".

    EFFECT OF THE MERGER ON CERTAIN AMI INDEBTEDNESS. At the Effective Time, the holders of approximately $550 million principal amount of outstanding debt securities of AMI may have the right to require AMI to repurchase such debt securities at 101% of the principal amount thereof, plus accrued interest through the repurchase date. NME currently intends to (i) cause AMI to repurchase any such debt securities properly tendered for repurchase and (ii) transfer to AMI, from borrowings under the New Credit Facility (as hereinafter defined), the amount of funds necessary to consummate such repurchases. See "Risk Factors -- Certain Financing Considerations; Leverage" and "Financing for the Merger and the Related Transactions -- The New Credit Facility." Consummation of the Merger would also constitute an event of default in respect of AMI's credit facility. Accordingly, NME anticipates that indebtedness under such AMI credit facility will be repaid or otherwise refinanced. AMH has the right to terminate the Merger Agreement and receive liquidated damages if NME has not obtained sufficient financing for the Merger by the earlier of May 31, 1995 or the Effective Time. See "The Merger -- Terms of the Merger -- Termination" and "-- Liquidated Damages." In addition, as of January 10, 1995, there was outstanding approximately $19.0 million principal amount of AMI convertible debentures which are convertible into shares of AMH Common Stock. At and after the Effective Time, such convertible debentures will become convertible into the Merger Consideration payable with respect to the number of shares of AMH Common Stock into which such convertible debentures were convertible immediately prior to the Effective Time. See "Selected Information Concerning NME and AMH -- American Medical Holdings, Inc. -- AMI Convertible Debentures."

COMPARATIVE STOCK PRICES AND DIVIDENDS
    For information with respect to market prices of and dividends on the NME Common Stock and the AMH Common Stock, see "The Merger -- Comparative Stock Prices and Dividends."

RISK FACTORS

    The information set forth under "Risk Factors" should be reviewed and carefully considered in evaluating the Merger and the ownership of the NME Common Stock to be issued in the Merger.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
              NATIONAL MEDICAL ENTERPRISES, INC. AND SUBSIDIARIES
                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables set forth selected historical financial data and other operating information for NME for each of the fiscal years in the five-year period ended May 31, 1994 and for the six months ended November 30, 1993 and 1994. The selected financial information for each of the five annual periods has been derived from the Consolidated Financial Statements of NME, which have been audited by KPMG Peat Marwick LLP, independent auditors for NME, and from the underlying accounting records of NME. The report of KPMG Peat Marwick LLP covering the May 31, 1994 Consolidated Financial Statements of NME refers to a change in the method of accounting for income taxes. The selected financial information for the six-month periods has been derived from unaudited condensed consolidated financial statements of NME and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of NME, are necessary for a fair presentation of such information. Operating results for the six months ended November 30, 1994 are not necessarily indicative of the results that may be expected for fiscal 1995.

    All information contained in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and with the Consolidated Financial Statements and related notes of NME included or incorporated by reference herein. Certain amounts derived from the consolidated statements of operations have been reclassified to conform with the presentation below.

                                                                                                 SIX MONTHS
                                                        YEARS ENDED MAY 31,                  ENDED NOVEMBER 30,
                                          ------------------------------------------------  ---------------------
                                          1990 (2)    1991      1992    1993 (3)  1994 (4)  1993 (4)    1994 (4)
                                          --------  --------  --------  --------  --------  ---------   ---------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA (1):
Net operating revenues..................  $2,914.0  $2,604.6  $2,934.3  $3,178.2  $2,943.2  $ 1,530.3   $ 1,301.6
Operating expenses:
  Salaries and benefits.................   1,373.0   1,157.7   1,328.1   1,464.8   1,293.4      698.1       556.2
  Supplies..............................     211.6     252.8     318.9     349.2     339.4      167.9       159.1
  Provision for doubtful accounts.......     114.7     133.7     123.1     114.6     107.0       58.5        46.8
  Other operating expenses..............     785.1     596.2     616.5     689.1     666.5      342.5       294.7
  Depreciation..........................     113.6     108.9     122.4     141.8     142.7       75.0        67.4
  Amortization..........................      16.5      16.2      18.4      18.6      18.1        9.5         7.7
  Restructuring charges (5).............        --        --      17.9      51.6      77.0         --          --
                                          --------  --------  --------  --------  --------  ---------   ---------
Operating income........................     299.5     339.1     389.0     348.5     299.1      178.8       169.7
Interest, net of capitalized portion....    (130.9)   (123.9)    (89.4)    (75.3)    (70.0)     (37.7)      (35.0)
Investment earnings.....................      29.5      29.1      28.7      21.1      27.7       14.1        10.4
Equity in earnings of unconsolidated
 affiliates.............................       2.9       5.3       6.7      12.5      23.8       14.7        12.4
Minority interest expense...............      (0.2)     (4.4)     (6.8)    (10.0)     (8.2)      (5.0)       (3.8)
Net gain/(loss) on disposals of
 facilities and long-term investments...      (0.3)     (0.1)     31.0     121.8      87.5       29.0        29.5
                                          --------  --------  --------  --------  --------  ---------   ---------
Income from continuing operations before
 income taxes...........................     200.5     245.1     359.2     418.6     359.9      193.9       183.2
Taxes on income.........................     (77.0)   (100.0)   (141.0)   (155.0)   (144.0)     (80.0)      (73.0)
                                          --------  --------  --------  --------  --------  ---------   ---------
Income from continuing operations.......  $  123.5  $  145.1  $  218.2  $  263.6  $  215.9  $   113.9   $   110.2
                                          --------  --------  --------  --------  --------  ---------   ---------
                                          --------  --------  --------  --------  --------  ---------   ---------
Earnings per common share from
 continuing operations, fully-diluted...  $   0.76  $   0.87  $   1.19  $   1.49  $   1.23  $    0.65   $    0.63
                                          --------  --------  --------  --------  --------  ---------   ---------
                                          --------  --------  --------  --------  --------  ---------   ---------
Cash dividends per common share.........  $   0.36  $   0.40  $   0.46  $   0.48  $   0.12  $    0.12          --
Ratio of earnings to fixed
 charges (6)............................       2.0x      2.3x      3.5x      4.3x      4.2x       4.2x        4.4x

                                                                                                     AS OF
                                                    AS OF MAY 31,                                 NOVEMBER 30,
                            -------------------------------------------------------------    ----------------------
                              1990         1991         1992         1993         1994         1993         1994
                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                             (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital
 (deficit)...............   $   249.0    $   346.0    $   223.9    $   155.9    $  (196.3)   $   466.8    $   (96.0)
Total assets.............     3,806.7      4,060.2      4,236.4      4,173.4      3,697.0      3,724.6      3,303.4
Long-term debt, excluding
 current
 portion.................     1,361.2      1,140.4      1,066.2        892.4        223.1        756.7        236.3
Shareholders' equity.....     1,257.9      1,762.3      1,674.0      1,752.1      1,319.9      1,475.7      1,434.6

- ------------------------------
(1) Results of operations for all periods presented exclude NME's psychiatric division which was discontinued as of November 30, 1993, but include other divested businesses through the date of their divestiture that were not classified as discontinued operations.

(2) Results of operations for the fiscal year ended May 31, 1990 include the operations of Hillhaven for the eight months ended January 31, 1990, on which date 85% of the common stock of Hillhaven was distributed to NME shareholders.

(3) Results of operations for periods prior to April 1993 include, on a consolidated basis, the results of Westminster, the ownership of which was reduced from approximately 90% to 42% at April 1993 through a public offering of Westminster common stock.

(4) Results of operations for the periods presented include the results, through the respective dates of sale, of 28 inpatient rehabilitation hospitals and 45 related satellite outpatient clinics sold in fiscal 1994, 23 long-term care facilities sold to Hillhaven in fiscal 1994 and TRC, in which NME sold an approximately 75% interest in August 1994. See Notes (l) and (v) of Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

(5) The restructuring charges for 1994 relate to a plan initiated by NME in April 1994 to significantly decrease overhead costs by reducing corporate and division staffing levels and selling the corporate headquarters building. In fiscal 1992 and fiscal 1993, the restructuring charges related to the combination of NME's rehabilitation hospital division into its general hospital division, a corporate overhead reduction program begun in April 1993, and severance costs incurred in connection with a change in senior executive management.

(6) The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables set forth selected historical financial data and other operating information for AMI, the predecessor company to AMH, for the two months ended October 31, 1989 and for AMH for the ten months ended August 31, 1990, for AMH for each of the fiscal years in the four-year period ended August 31, 1994 and for AMH for the three months ended November 30, 1993 and 1994. The selected information for the two months ended October 31, 1989 has been derived from the Consolidated Financial Statements of AMI which have been audited by Price Waterhouse LLP, independent accountants for AMI, and from the underlying accounting records of AMI. The selected information for the ten months ended August 31, 1990 and for the fiscal years in the four-year period ended August 31, 1994 has been derived from the Consolidated Financial Statements of AMH which have been audited by Price Waterhouse LLP, independent accountants for AMH, and from the underlying accounting records of AMH. The selected financial information for the three-month periods has been derived from unaudited condensed financial statements of AMH and reflects all adjustments (consisting of only normal recurring adjustments) that, in the opinion of the management of AMH, are necessary for a fair presentation of such information.

    All information contained in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and with the Consolidated Financial Statements and related notes of AMH included or incorporated by reference herein. Certain amounts from the consolidated statements of income of AMI and AMH have been reclassified to conform with the presentation below.

                                    AMI FOR THE
                                     TWO MONTHS              TEN MONTHS                 YEARS ENDED AUGUST 31,
                                       ENDED                   ENDED            --------------------------------------
                                OCTOBER 31, 1989 (1)   AUGUST 31, 1990 (1)(2)   1991 (3)  1992 (4)    1993      1994
                                --------------------   ----------------------   --------  --------  --------  --------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net operating revenues........         $480.9                 $2,052.4          $2,545.9  $2,237.9  $2,238.5  $2,381.7
Operating expenses:
  Salaries and benefits.......          176.9                    715.9             916.4     838.7     815.3     869.0
  Supplies....................           61.0                    254.4             318.7     316.5     315.9     340.0
  Provision for doubtful
   accounts...................           28.7                    119.8             162.8     163.8     148.1     165.5
  Other operating expenses....          132.0                    570.1             687.8     496.3     505.7     524.3
  Depreciation................           27.9                     98.8             126.3     109.6     110.3     118.1
  Amortization................            4.9                     28.6              39.1      39.4      37.1      38.6
  Merger costs................          128.2                       --                --        --        --        --
                                      -------               ----------          --------  --------  --------  --------
Operating income (loss).......          (78.7)                   264.8             294.8     273.6     306.1     326.2
Interest expense..............          (28.3)                  (298.1)           (330.4)   (214.5)   (180.5)   (157.2)
Investment earnings...........            3.9                     27.6              20.2       9.9      13.9       2.7
Minority interest expense.....           (2.5)                    (0.8)             (2.3)     (2.1)     (6.1)     (5.9)
Gain on disposals of
 facilities and long-term
 investments..................             --                       --              18.6     119.8        --      69.3
                                      -------               ----------          --------  --------  --------  --------
Income (loss) before income
 taxes........................         (105.6)                    (6.5)              0.9     186.7     133.4     235.1
Taxes on income...............           37.0                     (7.2)            (19.9)    (77.1)    (66.5)    (96.1)
                                      -------               ----------          --------  --------  --------  --------
Income (loss) before
 extraordinary losses.........         $(68.6)                $  (13.7)         $  (19.0) $  109.6  $   66.9  $  139.0
                                      -------               ----------          --------  --------  --------  --------
                                      -------               ----------          --------  --------  --------  --------
Earnings (loss) per common
 share before extraordinary
 losses.......................         $(0.98)                $  (0.27)         $  (0.38) $   1.43  $   0.87  $   1.80
Cash dividends per common
 share........................             --                       --                --        --        --        --
Ratio of earnings to fixed
 charges (5)..................             --                       --                --       1.8x      1.8x      2.4x


                                 THREE MONTHS
                                ENDED NOVEMBER
                                     30,
                                --------------
                                 1993    1994
                                ------  ------

STATEMENT OF OPERATIONS DATA:
Net operating revenues........  $558.2  $632.2
Operating expenses:
  Salaries and benefits.......   205.4   236.9
  Supplies....................    79.5    91.8
  Provision for doubtful
   accounts...................    39.0    42.1
  Other operating expenses....   126.7   140.2
  Depreciation................    29.1    31.5
  Amortization................     9.2     9.6
  Merger costs................      --      --
                                ------  ------
Operating income (loss).......    69.3    80.1
Interest expense..............   (39.4)  (39.7)
Investment earnings...........     0.6     0.4
Minority interest expense.....    (1.8)   (1.1)
Gain on disposals of
 facilities and long-term
 investments..................      --      --
                                ------  ------
Income (loss) before income
 taxes........................    28.7    39.7
Taxes on income...............   (12.2)  (16.7)
                                ------  ------
Income (loss) before
 extraordinary losses.........  $ 16.5  $ 23.0
                                ------  ------
                                ------  ------
Earnings (loss) per common
 share before extraordinary
 losses.......................  $ 0.21  $ 0.30
Cash dividends per common
 share........................      --      --
Ratio of earnings to fixed
 charges (5)..................     1.7x    1.9x

                                                              AS OF AUGUST 31,                      AS OF NOVEMBER 30,
                                            -----------------------------------------------------  --------------------
                                              1990       1991       1992       1993       1994       1993       1994
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital (deficit).................  $  (313.4) $  (263.4) $  (222.2) $  (140.0) $  (187.7) $  (137.9) $  (191.7)
Total assets..............................    3,595.7    3,153.5    2,963.3    2,868.4    2,976.5    2,828.8    3,024.8
Long-term debt, excluding current
 portion..................................    2,246.4    1,613.3    1,343.7    1,294.2    1,141.7    1,274.2    1,146.9
Stockholders' equity......................      332.0      552.2      663.7      697.8      848.7      714.2      873.6

- ----------------------------------
(1) AMH acquired AMI on October 26, 1989. The period from September 1, 1989 through October 31, 1989 includes the historical results of AMI and the periods after October 31, 1989 reflect the consolidated results of AMH and AMI.

(2) Operating results relating to nine domestic general hospitals and two psychiatric hospitals sold or under binding agreement to sell as of August 31, 1990 have been excluded from AMH's results of operations for the ten months ended August 31, 1990. Accordingly, AMH's results of operations for the ten months ended August 31, 1990 exclude net revenues, loss before taxes and net loss of $320.9 million, $35.1 million and $23.1 million, respectively, relating to assets sold or under binding agreement to sell as of August 31, 1990.

(3) Results of operations for fiscal 1991 include results from four domestic general hospitals, one psychiatric hospital, and certain other assets sold during that fiscal year.

(4) Results of operations for fiscal 1992 include results from four domestic general hospitals sold during that fiscal year.

(5) The ratio of earnings to fixed charges is calculated by dividing income before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of costs, and that portion of rental expense deemed to be representative of the interest component of rental expense. For the fiscal year ended August 31, 1991, the ten months ended August 31, 1990 and the two months ended October 31, 1989, earnings were inadequate to cover fixed charges by approximately $3.7 million, $20.6 million and $108.5 million, respectively.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

    The following table presents summary pro forma financial information derived from the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Information Statement/Prospectus. The summary pro forma financial information gives effect to the following transactions and events as if they had occurred at the beginning of each period presented for purposes of the pro forma statements of operations and other operating information and on November 30, 1994 for purposes of the pro forma balance sheet data: (i) the August 1994 sale of approximately 75% of the common stock of TRC; (ii) the March 1994 sale of one inpatient rehabilitation hospital and the January 1994 sale of 28 inpatient rehabilitation hospitals and 45 related satellite outpatient clinics; (iii) the February 1994 sale of four long-term care facilities and the September 1993 sale of 19 long-term care facilities to Hillhaven (all of which properties previously had been leased to Hillhaven); (iv) the elimination of restructuring charges recorded by NME of $77.0 million in fiscal 1994; (v) the elimination of certain non-recurring gains recorded by NME and AMH; (vi) the Merger, applying the purchase method of accounting; and (vii) the consummation of the public offering of approximately $1.0 billion aggregate principal amount of Senior Notes of NME and Senior Subordinated Notes of NME and the refinancing of certain indebtedness of NME and AMI.

    The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the financial position or results of operations of NME had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The following Summary Pro Forma Financial Information does not reflect certain cost savings that management believes may be realized following the Merger, currently estimated to be approximately $60.0 million annually beginning in fiscal 1996 (before any severance or other costs of implementing certain efficiencies). No assurances can be made as to the amount of cost savings, if any, that actually will be realized. The Unaudited Pro Forma Condensed Combined Financial Statements are based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the NME 10-K and the AMH 10-K, each of which is incorporated by reference herein, "Pro Forma Financial Information" and "Financing for the Merger and the Related Transactions."

    NME reports its financial information on the basis of a May 31 fiscal year. AMH reports its financial information on the basis of an August 31 fiscal year. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended May 31, 1994 combines NME's Consolidated Statement of Operations for the fiscal year ended May 31, 1994 with AMH's Consolidated Statement of Operations for the fiscal year ended August 31, 1994. The Unaudited Pro Forma Combined Statements of Operations for the six months ended November 30, 1993 and 1994 combine the Consolidated Statements of Operations of NME and AMH for the same six-month periods.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION
           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                                                         SIX MONTHS ENDED
                                                                                           NOVEMBER 30,
                                                                         YEAR ENDED   ----------------------
                                                                        MAY 31, 1994     1993        1994
                                                                        ------------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Net operating revenues................................................   $  4,965.7   $  2,374.9  $  2,555.4
Operating expenses:
  Salaries and benefits...............................................      1,986.4        962.1     1,021.2
  Supplies............................................................        664.6        311.1       343.0
  Provision for doubtful accounts.....................................        267.3        129.0       135.9
  Other operating expenses............................................      1,077.0        534.3       565.9
  Depreciation........................................................        238.3        118.2       123.9
  Amortization........................................................         71.4         35.3        35.3
                                                                        ------------  ----------  ----------
Operating income......................................................        660.7        284.9       330.2
Interest expense, net of capitalized portion..........................       (324.4)      (167.8)     (165.8)
Investment earnings...................................................         28.0         24.1         9.4
Equity in earnings of unconsolidated affiliates.......................         24.3         14.7        12.3
Minority interest expense.............................................        (11.1)        (6.5)       (5.4)
                                                                        ------------  ----------  ----------
Income from continuing operations before income taxes.................        377.5        149.4       180.7
Taxes on income.......................................................       (163.0)       (74.4)      (77.6)
                                                                        ------------  ----------  ----------
Income from continuing operations.....................................   $    214.5   $     75.0  $    103.1
                                                                        ------------  ----------  ----------
                                                                        ------------  ----------  ----------
Earnings per common share from continuing operations,
 fully diluted........................................................   $     1.03   $     0.36  $     0.50
Weighted average number of shares outstanding (in 000's)..............      214,277      213,305     214,657
Ratio of earnings to fixed charges (1)................................          1.9 x                    1.9x

                                                                                                                         AS OF
                                                                                                                     NOVEMBER 30,
                                                                                                                         1994
                                                                                                                    ---------------
BALANCE SHEET DATA:
Working capital...................................................................................................     $  242.1
Total assets......................................................................................................      7,700.1
Long-term debt, net of current portion............................................................................      3,581.8
Shareholders' equity..............................................................................................      1,924.1

- ------------------------------
(1) The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

                                  INTRODUCTION

    This Information Statement/Prospectus is being furnished to the stockholders of American Medical Holdings, Inc., a Delaware corporation ("AMH"), in connection with the proposed merger (the "Merger") of AMH Acquisition Co., a Delaware corporation ("Merger Sub") and a newly formed, wholly owned subsidiary of National Medical Enterprises, Inc., a Nevada corporation ("NME"), with and into AMH. The Merger will be effected on the terms and conditions described elsewhere in this Information Statement/Prospectus pursuant to the Agreement and Plan of Merger, dated as of October 10, 1994 (the "Merger Agreement"), by and among NME, Merger Sub and AMH, a copy of which is attached hereto as Annex A and incorporated herein by reference. See "The Merger."

    The information herein concerning NME has been supplied by NME. The information herein concerning AMH has been supplied by AMH. This Information Statement/Prospectus will be mailed to stockholders of AMH on or about January 31, 1995. This Information Statement/Prospectus also constitutes the Prospectus of NME with respect to the shares of common stock, par value $0.075 per share, of NME (the "NME Common Stock") to be issued in the Merger, other than shares to be received by the AMH stockholders that previously have voted in favor of the approval and adoption of the Merger and the Merger Agreement.

    The Board of Directors of AMH has unanimously approved and adopted the Merger Agreement and has recommended approval of the Merger to stockholders of AMH. Stockholders of AMH holding an aggregate of 47,622,850 shares of common stock, par value $.01 per share, of AMH (the "AMH Common Stock") (representing approximately 61.4% of the AMH Common Stock outstanding as of September 30,
1994) have entered into Stockholder Voting and Profit Sharing Agreements, dated as of October 10, 1994, with NME (the "Stockholder Agreements"), pursuant to which they have voted such shares of stock in favor of the approval and adoption of the Merger and the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger." ACCORDINGLY, NO FURTHER STOCKHOLDER ACTION IS REQUIRED BY OTHER STOCKHOLDERS OF AMH. AMH IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND AMH A PROXY. See "The Merger -- Background of the Merger" and "-- Terms of the Merger -- Stockholder Approval; Stockholder Agreements."

                                  RISK FACTORS

    The following are certain factors that should be considered by the stockholders of AMH in evaluating the Merger as well as an investment in NME Common Stock after the Merger. References herein to NME after the Merger shall be deemed to include NME and AMH.

COMPETITION

    The healthcare industry has been characterized in recent years by increased competition for patients and staff physicians, excess capacity at general hospitals, a shift from inpatient to outpatient settings and increased consolidation. The principal factors contributing to these trends are advances in medical technology, cost-containment efforts by managed care payors, employers and traditional health insurers, changes in regulations and reimbursement policies, increases in the number and type of competing healthcare providers and changes in physician practice patterns. NME's future success will depend, in part, on the ability of NME's hospitals to continue to attract staff physicians, to enter into managed care contracts and to organize and structure integrated healthcare delivery systems with other healthcare providers and physician practice groups. There can be no assurance that NME's hospitals will continue to be able, on terms favorable to NME, to attract physicians to their staffs, to enter into managed care contracts or to organize and structure integrated healthcare delivery systems, for which other healthcare companies with greater financial resources or a wider range of services may be competing.

    NME's ability to continue to compete successfully for such contracts or to form or participate in such systems also may depend upon, among other things, NME's ability to increase the number of its facilities and services offered through the acquisition of hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets and NME's ability to finance such acquisitions. There can be no assurance that suitable acquisitions, for which other healthcare companies with greater financial resources than NME may be competing, can be accomplished on terms favorable to NME or that financing, if necessary, can be obtained for such acquisitions. See "-- Certain Financing Considerations; Leverage." There can be no assurance that NME will be able to operate profitably any hospitals, facilities, businesses or other assets it may acquire, effectively integrate the operations of such acquisitions or otherwise achieve the intended benefits of such acquisitions.

LIMITS ON REIMBURSEMENT

    NME derives a substantial portion of its net operating revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on increases in, and in some cases in reduced levels of, reimbursement for healthcare services, and additional changes are anticipated. Such changes are likely to result in further limitations on reimbursement levels. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. In addition, efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. Although NME is unable to predict the effect these changes will have on its operations, as the number of patients covered by managed care payors increases, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the financial results of such operations.

EXTENSIVE REGULATION

    The healthcare industry is subject to extensive Federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, Medicare and Medicaid antifraud and abuse amendments codified under
Section 1128B(b) of the Social Security Act (the "Antifraud Amendments") prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid. Sanctions for violating the Antifraud Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Antifraud Amendments ("Safe Harbors"). NME believes its business arrangements comply in all material respects with applicable law and satisfy the Safe Harbors. The fact that a given business does not fall within a Safe Harbor does not render the arrangement PER SE illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. Because NME may be less willing than some of its competitors to enter into business arrangements that do not clearly satisfy the Safe Harbors, it could be at a competitive disadvantage in entering into certain transactions and arrangements with physicians and other healthcare providers. See "-- Certain Legal Proceedings."

    In addition, Section 1877 of the Social Security Act recently has been amended, effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have financial arrangements. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to all healthcare services. NME's participation in and development of joint ventures and other financial arrangements with physicians could be adversely affected by these amendments and similar state enactments.

    Certificates of Need, which are issued by certain state governmental agencies with jurisdiction over healthcare facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. After consummation of the Merger, NME will operate hospitals in eight states that require state approval under Certificate of Need programs. NME is unable to predict whether it will be able to obtain any Certificates of Need in any jurisdiction where such Certificates of Need are required.

    NME is unable to predict the future course of Federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the financial results of NME's operations.

HEALTHCARE REFORM LEGISLATION

    In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens. In 1993, President Clinton introduced a healthcare reform bill that included a number of measures that were broadly viewed as increasing the scope of government regulation of the healthcare industry. Key elements in the President's proposal and other healthcare reform proposals included various insurance market reforms, the requirement that businesses provide health insurance coverage for their employees, reductions or lesser increases in future Medicare and Medicaid reimbursement to providers and more stringent government cost controls. None of these proposals has been adopted. There continue to be efforts at the Federal level to introduce various insurance market reforms, expanded fraud and abuse and anti-referral legislation and further reductions in Medicare and Medicaid reimbursement. A broad range of both similar and more comprehensive healthcare reform initiatives is likely to be considered at the state level. NME cannot predict whether any of the above proposals or any other proposals will be adopted, and, if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on NME's business.

CERTAIN LEGAL PROCEEDINGS

    NME has been involved in certain significant legal proceedings and investigations related principally to its discontinued psychiatric business. These proceedings and investigations include class-action and derivative lawsuits by certain stockholders, psychiatric patient litigation alleging fraud and conspiracy, certain lawsuits filed by third-party private-payor insurance companies and investigations by various state and Federal agencies. NME (i) has reached agreements with the United States Department of Justice (the "DOJ"), HHS and the Securities and Exchange Commission (the "Commission") resolving all Federal healthcare and related disclosure investigations of NME (but various government agencies are continuing to pursue investigations against certain individuals), (ii) has reached an agreement with the District of Columbia and all states where NME's psychiatric facilities received Medicaid payments, settling all potential state claims related to the matters that were the subject of the Federal investigations, (iii) has resolved the litigation between NME and the insurers, (iv) has reached agreements in principle to resolve the shareholder derivative lawsuit and one of the class action lawsuits, and (v) continues to resolve the cases brought by individual psychiatric patients. NME has disposed of substantially all of its psychiatric facilities, but continues to operate the remainder as a discontinued operation, pending their planned closure, sale or conversion to another use. NME has received inquiries from various other insurance companies and health benefit providers regarding the possible filing of claims. Additional lawsuits alleging malpractice at its psychiatric facilities and the existence of a corporate-wide conspiracy to commit wrongful acts have been filed, and NME expects that similar lawsuits may be filed from time to time against NME, its officers or directors. NME's reserves for unusual litigation costs represent management's estimate, based on the information currently available to it, of the net costs (including legal expenses) of the ultimate disposition of these matters. NME believes that its remaining reserves established for these matters are adequate to cover its ultimate liability. In the event such reserves are not adequate, however, the adverse determination of these matters could have a material adverse effect on NME's financial condition and results of operations. See "Selected Information Concerning NME and AMH -- National Medical Enterprises, Inc. -- Certain Legal Proceedings."

    In its agreements with the DOJ and HHS, NME agreed to maintain its previously established ethics program and ethics hotline and also agreed to implement certain additional compliance-related oversight procedures. Should the hotline or oversight procedures reveal, after investigation by NME, credible evidence of violations of criminal, or material violations of civil, laws, rules or regulations governing Federally funded programs, NME is required to report any such violation to the DOJ and HHS. As a result of the existing agreements with the DOJ and HHS and the recent legal proceedings and investigations in which NME has been involved, NME is subject to increased Federal and state regulatory scrutiny and, in the event that NME violates such decrees or engages in conduct that violates Federal or state laws, rules or regulations, NME may be subject to a risk of increased sanctions or penalties, including, but not limited to, partial or complete disqualification as a provider of Medicare or Medicaid services.

INCOME TAX EXAMINATIONS

    The Internal Revenue Service (the "IRS") currently is examining NME's Federal income tax returns for fiscal years 1986 through 1990 and has not yet begun examining any returns for subsequent years (collectively, the "Open Years.") Although the IRS has not challenged any of NME's positions in the Open Years, there can be no assurance that significant issues will not be raised. While NME has no reason to believe that the tax reserves it has established will be inadequate, if audits of the Open Years or fiscal 1994, for which NME has not yet filed a tax return, result in determinations significantly in excess of such reserves, NME's financial condition could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL AND PHYSICIANS

    NME's operations are dependent on the efforts, ability and experience of its key executive officers. NME's continued growth depends on its ability to attract and retain skilled employees, on the ability of its officers and key employees to manage growth successfully and on NME's ability to attract and retain physicians at its hospitals. In addition, the success of NME is, in part, dependent upon the number, specialties and quality of physicians on its hospitals' medical staffs, most of whom have no long-term contractual relationship with NME and may terminate their association with NME's hospitals at any time. The loss of some or all of these key executive officers or an inability to attract or retain sufficient numbers of qualified physicians could have a material adverse impact on NME's future results of operations.

PROFESSIONAL LIABILITY INSURANCE

    As is typical in the healthcare industry, each of NME and AMH is subject to claims and legal actions by patients and others in the ordinary course of business. Prior to the consummation of the Merger, NME and AMH have been partially self-insured for professional and general liability risks. NME and AMH each own a minority interest in HUG Services Inc. ("HUG"), which, through a wholly owned subsidiary, insures the excess professional and general liability risks for all NME hospitals and 35 AMH hospitals above the self-insured amounts, up to $25 million per occurrence and $30 million in the aggregate. HUG reinsures a substantial portion of the foregoing amounts. Both NME and AMH currently account for their interests in HUG using the equity method. Following the Merger, NME will own an approximately 81% equity interest in HUG, and the assets, liabilities and results of operations of HUG will be consolidated with those of NME. See "Pro Forma Financial Information."

    NME, AMH and HUG maintain unfunded reserves for their professional liability risks which are based on actuarial estimates calculated and evaluated by independent actuaries. While cash from operations has been adequate to provide for unforeseen liability claims in the past, there can be no assurance that NME's cash flow will continue to be adequate to cover such claims following consummation of the Merger. If actual payments of claims with respect to NME's and HUG's self-insured liabilities exceed projected payments of claims, the financial results of NME's operations could be materially adversely affected.

CERTAIN FINANCING CONSIDERATIONS; LEVERAGE

    NME intends to enter into a new credit facility (the "New Credit Facility") with Morgan Guaranty Trust Company of New York, as administrative agent, and certain other lenders, that will provide for borrowings of up to $2.5 billion, of which approximately $2.0 billion will be term loans and approximately $500.0 million will be available as revolving credit loans and letters of credit. See "Financing for the Merger and the Related Transactions -- The New Credit Facility." NME also intends to issue through an underwritten public offering approximately $1 billion aggregate principal amount of senior and senior subordinated debt securities (the "New Debt Securities"). See "Financing for the Merger and the Related Transactions -- The New Credit Facility" and "-- The Public Offering." The New Debt Securities and a portion of the New Credit Facility will be used to pay the cash portion of the Merger Consideration (as hereinafter defined). The remainder of the New Credit Facility will be used to refinance certain existing indebtedness of NME and American Medical International, Inc., a Delaware corporation that is a wholly owned subsidiary of AMH ("AMI"), and for working capital purposes.

    As of November 30, 1994, NME's total indebtedness was 37.0% of its total capitalization including short-term debt. As adjusted on a pro forma basis to give effect to the Merger and certain related transactions, NME's total indebtedness would have been 66.0% of its total capitalization including short-term debt. See "Pro Forma Financial Information."

    The New Credit Facility will include covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, the incurrence of additional debt and liens and the payment of dividends, in addition to a minimum consolidated net worth requirement and certain ratio coverage tests. See "Financing for the Merger and the Related Transactions -- The New Credit Facility." In addition, the indentures governing the New Debt Securities will include, among other things, covenants limiting the incurrence of additional debt and liens and the payment of dividends. NME's failure to comply with any of these covenants could result in an event of default under its indebtedness including the New Debt Securities, which in turn could have a material adverse effect on NME.

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
    The degree to which NME is leveraged and the covenants described above may adversely affect NME's ability to finance its future operations and could limit its ability to pursue business opportunities that may be in the interests of NME and its securityholders. In particular, changes in medical technology, existing, proposed and future legislation, regulations and the interpretation thereof, and the increasing importance of managed care contracts and integrated healthcare delivery systems may require significant investment in facilities, equipment, personnel or services. Although NME believes that cash generated from operations and amounts available under the revolving credit portion of the New Credit Facility will be sufficient to allow it to make such investments, there can be no assurance that NME will be able to obtain the funds necessary to make such investments. Furthermore, tax-exempt or government-owned competitors have certain financial advantages such as endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes not available to NME, providing them with a potential competitive advantage in making such investments. See "Financing for the Merger and the Related Transactions."

POTENTIAL CONFLICTS OF INTEREST

    Salomon Brothers Inc ("Salomon") has delivered its opinion to the Board of Directors of AMH to the effect that, based upon the matters presented to such Board, as of October 10, 1994, the consideration to be received by the holders of AMH Common Stock (other than NME or any of its affiliates) in connection with the Merger was fair to such holders from a financial point of view. On or about December 5, 1994, Salomon was engaged by NME to serve as co-manager, with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as lead underwriter, for NME in the Public Offering (as hereinafter defined). On or about January 5, 1995, Salomon was engaged to serve as a dealer manager, with DLJ, to NME in the NME Tender Offers and AMI Tender Offers (each as hereinafter defined). Such engagements could give rise to a potential conflict of interest if Salomon were asked to confirm its opinion to the Board of Directors of AMH. Salomon has advised AMH, however, that Salomon does not believe that such engagements would interfere with its ability, if requested by AMH, to render confirmation of its opinion. See "The Merger -- Opinion of Salomon Brothers Inc".

FACTORS AFFECTING MARKET PRICE OF NME COMMON STOCK

    Because the Merger Consideration is fixed and because the market price of NME Common Stock is subject to fluctuation, the market value of the shares of NME Common Stock that holders of AMH Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. There can be no assurance that at or after the Effective Time (as hereinafter defined) of the Merger such shares of NME Common Stock will maintain or equal the prices at which such shares have traded in the past. The prices at which NME Common Stock trades after the Merger may be influenced by many factors, including, among others, the liquidity of the market for NME Common Stock, investor perceptions of NME and the healthcare industry, the operating results of NME and its subsidiaries, NME's dividend policy, restrictions on change of control and general economic and market conditions. Similar factors affect the prices at which AMH Common Stock currently trades. See "The Merger -- Comparative Stock Prices and Dividends."

SHARES ELIGIBLE FOR FUTURE ISSUANCE AND SALE

    As of December 30, 1994, 166,379,049 shares of NME Common Stock were outstanding, and 28,757,977 shares of NME Common Stock were reserved for issuance in connection with the exercise of outstanding options, warrants and conversion rights. In addition to the 32,601,338 shares of NME Common Stock proposed to be issued in the Merger, up to 229,931 shares issuable to holders of AMI Convertible Debentures (as hereinafter defined) and 512,484 shares to be issued to AMH which will concurrently transfer such shares to certain AMH optionees, NME may issue shares of NME Common Stock and preferred stock in the future in connection with acquisitions, corporate combinations, financing activities or employee compensation plans. Sales of substantial amounts of NME Common Stock in the open market or the availability of such shares for sale could have an adverse short-term effect on the market price for NME Common Stock. See "The Merger -- Terms of the Merger -- Registration Rights."

CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Restated Articles of Incorporation, as amended (the "NME Articles of Incorporation"), and Restated Bylaws, as amended (the "NME Bylaws"), of NME may make an unsolicited acquisition of control of NME more difficult or expensive. Furthermore, NME has adopted a stockholder rights plan, which also will be applicable to NME Common Stock to be issued in the Merger and which will make an unsolicited acquisition of NME more difficult or more expensive. See "The Merger -- Comparative Rights of Stockholders."

                                   THE MERGER

BACKGROUND OF THE MERGER

    The terms of the Merger Agreement are the result of arm's length negotiations between representatives of NME and AMH. The following is a brief discussion of the background of these negotiations, the Merger and related transactions.

    Over the past several years, the United States healthcare industry has undergone a period of great uncertainty. Competition from a variety of healthcare providers has intensified, and the Clinton Administration and various states have set reform of the healthcare system as a primary policy goal. These factors, among others, have resulted in a significant trend toward consolidation of healthcare providers and payors through acquisitions, mergers and other strategic alliances. Each of AMH and NME has been aware that many other healthcare providers were considering or had entered into a variety of strategic transactions to strengthen their positions for the future, recognizing the uncertainties surrounding the future of the healthcare industry and the rapid pace of change in the industry. As a result, each of AMH and NME has actively reviewed the dynamic healthcare business environment.

    Commencing in the winter of 1992, the Board of Directors of AMH, together with senior management, embarked on a program to evaluate various strategic and financial alternatives which could optimize AMH's business and financial prospects in response to the rapidly evolving and competitive healthcare environment and to reform-oriented changes in the healthcare industry. In this regard, AMH adopted a policy to actively pursue selected acquisitions of, or investments in, not for profit hospitals, resulting in the purchase by AMH of St. Francis Hospital in Memphis, Tennessee ("St. Francis Hospital") on May 1, 1994 and the acquisition of a 70% interest in Hilton Head Hospital in Hilton Head, South Carolina ("Hilton Head Hospital") on September 1, 1994. As part of related strategies, members of AMH's development team also targeted other independent not for profit as well as for profit hospitals for participation with each other and AMH hospitals in healthcare networks and also evaluated asset swaps with both for profit and not for profit entities to rationalize hospital portfolios and improve market penetration. Finally, in an effort to provide AMH and its stockholders with a full range of options and to augment internally generated strategic responses, the Board of Directors of AMH directed senior management and AMH's legal and financial representatives to evaluate business combinations involving compatible healthcare companies to determine whether a consolidation of AMH and such companies could enhance AMH's presence in the industry.

    As a result of the initiatives adopted by the AMH Board of Directors, AMH management and certain of its financial and legal representatives conducted preliminary evaluations with respect to ten different publicly held healthcare providers between December 1992 and the date that definitive negotiations regarding the Merger were concluded between AMH and NME. These evaluations consisted in each instance of a review and assessment of the periodic reports filed by such companies with the Commission, internal consideration of historical operating results and future prospects, including certain pro forma combined effects of any such combination, and other relevant financial and operational considerations. These preliminary investigations were, in many cases, also accompanied by informal discussions between representatives of AMH and such other companies to identify whether further evaluation or discussion between the parties could be productive. Subject to this initial review, AMH also entered into confidentiality agreements and exchanged certain due diligence information with each of HealthTrust, Inc. -- The Hospital Company ("HTI") in July 1993, OrNda HealthCorp. ("OrNda") in September 1993, MedicalCare America, Inc. ("MCA") in December 1993, Columbia/HCA Healthcare Corporation ("Columbia") in February 1994, and NME in June 1994. Notwithstanding these preliminary investigations, discussions and exchanges of information, AMH did not receive any additional contacts or responses indicative of further interest by such persons (other than NME) in pursuing a potential combination involving AMH. In January 1994, AMH also submitted a proposal respecting a potential combination with, or alternatively a strategic investment in, MCA, which was ultimately acquired by Columbia.

    During the summer of 1993, DLJ approached senior management of NME to discuss the possibility of some form of business combination or strategic alliance between NME and other healthcare providers, including AMH. NME's new senior management engaged in general introductory discussions with a number of other healthcare providers, but elected not to pursue any discussions concerning a business combination or other strategic alliance at that time because of the unusual legal proceedings and the DOJ investigation related principally to NME's discontinued psychiatric business. See "Selected Information Regarding NME and AMH -- National Medical Enterprises, Inc. -- Certain Legal Proceedings."

    Although NME recognized the need to continually evaluate the changing healthcare industry to determine whether a strategic alliance or business combination with another healthcare provider would be beneficial from an economic and operational standpoint, NME also recognized that an important step in accomplishing any business combination transaction on terms acceptable to NME would be a satisfactory resolution of the DOJ investigation and certain insurance litigation. As a result, although senior management at NME did not pursue any specific strategic alliances or business combination analyses at that time, they actively monitored the industry environment for opportunities to benefit NME shareholders.

    In connection with NME's goal of concentrating on its core business of operating general hospitals, on July 28, 1993, NME entered into an engagement letter with DLJ pursuant to which NME retained DLJ to act as its financial advisor for a period of 12 months with respect to the review and analysis of NME's financial and structural alternatives. Pursuant to this engagement, DLJ advised NME with respect to the divestiture of its psychiatric facilities, rehabilitation hospitals and certain other non-core businesses. Pursuant to the terms of that engagement letter, as amended by a July 5, 1994 letter, NME has paid DLJ an initial retainer of $250,000. Such letter agreement provides that, in the event NME determines to commence certain specified types of transactions proposed by DLJ for which NME determines to retain a financial advisor, placement agent or underwriter, as the case may be, DLJ shall have the right to act as such financial advisor, placement agent or underwriter pursuant to further agreements appropriate to the circumstances containing provisions for, among other things, compensation and indemnification. NME also has agreed to reimburse DLJ promptly for all reasonable and necessary out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) incurred in connection with the foregoing engagement and to indemnify DLJ and certain related persons against certain liabilities in connection with such engagement. Insofar as indemnification of DLJ for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted pursuant to the foregoing provisions, NME has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Throughout the second half of 1993 and the first half of 1994, senior management of NME focused its efforts on resolving the unusual legal proceedings and disposing of substantially all of its rehabilitation hospitals, psychiatric facilities and kidney dialysis operations. In April 1994, NME reached an agreement in principle with the DOJ, and on June 29, 1994, NME executed a final agreement with the DOJ that concluded the Federal investigations. See "Selected Information Concerning NME and AMH -- National Medical Enterprises, Inc. -- Certain Legal Proceedings."

    During May and June 1994, senior management of NME began a preliminary analysis with its financial and legal advisors of the options and opportunities available to NME. During this time period, representatives of NME began having preliminary discussions with representatives of AMH regarding the possibility of a business combination or strategic alliance.

    Based upon AMH's ongoing effort to evaluate business combinations involving publicly held healthcare providers compatible with the business activities and strategic objectives of AMH, the Board of Directors of AMH concluded that participation in one or more business combination transactions, whether as the surviving corporation in such transaction or otherwise, would enhance the prospects of AMH for future growth and operating performance. Accordingly, in early 1994, the Board of Directors of AMH directed senior management, AMH's legal advisors, and each of CS First Boston Corporation ("CS First Boston") and GKH Partners, L.P. ("GKH"), who were advising AMH on general financial matters related to the evaluation of strategic and financial alternatives, to fully assess the potential benefits to AMH and its stockholders of one or more business combinations involving AMH and those companies who were the subject of AMH's prior initial evaluation, to the extent such companies had not already entered into alternative combination transactions. In response to this directive, in early June 1994 representatives of the AMH Financial Advisors (as hereinafter defined), on behalf of AMH, reinitiated prior contacts with NME (which had been preliminarily evaluated by AMH in July 1993). All actions undertaken by CS First Boston and GKH on behalf of AMH, whether in relation to the discussions with NME or with regard to AMH strategic alternatives generally, were taken in their capacity as advisors to AMH and not in the capacity which they (or their affiliates) hold as stockholders of AMH.

    On June 2, 1994, NME and AMH executed a confidentiality agreement pursuant to which they agreed, among other things, that any confidential information disclosed by the other party would be treated as confidential and would be used solely for the purpose of evaluating a proposed transaction. Thereafter, the senior managements of NME and AMH, together with their financial and legal advisors, periodically discussed the businesses of the two companies in general and continued preliminary discussions concerning the possibility of an acquisition, merger or other form of business combination between NME and AMH.

    In July 1994, in light of the fact that NME had resolved a significant portion of its legal difficulties, senior management of NME began to devote substantially more time and attention to evaluating NME's role in the evolving healthcare industry. The resolution of the most significant of NME's legal difficulties and the disposition of certain properties, together with the cost control measures implemented during the second calendar quarter of 1994, left NME positioned to expand its operations through some form of a business combination or strategic alliance with one or more healthcare providers and thereby to compete more effectively in the rapidly changing healthcare industry. In late July 1994, representatives of NME continued their discussions with a number of healthcare providers regarding the possibility of a business combination or other strategic alliance.

    In early August 1994, senior management of NME and AMH and their respective financial advisors met and had telephone conferences on several occasions to discuss due diligence matters and various business opportunities, including a possible business combination involving both entities. During these meetings, various forms of a possible transaction were discussed, and NME and AMH agreed to further discussions regarding business terms for a possible business combination.

    On August 8, 1994, NME entered into an additional engagement letter with DLJ pursuant to which NME engaged DLJ on an exclusive basis to act as its financial advisor in connection with a possible sale, merger, consolidation or any other business combination involving NME and AMH. Pursuant to the engagement letter, NME has paid DLJ $2,500,000 for acting as financial advisor in connection with the Merger and has agreed to pay DLJ $7,500,000 upon consummation of the Merger. NME also has agreed, upon request by DLJ from time to time, to reimburse DLJ promptly for up to $100,000 of reasonable expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, whether or not a transaction is consummated. NME also agreed to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the Federal securities laws. Insofar as indemnification of DLJ for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, NME has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    On August 24 and 25, 1994, senior and operational management, representatives and advisors of both companies met in Dallas, Texas to discuss various strategic and operational issues, including the need of both parties to conduct extensive due diligence investigations. As a result, the parties agreed in principle to exchange certain further confidential information to better facilitate discussions regarding a business combination.

    In connection with the possible investigation by NME of two separate transactions, one with AMH and the other with HTI, AMH and HTI entered into a confidentiality agreement on August 26, 1994 to facilitate the flow of information between AMH and HTI. In addition, on August 25, 1994, AMH and NME amended the June 2, 1994 Confidentiality Agreement between NME and AMH to take into account the existence of the confidentiality agreement between AMH and HTI. On September 1, 1994, representatives of AMH, NME and HTI met in Atlanta,
Georgia to discuss due diligence issues. That meeting was followed up by telephone conferences and meetings among representatives of AMH, NME and HTI. A meeting was held on September 30, 1994 in Nashville, Tennessee between representatives of AMH and HTI to discuss due diligence related issues. Discussions among AMH, NME and HTI concerning any transaction involving HTI were terminated on October 4, 1994 with the announcement of the proposed merger between HTI and Columbia.

    Throughout September 1994, NME and AMH exchanged confidential information as part of their due diligence efforts, and senior and operational management, representatives and financial and legal advisors of the respective companies continued to discuss various structural, procedural and operational matters as they related to the proposed transaction with AMH. During this period, DLJ, on behalf of NME, and CS First Boston and GKH, on behalf of AMH, were actively involved in direct negotiations. Persons designated by each of affiliates of CS First Boston and GKH are members of the Board of Directors of AMH, and affiliates of CS First Boston and GKH are also significant stockholders of AMH and parties to the Stockholder Agreements. See "The Merger -- Terms of the Merger -- Stockholder Approval; Stockholder Agreements" and "-- Interests of Certain Persons in the Merger."

    On September 28, 1994, the Board of Directors of NME held a meeting at which members of NME's senior management and DLJ made presentations to the Board of Directors of NME regarding the proposed transaction with AMH. After reviewing the terms then being discussed regarding a proposed transaction together with their financial and legal advisors, the Board of Directors of NME directed its advisors and representatives to proceed with negotiations to ascertain whether an agreement could be reached with respect to a proposed transaction. After this meeting the discussions between AMH and NME and their respective representatives and advisors intensified.

    Following announcement of the proposed HTI/Columbia merger, at a regular meeting of the Board of Directors of AMH on October 4 and 5, 1994, the Board of Directors of AMH reviewed the competitive impact of the HTI/Columbia merger, including the possible effect of such transaction upon the ability of AMH to combine with one or more significant healthcare management companies on terms favorable to AMH and its stockholders. At that time, the Board of Directors of AMH discussed the results of the due diligence investigation with respect to NME and reviewed the history and status of various discussions regarding a potential business combination involving AMH and NME. Following a review and discussion of the terms generally proposed by NME, the Board of Directors of AMH determined that the value of NME's proposal, which was predicated upon components consisting of a cash payment and a mix of NME securities, was not acceptable. In view of the AMH Board's overall evaluation of the status of the AMH/NME negotiations, however, the Board of Directors of AMH concluded that it would be advisable and in the best interests of AMH that discussions with NME should be expeditiously pursued and either concluded on terms favorable to

AMH's stockholders or abandoned, with AMH continuing as an independent company. Accordingly, the Board of Directors of AMH directed the advisors of AMH to promptly continue further negotiation of acceptable terms and documentation with respect to a merger with NME. Concurrently, Salomon was notified that it would be engaged by AMH to render a fairness opinion should a mutually satisfactory agreement be negotiated.

    During the period from October 7 through October 9, 1994, the respective members of senior management of NME and AMH, and representatives of DLJ, CS First Boston, GKH and the companies' respective legal advisors engaged in extensive meetings and negotiations in Los Angeles, California in an effort to resolve various open issues and to establish terms of a transaction which could be submitted for consideration to the Boards of Directors of AMH and NME. At the conclusion of these meetings, the companies and their respective financial and legal advisors resolved the terms of a tentative agreement on the Merger as described herein, including the Merger Consideration, subject to consideration and approval by the Boards of Directors of NME and AMH. In addition, NME reached a tentative agreement with CS First Boston, GKH and certain of their respective affiliates and another substantial stockholder of AMH with respect to the terms of the Stockholder Agreements to be entered into between such persons and NME. See "The Merger -- Terms of the Merger -- Stockholder Approval; Stockholder Agreements."

    On October 8, 1994, AMH formally engaged Salomon and thereafter entered into an engagement letter pursuant to which Salomon agreed, on a non-exclusive basis, to render financial and advisory services to AMH in connection with the proposed Merger. The terms of Salomon's engagement letter required Salomon to render a fairness opinion with respect to the Merger. Pursuant to the engagement letter, AMH agreed to pay Salomon $1,000,000 for its services. AMH agreed to reimburse Salomon for the reasonable fees and disbursements of its counsel and for its reasonable travel and other out-of-pocket expenses. AMH also agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the Federal securities laws. Insofar as indemnification of Salomon for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, AMH has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    On October 10, 1994, the Board of Directors of NME held a special meeting to consider the terms of the proposed Merger. Members of NME's senior management and their legal counsel and financial advisors made presentations to the Board and discussed with the Board their views and analyses of various aspects of the proposed Merger and certain strategic benefits and post-merger operational efficiencies. At the meeting, DLJ made a financial presentation to the Board of Directors of NME and delivered a letter indicating that DLJ was highly confident of its ability to sell approximately $910 million principal amount of New Debt Securities to enable NME to consummate the Merger. (DLJ subsequently provided NME with a letter indicating that DLJ was highly confident of its ability to sell approximately $1 billion principal amount of New Debt Securities.) DLJ's confidence in its ability to complete such sale was conditioned upon certain factors, including, among other matters, the terms and conditions of the New Debt Securities and all other debt and equity financing for the Merger (including any debt to be assumed) being satisfactory to DLJ, the absence of any material adverse change in the business, condition, results of operations, assets, liabilities or prospects of NME, AMH or NME and AMH as a combined entity, satisfactory market conditions and DLJ's having reasonable time to market the New Debt Securities with the assistance of management of NME and AMH. During the course of such meeting, the Board of Directors raised certain questions regarding the terms of the Stockholder Agreements. Subsequently, NME's legal advisors negotiated with representatives of certain AMH stockholders to effect certain modifications to the terms of such agreements requested by the Board of Directors of NME.

    Following such presentations and negotiations, and after extensive consideration, the Board of Directors of NME determined by a unanimous vote of those members who were present (one director was absent) (i) that the transactions contemplated by the Merger Agreement were in the best interests of NME, (ii) that the Merger Consideration to be paid by NME was fair, from a financial point of view, to NME, and (iii) to adopt and approve the Merger Agreement and the transactions contemplated thereby.

    On October 10, 1994, the Financial Advisory Committee of the Board of Directors of AMH, consisting of disinterested members of the Board of Directors of AMH, reviewed the terms of the engagement of and fees proposed to be paid by AMH to each of AMH's financial advisors, GKH, CS First Boston and Salomon (collectively, the "AMH Financial Advisors"), in connection with the Merger and the transactions contemplated thereby. Pursuant to engagement agreements with AMH, the AMH Financial Advisors are to receive an aggregate of $11,150,000 as follows: $1,000,000 to Salomon and up to $50,000 as reimbursement of expenses of Salomon, $5,000,000 to each of GKH and CS First Boston and up to $100,000 as reimbursement of expenses of GKH and CS First Boston, collectively. AMH also agreed to indemnify the AMH Financial Advisors and certain related persons and entities against certain liabilities, including liabilities under the Federal securities laws. Insofar as indemnification of Salomon for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provision, AMH has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Financial Advisory Committee considered the scope of services provided by, and range of fees paid to, financial advisors in prior comparable transactions and determined that the scope of services and range of fees proposed with respect to the AMH Financial Advisors' participation in the Merger were within the range of those performed and paid to financial advisors in prior comparable transactions. In connection with this consideration, the representatives of the Financial Advisory Committee noted that CS First Boston and GKH had provided significant assistance to AMH senior management in the evaluation and negotiation of various substantive issues relating to the Merger Agreement, including the final resolution of issues relating to the Merger Consideration on terms acceptable to AMH. In this regard, the financial advisory services provided by GKH and CS First Boston primarily related to the advice generally provided with respect to AMH's evaluations of strategies and to their assistance in the negotiation of substantive provisions of the Merger Agreement, while the financial advisory services provided by Salomon related to the financial presentation provided to the AMH Board of Directors on October 10, 1994 and the opinion delivered in conjunction therewith. Based on the Financial Advisory Committee's report and recommendation, the AMH Board of Directors (with the interested directors abstaining) approved the engagement of and payment of related fees to the AMH Financial Advisors at the Board's October 10, 1994 meeting. Five of AMH's nine non-management directors have relationships with the AMH Financial Advisors. Robert B. Calhoun, Jr. controls the general partner of The Clipper Group, L.P., which acts as the manager of certain investments for CS First Boston and certain of its affiliates, including the shares of AMH Common Stock owned by MB L.P. I ("MBLP") and 1987 Merchant Investment Partnership ("1987 MIP") (see "The Merger -- Terms of the Merger -- Stockholder Approval; Stockholder Agreements"), Dan W. Lufkin is the sole stockholder of a corporation which is a General Partner of GKH, Harold S. Handelsman is Vice President and Secretary of the general partner of a limited partnership which is a General Partner of GKH, Melvyn N. Klein is the sole stockholder of a corporation which is a General Partner of GKH and Harry J. Gray is a limited partner of GKH. GKH previously provided financial advisory services to AMH in connection with the sale of AMH's interest in EPIC Holdings Inc. ("EPIC") in connection with the merger between EPIC and HTI which was consummated in May 1994. In consideration for AMH's then equity interest in EPIC, AMH received $72.4 million and paid GKH an advisory fee of $2.3 million. The payment of such fee to GKH also was recommended and approved by the disinterested members of the Board of Directors of AMH.

    On October 10, 1994, the Board of Directors of AMH held a special meeting to consider the terms of the proposed Merger and the transactions contemplated thereby, including the Merger Consideration. At the Board meeting, members of AMH's senior management, certain of AMH's directors and AMH's legal and financial advisors reviewed with the Board of Directors of AMH, among other matters, the background of the proposed Merger, AMH's alternatives to the Merger, the strategic rationale for and potential risks and benefits of the Merger, a summary of due diligence findings and financial and valuation analyses of the proposed transaction and the terms of the Merger Agreement. In addition, Salomon delivered its opinion to the Board of Directors of AMH to the effect that, based upon the matters presented to the Board of Directors of AMH, as of such date, the proposed consideration to be received by the holders of AMH Common Stock (other than NME or any of its affiliates) in connection with the Merger was fair to such holders, from a financial point of view. See "The Merger -- Opinion of Salomon Brothers Inc".

    Following such presentations, and after extensive consideration, the Board of Directors of AMH determined by a unanimous vote (i) that the transactions contemplated by the Merger Agreement were in the best interests of AMH, (ii) that the Merger Consideration was fair, from a financial point of view, to holders of AMH Common Stock, and (iii) to adopt and approve the Merger Agreement and the transactions contemplated thereby and to recommend the foregoing to AMH's stockholders for their approval.

    On the evening of October 10, 1994, the Merger Agreement was executed by NME, Merger Sub and AMH. Immediately thereafter, NME and the holders of approximately 61.4% of the outstanding AMH Common Stock (including certain affiliates of GKH and CS First Boston) entered into the three Stockholder Agreements pursuant to which each of such stockholders agreed to vote (or consent with regard to) all shares of AMH Common Stock beneficially owned by it in favor of the transactions contemplated by the Merger Agreement. See "The Merger -- Stockholder Consent," "-- Terms of the Merger -- Stockholder Approval; Stockholder Agreements" and "-- Interests of Certain Persons in the Merger." Pursuant to such agreements, on October 19, 1994, such stockholders executed and delivered to AMH a written consent approving the Merger and adopting the Merger Agreement. There are no conditions to the effectiveness of Stockholder Agreements, although the Stockholder Agreements will expire upon the earlier to occur of (i) June 30, 1995, provided that if the Merger Agreement is terminated by AMH as a result of there having been a material breach by NME in respect of any representation and warranty, covenant or agreement set forth therein, which has not been cured or, if curable, was not cured within 30 days after written notice of such breach was given by AMH, or NME shall have been unable to obtain financing to provide for consummation of the Merger prior to May 31, 1995, termination of the Stockholder Agreements will occur on the effective date of the termination of the Merger Agreement. The Stockholder Agreements will also terminate at the Effective Time of the Merger or immediately following the making of an Alternate Transaction Payment (as hereinafter defined). Upon any termination, the Stockholder Agreements will have no further force or effect, except for certain rights in regard to actions taken to enforce rights thereunder which accrue prior to termination.

    On the morning of October 11, 1994, NME and AMH issued a joint press release announcing the execution of the definitive Merger Agreement.

APPROVAL OF NME BOARD OF DIRECTORS; REASONS FOR THE MERGER

    The Board of Directors of NME believes the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of NME. Accordingly, the Board of Directors of NME has unanimously approved the Merger (with one director absent). The Board of Directors of NME believes that the Merger will result in an organization with the competitive strength required by the increasing consolidation affecting the healthcare industry.

    In reaching its determination, the Board of Directors of NME consulted with NME management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

    (i) that by providing NME with the opportunity to combine with a company having a substantial portfolio of hospitals known for high quality care and strong financial performance, the Merger would support a major strategic objective of NME to become a significant provider of healthcare services in certain geographic areas throughout the United States;

     (ii) the potential efficiencies and synergies expected to be realized as a result of the combination of the operations of NME and AMH, the integration of office facilities and support functions, improved bad debt collection and the increased purchasing power of the combined companies;

     (iii) that based on the relative earnings of both companies and the Merger Consideration, the Merger should be accretive to NME's earnings in fiscal year 1996 and thereafter, assuming certain expected savings and synergies are achieved;

     (iv) that the Merger would diversify NME's hospital portfolio, making NME's overall results of operations less affected by fluctuations in the operating performance of individual hospitals and less dependent on particular geographic areas;

     (v) that the addition of AMH's facilities in complementary geographic areas would improve NME's ability to develop and offer more attractive networks and provide more comprehensive coverage to Group Purchasers and to enter into comprehensive healthcare delivery networks;

     (vi) the improved ability of NME to pursue acquisitions where there is an opportunity to enhance NME's network of hospitals;

     (vii) information with respect to the financial condition, business, operations and prospects of both NME and AMH on a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis;

     (viii) the financial presentation of DLJ;

     (ix) the terms of the Merger Agreement and the Stockholder Agreements; and

     (x) the opportunity to create a combined company with greater financial resources and flexibility, competitive strengths and business opportunities than would be possible for NME alone.

    These factors were considered collectively by the Board of Directors of NME, without giving specific weight to any particular factor.

APPROVAL OF AMH BOARD OF DIRECTORS; REASONS FOR THE MERGER

    The Board of Directors of AMH believes that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of AMH and its stockholders. Accordingly, the Board of Directors of AMH has approved the Merger Agreement and unanimously recommended approval thereof by the stockholders of AMH. In reaching its determination, the Board of Directors of AMH consulted with AMH management, as well as its legal counsel and the AMH Financial Advisors, and considered a number of factors, including, without limitation, the following:

     (i) AMH's strategic alternatives, including remaining a separate company, acquisitions, asset swaps, divesting certain assets and selling AMH to another party;

     (ii) AMH's financial alternatives, including recapitalization and other releveraging transactions;

     (iii)  information   concerning   the  financial   performance,   financial
condition, business operations and prospects of NME and AMH;

     (iv) the opportunities for economies of scale and operating efficiencies that are anticipated to result from the Merger, particularly in terms of the integration of office facilities, information systems, support functions and the combined purchasing power of the combined corporations;

     (v) the Merger will better position the combined company to deal with uncertainties which may face the industry due to healthcare reform;

     (vi) as a combined entity AMH would be better positioned to develop a new comprehensive integrated healthcare delivery network with physicians and other healthcare providers in certain of AMH's markets;

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
     (vii) the Merger would improve the combined company's ability to access the capital markets and otherwise increase its financial flexibility;

     (viii) the lack of any substantial impediments on the ability of the AMH Board to entertain alternative proposals, negotiate and give information to third parties and terminate the Merger Agreement in the event of an alternative proposal if required by the Board's fiduciary duties to AMH's stockholders;

     (ix) the management strengths of AMH and NME;

     (x) the Merger Consideration and recent trading prices for AMH Common Stock and NME Common Stock;

     (xi) the financial presentation and the opinion of Salomon to the effect that the Merger Consideration was fair to the holders of AMH Common Stock (other than NME or any of its affiliates) from a financial point of view; and

     (xii) the terms of the Merger Agreement.

    The Board of Directors of AMH believes that the Merger offers the opportunity to create a combined company with greater financial resources and flexibility, competitive strengths and business opportunities than would be possible for AMH alone.

    In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors of AMH did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

OPINION OF SALOMON BROTHERS INC

    At the meeting of the Board of Directors of AMH on October 10, 1994, at which the Board of Directors of AMH approved the Merger Agreement, Salomon delivered its opinion to the effect that, based upon the matters presented to such Board, as of such date, the consideration to be received by the holders of AMH Common Stock (other than NME or any of its affiliates) in connection with the Merger was fair to such holders from a financial point of view. No limitations were imposed by the Board of Directors of AMH upon Salomon with respect to the investigations made or the procedures followed by Salomon in rendering its opinion. Salomon was not requested by the Board of Directors of AMH to make any recommendation as to the form or amount of consideration to be paid by NME pursuant to the Merger Agreement, which issues were resolved in arm's length negotiations between NME and AMH.

    The full text of the opinion of Salomon, dated October 10, 1994, is set forth as Annex C to this Information Statement/Prospectus and sets forth the assumptions made, matters considered and limits on the review undertaken. AMH STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. Salomon's opinion is directed only to the fairness, from a financial point of view, of the consideration which the holders of AMH Common Stock would receive in the Merger and does not constitute a recommendation concerning the Merger. The summary of the opinion of Salomon set forth in this Information Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    Salomon is an internationally recognized investment banking firm which provides financial services in connection with a wide range of business transactions. As part of its business, Salomon regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and for other purposes. The Board of Directors of AMH retained Salomon based on Salomon's expertise in the valuation of companies as well as its familiarity with AMH and the hospital management industry in general.

    Salomon is not affiliated with AMH or NME. Salomon has previously rendered certain financial advisory and investment banking services to AMH, for which Salomon received customary compensation. In the ordinary course of its business, Salomon actively trades the debt and equity securities of

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
AMH and NME for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to an engagement letter dated October 8, 1994, AMH paid Salomon $1,000,000 for its services. AMH agreed to reimburse Salomon for the reasonable fees and disbursements of its counsel and for its reasonable travel and other out-of-pocket expenses. AMH also agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the Federal securities laws, relating to or arising out of its engagement. Insofar as indemnification of Salomon for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provision, AMH has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In arriving at its opinion, Salomon reviewed the Merger Agreement and related exhibits. It also reviewed certain publicly available business and financial information relating to AMH, as well as certain other information, including financial projections, provided to Salomon by AMH. Salomon discussed the past and current operations and financial condition and prospects of AMH with AMH's senior management. With respect to NME, Salomon reviewed publicly available business, financial and trading information and financial projections provided to it by NME and discussed the past and current operations and financial condition and prospects of NME with NME's senior management. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which it deemed relevant.

    In connection with its review, Salomon assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of its opinion and has not assumed any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of AMH or NME. With respect to AMH's and NME's financial projections, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of AMH or NME, as the case may be, as to the future financial performance of AMH or NME, as the case may be, and Salomon expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, October 10, 1994 (the date of its opinion) and did not address AMH's underlying business decision to effect the Merger or constitute a recommendation to any holder of AMH Common Stock concerning the Merger. Salomon was not requested to, and did not, solicit third-party offers to acquire all or any part of AMH. Salomon's opinion did not imply any conclusion as to the likely trading range for NME Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    The following is a summary of the report (the "Salomon Report") presented by Salomon to the AMH Board of Directors in connection with the rendering of Salomon's opinion:

        (i) STOCK TRADING HISTORY. Salomon examined the history of trading prices and volume for AMH Common Stock, NME Common Stock, a composite index of certain companies similar to AMH and NME and the Standard & Poors Composite Average of 500 industrial companies in relation to each other and the relationship between price movements thereof. The composite index of similar companies consisted of the common stock of Columbia, Community Health Systems, Inc., Health Management Associates, Inc., HTI, OrNda and Universal Health Services, Inc. Salomon noted, in its presentation to the AMH Board of Directors, that there had been a significant amount of merger activity in the hospital industry and that the common stock price of the comparable companies, as well as AMH and NME, had appreciated, to various extents, to reflect takeover speculation. Since its initial public offering in 1991, AMH Common Stock has traded as high as $26.625 per share and as low as $7 per share. Over the 52 weeks prior to the announcement of the Merger, AMH Common Stock traded between $26.625 and $15.25 per share and had a price immediately prior to announcement of the Merger of $22.375 per share. Over the

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
    52 weeks prior to the announcement of the Merger, NME Common Stock traded between $11 and $19.50 per share and had a price immediately prior to announcement of the Merger of $16.25 per share.

        (ii) CERTAIN FINANCIAL DATA. Salomon reviewed data relating to the financial performance and characteristics of AMH and NME, each on an independent basis. This data included five-year historical and latest 12- and nine-month income statement, cash flow statement and balance sheet data for AMH and five-year historical income statement, cash flow statement and balance sheet data for NME.

       (iii) DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow ("DCF") methodology, Salomon valued each of AMH and NME estimating the present value of future free cash flows available to their respective debt and equity holders if each of AMH and NME were to perform on a stand-alone basis (without giving effect to the Merger) in accordance with management forecasts and certain variants thereof. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. For each company, Salomon aggregated (x) the present value of the free cash flow over the five-year period from 1995 to 1999 with (y) the present value of the range of terminal values described below. The range of terminal values was calculated by applying multiples of 7.0x to 9.0x to each of AMH's and NME's earnings before depreciation, interest, amortization and taxes ("EBDIAT"). This range of terminal values represented, for each of AMH and NME, their respective value beyond 1999. As part of the DCF analysis, Salomon used discount rates of 13% to 17% for AMH and 10% to 14% for NME. This DCF analysis resulted in a present value of the AMH Common Stock of $22 to $29 per share and a present value of the NME Common Stock of $15 to $19 per share. Salomon also performed a DCF analysis on the combined AMH/NME entity, giving effect to the Merger and various assumptions provided by AMH and NME management, including certain synergies and cost savings expected to be realized by the Merger. Applying an 11% to 15% discount rate and a 7.5x to 9.5x multiple to the combined company's estimated 1999 EBDIAT, the analysis resulted in a present value for the common stock of the combined AMH/ NME entity of $19 to $24 per share.

        The discount rates described above as part of the DCF analysis were calculated using the capital asset pricing model, which calculates the expected rate of return offered in the capital markets by equivalent-risk assets. This financial analysis takes into account the level of systematic risk associated with a company's stock price (the beta) and the ratio of debt to equity on such a company's balance sheet. These two factors, when taken into account by the capital asset pricing model, contributed to the difference in ranges of discount rates for AMH, NME and the combined AMH/NME entity. The terminal values described above, which are used to imply the value of a company at some point in the future, were selected because they represented the current trading range of selected comparable companies. The range of terminal values was slightly higher for the combined entity than those used for AMH and NME as stand-alone entities in order to take into account potential operating synergies estimated by AMH and NME for the combined company.

       (iv) COMPARABLE COMPANY ANALYSIS. Salomon compared the financial and market performance of AMH and NME with that of the following group of selected publicly traded hospital companies: Columbia; Community Health Systems, Inc.; Health Management Associates, Inc.; HTI; OrNda; and Universal Health Services, Inc. Salomon selected the foregoing companies on the basis of various factors, including size, as measured by the number of hospitals, revenue and geographic market conditions. Salomon examined certain publicly available financial data of the comparable companies, including: the equity market capitalization; the equity market capitalization plus total debt, preferred stock and minority interests but less cash (collectively, "Firm Value"); the ratio of Firm Value to latest 12-month net revenues, latest 12-month EBDIAT and latest 12-month earnings before interest and taxes ("EBIT"); and the ratio of current stock prices to latest 12-month earnings per share, current fiscal year estimated earnings per share (as

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
    estimated by Institutional Brokerage Estimate Systems Inc. ("IBES")) and next fiscal year estimated earnings per share (as estimated by IBES). The data reviewed also included selected operating expense ratios. This analysis resulted in an equity value reference range for AMH Common Stock of $21 to $27 per share and of NME Common Stock of $16 to $21.50 per share. Salomon also valued AMH by adding a takeover premium of 20% to 40% to the comparable company analysis of AMH Common Stock, recognizing, however, that, as discussed above, the public market price of AMH Common Stock, among others, had already appreciated to include some takeover premium. A comparable company analysis on the combined AMH/NME entity, giving effect to the Merger and various assumptions provided by AMH and NME management, including synergies and cost savings, resulted in an equity value reference range for the common stock of the combined entity of $18 to $21 per share.

        (v) COMPARABLE TRANSACTION ANALYSIS. Salomon also reviewed the consideration paid or proposed to be paid in other acquisitions of hospital companies. Specifically, Salomon reviewed the following acquiror/target transactions: Columbia/HTI (1994); Community Health Systems, Inc./Hallmark Healthcare Corp. (1994); HTI/Nashville Memorial Hospital (1994); HTI/Epic
    (1994); OrNda/Summit Health Ltd. (1994); OrNda/American Healthcare Management Inc. (1994); Columbia Healthcare Corporation/HCA Hospital
    Corporation of America (1994); Quorum Health Group, Inc./Acute Care Hospitals (1994); Columbia Hospital Corporation/Galan Health Care, Inc.
    (1993); OrNda/Florida Medical Center (1993); and HTI/Medical Center Hospitals (1993). The analysis considered the multiple of Firm Value to latest 12-month revenue, EBDIAT and EBIT; the multiple of market capitalization to latest 12-month net income, current fiscal year projected net income (as estimated by IBES) and current tangible book value; and the multiple of premium to the target's stock price 30 days prior to each transaction's announcement. This analysis resulted in an equity value reference range for AMH Common Stock of $22 to $29 per share and for NME Common Stock of $16 to $24 per share.

        No company or transaction used in the comparable company or comparable transaction analyses summarized above is identical to AMH, NME, the combined entity or the Merger itself. Accordingly, any such analysis of the value of the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

       (vi) CONTRIBUTION ANALYSIS. Salomon analyzed the balance sheet and income statement contribution of AMH and NME to the combined entity on a pro forma basis, including the respective contribution of AMH and NME to revenue, gross margin, EBDIAT, EBIT, net income, debt, cash and stockholders' equity, as well as certain other combined pro forma operating ratios for the latest 12 months ended May 31, 1994 and, based on projections provided by AMH and NME management, for each of the projected fiscal years ending May 31, 1995 through May 31, 1999. No pro forma adjustments were made for the Merger, and Salomon assumed that the AMH and NME projections were accurate. The analysis showed, among other things, that AMH's income statement contribution to the combined entity ranged from a low of 30% of net income for the latest 12-month period ended May 31, 1994 to a high of 49% of EBDIAT for the projected fiscal year ended May 31, 1995.

       (vii) PRO FORMA MERGER ANALYSIS. Salomon reviewed certain pro forma financial effects on NME resulting from the Merger for the 12 months ended May 31, 1994 and the projected 12-month periods thereafter for 1995 through 1999. This analysis was based upon certain assumptions, including that the projections provided to Salomon by AMH and NME management were accurate. Based on advice from AMH and NME management, Salomon assumed pre-tax synergies from the Merger of $45 million in 1995, growing at 5% per year thereafter. The financial analysis indicated that the 1995 projected earnings were approximately 8.9% higher than the earnings per share projected for NME as a stand-alone entity, although approximately 4.5% lower for the 12 months ended May 31, 1994. Based on certain publicly available data, Salomon also

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
    compared Firm Value and certain income and balance sheet items (such as debt and EBDIAT) for the combined AMH/NME entity with those for the comparable companies described above under "-- Comparable Company Analysis."

      (viii) OTHER CONSIDERATIONS. Salomon also considered in its analyses certain qualitative factors and industry trends. These included, among others, operations, services and markets of AMH, NME and the combined entity after giving effect for the Merger. Salomon also conducted an ownership profile for AMH and NME Common Stock and reviewed the liquidity of the trading in each such Common Stock.

    The preparation of a fairness opinion is not susceptible to partial analysis or summary descriptions. Salomon believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion and the Salomon Report. Salomon has not indicated that any of the analyses which it performed had a greater significance than any other. The ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Salomon of the actual value of AMH or NME.

    In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of AMH or NME. The analyses which Salomon performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon's analysis of the fairness, from a financial point of view, of the consideration which the holders of AMH Common Stock would receive in the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    As described above, the opinion of Salomon was one of many factors taken into consideration by the Board of Directors of AMH in making its determination to approve the Merger. The opinion of Salomon does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for AMH or the effect of any other business combination in which AMH might have engaged.

    On or about December 5, 1994, Salomon was engaged by NME to serve as co-manager, with DLJ as lead underwriter, for NME in the Public Offering. On or about January 5, 1995, Salomon was engaged to serve as a dealer manager, with DLJ, to NME in the NME Tender Offers (as hereinafter defined). Salomon has advised AMH that Salomon does not believe that such engagements would interfere with its ability, if requested by AMH, to render confirmation of its opinion. In connection with such engagements, NME has agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the Federal securities laws, relating to or arising out of such engagements. Insofar as indemnification of Salomon for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provision, NME has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STOCKHOLDER CONSENT

    Section 228 of the Delaware General Corporation Law (the "DGCL") provides that action on a matter required or permitted under such law to be voted upon at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, by the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action if a meeting of stockholders were held at which all shares entitled to vote thereon were present and voted.

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
    Pursuant to Section 251 of the DGCL, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of AMH Common Stock is required to approve and adopt the Merger and the Merger Agreement. As provided by the Stockholder Agreements, written consents, representing approximately 61.4% of the outstanding AMH Common Stock, approving and adopting the Merger and the Merger Agreement have been executed in accordance with
Section 228 of the DGCL. See "The Merger -- Terms of the Merger -- Stockholder Approval; Stockholder Agreements."

    In accordance with the rules and regulations of the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Merger may not be consummated prior to March 1, 1995, the 20th business day following the mailing of this Information Statement/Prospectus to the stockholders of AMH.

    The Amended Bylaws of AMH incorporate by reference certain provisions of an Amended and Restated Stockholders Agreement (the "AMH Stockholders Agreement"), by and among GKH Investments, L.P. (the "Fund"), GKH Private Limited ("GKHPL"), First Plaza Group Trust ("First Plaza"), MBLP, 1987 MIP (1987 MIP and MBLP are affiliates of CS First Boston) and certain other AMH stockholders and AMH, dated as of July 30, 1991. The AMH Stockholders Agreement requires the consent of holders of 66 2/3% of the AMH Common Stock held by the parties to the AMH Stockholders Agreement or their permitted transferees (the "AMH Stockholders Agreement Shares") for approval of the Merger. The holders of more than the required 66 2/3% of the AMH Stockholders Agreement Shares have executed written consents to the Merger and the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger."

TERMS OF THE MERGER

    Set forth below is a brief description of certain terms of the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached hereto as Annex A and is incorporated herein by reference.

    At the Effective Time, Merger Sub will be merged with and into AMH, and the separate existence of Merger Sub will cease. AMH will be the surviving corporation (the "Surviving Corporation") in the Merger and will continue to exist as a wholly owned subsidiary of NME.

    At the Effective Time, each share of AMH Common Stock then issued and outstanding (other than shares held by persons seeking appraisal rights, shares held by NME and its subsidiaries) will be converted into the right to receive
(i) 0.42 of a fully paid and nonassessable share of NME Common Stock and (ii) $19.00 in cash ($19.25 if the Merger is consummated after March 31, 1995) (collectively, the "Merger Consideration"). Notwithstanding the foregoing, all shares of AMH Common Stock owned by NME or a direct or indirect wholly owned subsidiary of NME will be cancelled pursuant to the Merger Agreement. No fractional shares of NME Common Stock will be issued in the Merger, and holders of AMH Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares of NME Common Stock as described under "The Merger -- Terms of the Merger -- Fractional Shares" and "-- Exchange of Certificates." Prior to the Effective Time, NME or any of its subsidiaries may not engage in a business combination or material acquisition as a consequence of which Salomon advises AMH that Salomon is required to withdraw its fairness opinion, unless NME permits AMH stockholders to receive, at the election of AMH, $6.88 in cash in lieu of 0.42 shares of NME Common Stock as part of the Merger Consideration.

    AMH may elect to require NME to pay $6.88 in cash in lieu of 0.42 shares of NME Common Stock as part of the Merger Consideration if the Board of Directors of AMH determines that the transaction(s) giving rise to the withdrawal of the Salomon fairness opinion would be dilutive to the equity value of NME Common Stock or could otherwise create uncertainties in value on a short-term basis which would not permit former stockholders of AMH to otherwise make a timely and informed decision with regard to the retention or disposition of the shares of NME Common Stock otherwise receivable as part of the Merger Consideration. Since, however, the election of AMH will be dictated by facts and circumstances related to the specific business combination or material acquisition then involving NME, the ultimate determination will be dependent upon those facts and circumstances, and AMH cannot currently predict whether it would elect to receive cash in lieu of shares of NME Common Stock. If NME is unable to provide sufficient cash to complete payment of the Merger Consideration upon an election of AMH to receive an all cash payment of the Merger Consideration, NME's inability to obtain financing sufficient to provide such cash by May 31, 1995 would entitle AMH to terminate the Merger Agreement and to receive a termination fee from NME in the amount of $150,000,000.

    At the Effective Time, each issued and outstanding share of the common stock of Merger Sub will be converted into one share of common stock of the Surviving Corporation, all of which will be held by NME.

    A description of the relative rights, privileges and preferences of NME Common Stock and AMH Common Stock, including certain material differences between the rights of holders of NME Common Stock and AMH Common Stock, is set forth under "The Merger -- Comparative Rights of Stockholders."

    CLOSING; EFFECTIVE TIME. The closing of the Merger (the "Closing") will take place on the later of (i) 20 business days after the date this Information Statement/Prospectus is first given or sent to AMH stockholders, (ii) the third business day following notice from NME to AMH that it has obtained the proceeds from the financing necessary to provide for consummation of the Merger, and
(iii) the day on which all conditions set forth in the Merger Agreement are satisfied or waived, or at such other date as NME and AMH shall agree. The Merger will become effective upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as is specified in the certificate of merger (the "Effective Time").

    AMH STOCK OPTIONS. As of January 10, 1995, options to purchase 3,280,567 shares of AMH Common Stock (the "AMH Options") had been granted and remained outstanding and unexercised. The exercise prices of each of the foregoing grants was equal to the fair market value of AMH Common Stock on the date that the grant or the date on which commitment to make the grant was made and range from $7.03 to $24.54 per share. At the Effective Time, except as described below, each AMH option that is outstanding and unexercised, whether vested or unvested, will be cancelled (such cancellation, together with the cancellation of the AMH Options held by members of AMH's management described below, the "AMH Option Cancellation") in consideration for payment by AMH promptly after the Effective Time to holders of AMH Options of cash in an amount equal to (i) the product of
(A) the sum of (x) $19.00 ($19.25 if the Merger is consummated after March 31, 1995), plus (y) 0.42 times the average closing sales price of a share of NME Common Stock on the New York Stock Exchange (the "NYSE") over the ten consecutive trading days immediately preceding the consummation of the Merger, and (B) the number of shares of AMH Common Stock subject to AMH Options, less
(ii) the exercise price of such AMH Options. The foregoing notwithstanding, selected executive employees of AMH who hold approximately 1,220,200 AMH Options, including Robert W. O'Leary and John T. Casey, have agreed with AMH to cancel their AMH Options in exchange for an amount of cash and NME Common Stock equal to the Merger Consideration less an amount equal to the exercise price per share that such employees would have paid to AMH had they exercised their AMH Options prior to the Effective Time. Payment of the AMH Option Cancellation will be funded from AMH's available cash balances or from borrowings under AMI's revolving credit facility and using shares of NME Common Stock issued to AMI, in exchange for a note. See "The Merger -- Interests of Certain Persons in the Merger -- Stock Option Plans."

    DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Merger Agreement provides that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. It further provides that the officers of AMH immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective

Time until their respective successors are duly elected or appointed and qualify in the manner provided by the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

    DIRECTORS AND PRINCIPAL OFFICERS OF NME. It is anticipated that, as of the date following the Effective Time, the Board of Directors of NME will be increased from ten members to 13 members. Pursuant to the Merger Agreement, the three additional directors created by the increase in the Board of Directors will be nominated by AMH, subject to approval by NME, and appointed by the Board of Directors of NME to fill such vacancies. It is currently expected that such AMH nominees will be Robert W. O'Leary, currently Chairman of the Board and Chief Executive Officer of AMH, John T. Casey, currently President and Chief Operating Officer of AMH, and Thomas J. Pritzker, President and a director of Hyatt Corporation, a diversified company primarily engaged in real estate and hotel management activities, President and a director of the general partner of a limited partnership which is a general partner of GKH, and Chairman of the Board of Healthcare Compare Corp., a public company engaged in the managed healthcare business. Each of Messrs. O'Leary and Casey are currently directors of AMH and, if nominated, they, as well as Mr. Pritzker, have consented to serve as directors of NME. See "The Merger -- Interests of Certain Persons in the Merger -- Directors and Officers of NME and Surviving Corporation." It is anticipated that after consummation of the Merger Jeffrey C. Barbakow will continue to serve as Chairman of the Board and Chief Executive Officer of NME, Messrs. O'Leary and Casey will serve as Co-Vice Chairmen of the Board of Directors of NME and Michael H. Focht, Sr. will continue to serve as a director and as President and Chief Operating Officer of NME.

    EXCHANGE OF CERTIFICATES. AMH STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES EVIDENCING SHARES OF AMH COMMON STOCK FOR EXCHANGE UNLESS AND UNTIL THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL ARE RECEIVED OR OBTAINED FROM THE EXCHANGE AGENT (AS DEFINED BELOW).

    At or before the Effective Time, NME shall deposit in trust with The Bank of New York, as exchange agent (the "Exchange Agent"), for the benefit of holders of AMH Common Stock, (i) certificates representing the shares of NME Common Stock issuable as part of the Merger Consideration and cash in an amount equal to the aggregate cash component of the Merger Consideration to be paid to the holders of AMH Common Stock and (ii) cash to be paid in lieu of the issuance of fractional shares (as described below), as provided by the Merger Agreement. Promptly after the Effective Time, the Exchange Agent will mail or make available for delivery at its principal office letters of transmittal to the former AMH stockholders, to be used in forwarding their certificates representing shares of AMH Common Stock for surrender and exchange for the Merger Consideration, as well as cash for any fractional share interests in NME Common Stock to which such holders otherwise would be entitled. Until such surrender, certificates representing shares of AMH Common Stock (other than shares held by AMH stockholders who have elected appraisal rights and shares held by NME and its subsidiaries) will be deemed to represent the number of shares of NME Common Stock and the amount of cash into which such AMH shares were converted in the Merger, except that holders of AMH Common Stock certificates will not be entitled to receive dividends or any other distributions from NME until such certificates are so surrendered. When such certificates are surrendered, the holders of the NME certificates issued in exchange therefor will be paid, without interest, any dividends or other distributions which may have become payable with respect to such shares of NME Common Stock after the Effective Time.

    FRACTIONAL SHARES. No certificates or scrip representing a fractional share interest in NME Common Stock will be issued. In lieu of any such fractional share interest, each holder of AMH Common Stock who otherwise would be entitled to receive a fractional share interest in NME Common Stock in the Merger will be paid cash upon surrender of shares of AMH Common Stock in an amount equal to the product of such fraction multiplied by the average reported closing sale price of NME Common Stock on the NYSE over the ten consecutive trading days immediately preceding the date of consummation of the Merger (the "Average Price").

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) each of AMH's and NME's and certain of their respective subsidiaries' organization and similar corporate matters; (b) each of AMH's and NME's capital structure and the ownership of Merger Sub by NME; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) absence of conflicts under certificates of incorporation or by-laws, required consents or approvals and absence of violations of any instruments or law; (e) documents filed by each of NME and AMH with the Commission and the accuracy of the information contained therein; (f) the accuracy of information supplied by each of NME and AMH in connection with the Registration Statement and this Information Statement/Prospectus; (g) subject to certain exceptions, absence of certain specified material changes or events; (h) litigation; (i) absence of undisclosed liabilities; (j) taxes; (k) title to certain properties; (l) medicare participation/accreditation and recapture; (m) labor matters; (n) employee benefits and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (o) patents, licenses, franchises and formulas; (p) insurance; (q) approval by the respective Board of Directors; and (r) the hiring of brokers and finders.

    REGISTRATION RIGHTS. In satisfaction of a condition to the Merger Agreement, prior to the Effective Time NME will enter into a registration rights agreement (the "Registration Rights Agreement") with persons who may be considered to be "affiliates" of AMH for the purposes of the Securities Act, including without limitation the directors and executive officers of AMH and those persons (including Distributees, as therein defined) other than NME who are parties to Stockholder Agreements. The Registration Rights Agreement provides for registration under the Securities Act, at NME's expense, of the shares of NME Common Stock that such holders will receive in the Merger, which will permit such holders to sell such shares of NME Common Stock. Such holders have agreed not to effect a public sale or distribution of any of NME's securities under certain circumstances, including during the ten-day period prior to, and during the 80-day period beginning on, the closing date of an underwritten offering if so requested by the underwriter; provided, however, that no such request may be made by NME or any such underwriter prior to the 90th day following the Effective Time. A form of the Registration Rights Agreement is an exhibit to the Merger Agreement which is attached hereto as Annex A.

    SPECIAL DIVIDEND. Pursuant to the terms of the Merger Agreement, AMH is permitted and intends to declare a special dividend (the "AMH Special Dividend") payable on February 28, 1995 to stockholders of record on February 10, 1995. Payment of the AMH Special Dividend will be funded from AMH's available cash or from borrowings under AMH's revolving credit facility.

    CONDITIONS. The respective obligations of AMH and NME to effect the Merger are subject to the following conditions: (a) the expiration or termination of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and no action shall have been instituted by the DOJ or the Federal Trade Commission challenging or seeking to enjoin the Merger; (b) the effectiveness of the Registration Statement of which this Information Statement/Prospectus is a part and the absence of a stop order at the Effective Time; (c) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of AMH stockholders (such approval, if not withdrawn, is assured pursuant to the written consents received by AMH from holders of approximately 61.4% of the outstanding AMH Common Stock) and 20 business days having passed after the mailing of this Information Statement/Prospectus; (d) the absence of a preliminary or permanent injunction or other order by any Federal or state court or governmental authority in the United States prohibiting consummation of the Merger; and (e) the receipt by NME and AMH of the requisite permits, authorizations, consents or approvals from governmental entities.

    In addition, the obligations of AMH to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) NME and Merger Sub each shall have performed in all material respects their obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of NME and

Merger Sub contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by the Merger Agreement; (b) the receipt by AMH of certain opinions of counsel; (c) the receipt of a comfort letter from KPMG Peat Marwick LLP with respect to financial statements of NME included in this Information Statement/Prospectus and other matters customarily addressed by such letters; (d) that there has been no change in the financial condition, business, operations or prospects of NME and its subsidiaries, taken as a whole, that have had or would be reasonably likely to have a material adverse effect on NME, other than any such change that affects both NME and AMH in a substantially similar manner; (e) the NME Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE; and (f) the registration statement relating to the Registration Rights Agreement shall have been declared effective and no stop order shall have been issued in respect thereof.

    The obligations of NME and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) AMH shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of AMH contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by the Merger Agreement; (b) the receipt by NME of certain opinions of counsel; (c) the receipt of a comfort letter from Price Waterhouse LLP with respect to financial statements of AMH included in this Information Statement/Prospectus and other matters customarily addressed by such letters; and (d) that there has been no change in the financial condition, business, operations or prospects of AMH and its subsidiaries, taken as a whole, that would have had or would be reasonably likely to have a material adverse effect, other than any such change that affects both AMH and NME in a substantially similar manner.

    BUSINESS OF AMH AND NME PENDING THE MERGER. AMH has agreed that, among other things, prior to consummation of the Merger, unless NME otherwise shall agree in writing or unless otherwise contemplated by the Merger Agreement, AMH will conduct its business and the businesses of its subsidiaries in the ordinary course consistent with past practice and it will not, and will not permit without NME's prior written consent, which consent shall not be unreasonably withheld, any of its subsidiaries to: adopt or propose any change to the Restated Certificate of Incorporation or Amended Bylaws of AMH; declare, set aside or pay any dividends or other distributions with respect to the AMH Common Stock, except for the AMH Special Dividend; or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries. AMH has further agreed that neither it nor any of its subsidiaries shall issue any additional securities, except pursuant to existing obligations; merge or consolidate with any other person or acquire a material amount of assets of any other person; dispose of any fixed assets or any other material assets other than pursuant to existing contracts or commitments or in the ordinary course of business consistent with past practices; incur any indebtedness, except pursuant to existing credit facilities or arrangements; change any method of accounting or accounting practice, except for such change required by generally accepted accounting practices; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. AMH has further agreed that neither it nor any of its subsidiaries will grant any increases in the compensation of their respective officers and employees other than increases in the ordinary course of business and consistent with past practice.

    NME has agreed that, among other things, prior to the Effective Time, unless AMH shall otherwise agree in writing or unless otherwise contemplated by the Merger Agreement, NME will conduct its businesses and the businesses of its subsidiaries in the ordinary course consistent with past practice and will not and will not permit without AMH's prior written consent, which consent shall not be unreasonably withheld, any of its subsidiaries to: adopt or propose any change to the NME Articles of Incorporation or the NME Bylaws if such amendment would have an adverse effect on the Merger Consideration; declare, set aside or pay any dividend or other distribution with respect to the NME Common Stock; or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries. NME has further agreed that neither it nor any of its subsidiaries will, subject to certain exceptions, issue any additional securities, except pursuant to existing obligations or the Merger Agreement, other than in the ordinary course of business consistent with past practice; dispose of any fixed assets or any other material assets other than pursuant to existing contracts or commitments or in the ordinary course of business consistent with past practices; incur any indebtedness, except pursuant to existing credit facilities or arrangements; incur any indebtedness, other than in the ordinary course of business consistent with past practices; change any method of accounting or accounting practice, except for such change required by generally accepted accounting principles; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. In addition, NME has agreed that it will not, and will not permit its subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets from any other person if, prior to the consummation of such transaction, AMH is advised by Salomon that, as a result of such transaction, it is required to withdraw its fairness opinion unless NME permits the AMH stockholders, at the election of AMH, to receive $6.88 in cash per share of AMH Common Stock in lieu of the fraction of a share of NME Common Stock to be received as part of the Merger Consideration, together with the balance of the Merger Consideration. In such event, the Merger Consideration must be received by the AMH stockholders prior to or simultaneously with the consummation of such other transaction. See "The Merger -- Terms of the Merger."

    Pursuant to the Merger Agreement, from the date of the Merger Agreement to the Effective Time, Merger Sub will not engage in any activities of any nature except as provided in or contemplated by the Merger Agreement.

    CERTAIN EMPLOYEE BENEFITS. From and after the Effective Time, subject to applicable law and except as contemplated by the Merger Agreement, NME has agreed to honor, in accordance with their terms, all AMH employee benefit plans (as set forth in the Merger Agreement); provided, however, that nothing in the Merger Agreement precludes any change effected on a prospective basis in any such plan from and after the Effective Time. NME will provide benefits to employees of AMH who become employees of NME or continue after the Effective Time as employees of AMH which will, in the aggregate, be no less favorable than those provided to other similarly situated employees of NME from time to time. With respect to NME's employee benefit plans (as set forth in the Merger Agreement), NME has agreed to grant all employees of AMH from and after the Effective Time credit for all service with AMH, its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by AMH. To the extent such NME plans provide medical or dental welfare benefits after the Effective Time, such plans shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under deductible, coinsurance and maximum out-of-pocket provisions. Certain AMH employees have agreed to make their services available to NME as consultants during the period preceeding the Effective Time. In consideration for these services (and in anticipation of services to be rendered following the Effective Time), and in connection with a grant of options to certain NME employees, the Compensation Committee of the Board of Directors, which administers the NME option plan, has granted such AMH employees options to purchase NME Common Stock, which options shall have an exercise price equal to the fair market value of NME Common Stock on the date of grant and shall not be exercisable until after the Effective Time of the Merger and shall be forfeited if the Merger does not occur.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of AMH, in a number of circumstances, which include, among others by: (a) the mutual written consent of AMH and NME; (b) action of the Board of Directors of either AMH or NME (i) if the Merger shall not have been consummated by May 31, 1995 or (ii) if any court of competent jurisdiction or federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree, ruling or other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) action of the Board of

Directors of AMH, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of AMH determines that such termination is required by reason of any offer or proposal for, or any indication of interest in, a merger or other business combination involving AMH or any of the Company Subsidiaries (as defined in the Merger Agreement) or the acquisition of any equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal"), being made,
(ii) there has been a breach by NME or Merger Sub of any representation or warranty contained in the Merger Agreement which would have or would be likely to have a material adverse effect on NME, (iii) there has been a material breach by NME of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach, or (iv) prior to the earlier of May 31, 1995 or the Effective Time NME has been unable to secure the requisite financing for the Merger other than as a result of a material breach by AMH of any of the covenants or agreements set forth in the Merger Agreement; or (d) action of the Board of Directors of NME, if (i) there has been a breach by AMH of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on AMH, or (ii) there has been a material breach by AMH of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach.

    In the event of any such termination, the Merger Agreement shall forthwith become void and, except for a termination resulting from a willful breach by a party to the Merger Agreement, there shall be no liability on the part of any party or their respective officers or directors, except with respect to the payment of liquidated damages as specified below and sharing of certain expenses.

    ACQUISITION PROPOSALS. AMH has agreed that, until the Merger Agreement is terminated, it will not, directly or indirectly (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined), (ii) waive any provision of any standstill or similar agreements entered into by AMH or its subsidiaries, or (iii) engage in negotiations with, or disclose any nonpublic information relating to AMH or its subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, an Acquisition Proposal. However, the Merger Agreement does not prohibit AMH and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Commission under the Exchange Act, or (ii) furnishing information to, or entering into negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire AMH pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of AMH determines in good faith that such action is required for the Board of Directors of AMH to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, AMH provides written notice to the other party to the Merger Agreement to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the Board of Directors of AMH to comply with its fiduciary duties to stockholders imposed by law), AMH keeps NME informed of the status (but not the terms) of any such negotiations or discussions.

    LIQUIDATED DAMAGES. If, prior to the earlier of May 31, 1995 or the Effective Time, the Merger Agreement is terminated by the Board of Directors of AMH, (a) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders after receiving an Acquisition Proposal, NME shall be entitled to liquidated damages in cash equal to $75 million (reduced by any payment made to NME pursuant to the Stockholder Agreements, but subject to reimbursement of such amounts by AMH to such stockholders); or (b) because (i) there has been a breach by NME or Merger Sub of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on NME, (ii) there has been a material breach by

NME of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach, or (iii) NME has been unable to secure the requisite financing for the Merger, then AMH shall be entitled to liquidated damages in cash equal to $150 million.

    If, prior to the earlier of May 31, 1995 or the Effective Time, the Merger Agreement is terminated by the Board of Directors of NME because (i) there has been a breach by AMH of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on AMH, or (ii) there has been a material breach by AMH of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach, then NME shall be entitled to liquidated damages in cash equal to $150 million. If the liquidated damages payment is made and in the absence of termination resulting from fraud or a willful breach by a party to the Merger Agreement, the party making such payment shall have no further obligations to the terminating party.

    INDEMNIFICATION AND INSURANCE. NME has agreed that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of AMH and certain of its subsidiaries (collectively, the "Indemnified Parties") as provided by AMH or its subsidiaries in effect as of the date of the Merger Agreement or pursuant to the terms of any indemnification agreements entered into between AMH and any of the Indemnified Parties with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect to the fullest extent and for the maximum term permitted by law and shall be enforceable by the Indemnified Party against both AMH and NME. At the Effective Time, NME shall also directly assume AMH's indemnification obligations.

    The Merger Agreement also provides that NME will cause to be maintained in effect, for a period ending not sooner than the sixth anniversary of the Effective Time, the current policies of directors' and officers' liability insurance maintained by AMH or substitute policies providing at least equivalent coverage with respect to AMH's officers and directors as the policies maintained by AMH on behalf of such directors and officers of AMH as of the date hereof, and containing terms and conditions which are no less advantageous with respect to matters occurring prior to the Effective Time, provided that in no event shall NME or the Surviving Corporation be required to expend, to maintain or procure such insurance coverage, any amount per annum in excess of 200% of the aggregate premiums paid in 1994 on an annualized basis for such purpose.

    AMENDMENT AND WAIVER. Any of the provisions of the Merger Agreement may be amended by or pursuant to written action by all of the respective parties at any time before or after the approval of the Merger Agreement by AMH stockholders; provided however, that after any such approval, no amendment shall be made which alters the Merger Consideration or which in any way materially adversely affects the rights of AMH stockholders without their further approval. Prior to the earlier of May 31, 1995 or the Effective Time, the parties may extend the time for performance of the obligations of the other parties to the Merger Agreement, may waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger
Agreement or may waive compliance with any of the agreements or conditions contained in the Merger Agreement for their respective benefit contained in the Merger Agreement.

    EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that expenses incurred in connection with printing the Registration Statement and this Information Statement/Prospectus as well as the filing fee relating to the Registration Statement will be shared equally by NME and AMH.

    STOCKHOLDER APPROVAL; STOCKHOLDER AGREEMENTS. In connection with, and as a condition and inducement to, NME's execution of the Merger Agreement, NME entered into three Stockholder Agreements, one with the Fund and GKHPL, one with 1987 MIP and MBLP (1987 MIP and MBLP are affiliates of CS First Boston), and one with Mellon Bank N.A., as trustee of First Plaza (each, a

"Stockholder"). Such agreements, which were exchanged following execution of the Merger Agreement, were negotiated commencing on October 5, 1994 and thereafter were part of the negotiations with respect to the Merger Agreement. See "The Merger -- Background of the Merger" and "-- Interests of Certain Persons in the Merger." The summary set forth below includes the material terms of the Stockholder Agreements. However, such summary is subject to, and qualified in its entirety by reference to, the terms of the Stockholder Agreements. A form of the Stockholder Agreements is an exhibit to the Merger Agreement which is annexed hereto as Annex A.

    Pursuant to the Stockholder Agreements, the Stockholders have agreed to vote all of their Stockholder Shares (as defined below) on matters as to which each such Stockholder is entitled to vote at a meeting of the stockholders of AMH, or by written consent without a meeting, as follows: (i) in favor of approval and adoption of the Merger Agreement and all related matters; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of AMH under the Merger Agreement; and (iii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger. In connection with the voting provisions of the Stockholder Agreements, each Stockholder appointed NME, with full power of substitution, as attorney and proxy to vote all Stockholder Shares with respect to those matters described in clauses (i), (ii) and (iii) above. NME does not have the right, ability or power to vote any of the Stockholder Shares in connection with the election of directors of AMH. In addition, in the event that the Board of Directors of AMH elects to terminate the Merger Agreement in the exercise of its fiduciary duty to pursue an Acquisition Proposal, voting rights in respect of the Stockholder Agreements which could impact the Acquisition Proposal would expire on June 30, 1995, after which the Stockholders would be free to consider any such Acquisition Proposal.

    The "Stockholder Shares" covered by each Stockholder Agreement are shares of AMH Common Stock beneficially owned by the respective Stockholder on October 10, 1994 (including without limitation any such shares acquired by way of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction). As of October 10, 1994, each of the Stockholders beneficially owned the following Stockholder Shares, each of which is subject to the provisions of their respective Stockholder Agreements: (i) the Fund and GKHPL, 24,719,168 and 934,596 shares of AMH Common Stock, respectively; (ii) MBLP and 1987 MIP, 10,595,282 and 710,168 shares of AMH Common Stock, respectively (MBLP and 1987 MIP are controlled by CS First Boston, Inc., the sole stockholder of CS First Boston, and, therefore, CS First Boston, Inc. may be considered to be the beneficial owner of 11,305,450 shares of AMH Common Stock); and (iii) Mellon Bank, N.A., as trustee of First Plaza, 10,663,636 shares of AMH Common Stock. As of September 30, 1994, such Stockholder Shares constituted approximately 61.4% of the outstanding shares of AMH Common Stock.

    Each Stockholder has agreed pursuant to the Stockholder Agreements to pay to NME an Alternate Transaction Payment (as defined below), subject to reimbursement of such amount by AMH not to exceed $75,000,000 in the aggregate, with respect to any Stockholder Shares sold, transferred or otherwise disposed of by the respective Stockholder, promptly following the transfer of Stockholder Shares to any person other than NME or its affiliates (any such person, an "Acquiring Person") if, pursuant to any transaction which is consummated or with respect to which an agreement is entered into on or prior to June 30, 1995, an Acquiring Person (i) acquires beneficial ownership of any or all of a Stockholder's Stockholder Shares or (ii) consummates a merger, consolidation or other business combination with, or purchases all or substantially all of the assets of, AMH (each such transaction described in the foregoing clause (i) or (ii), an "Alternate Transaction").

    An "Alternate Transaction Payment" is an amount equal to the product of (i) the excess of the Alternate Transaction Price (as defined below) over $25.88, or, if the transaction is consummated after March 31, 1995, $26.13, times (ii) the number of Stockholder Shares, if any, sold or transferred by the Stockholder to an Acquiring Person, or received by a Stockholder by virtue of an Alternate Transaction. In the event that the consideration for the Stockholder Shares consists  in  whole  or in  part  of  property other  than  cash,  the Alternate
Transaction Payment shall be made by delivery to NME of a percentage of each type of property received determined by dividing the amount of the Alternate Transaction Payment (expressed on a per share basis) by the Alternative Transaction Price. "Alternate Transaction Price" means the price per share paid by any Acquiring Person after October 10, 1994 for any Stockholder Shares, which includes, if applicable, the fair market value of securities or other property other than cash exchanged for Stockholder Shares or received for AMH's assets, calculated as a per share price, as determined by the investment banking firm retained by AMH to evaluate such proposal.

    For purposes of determining whether an Alternate Transaction exists, an Acquiring Person will be deemed to have acquired beneficial ownership of any Stockholder Shares which (i) such person or any of its Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly; (ii) such person or any of its Affiliates or Associates has, directly or indirectly, (x) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote pursuant to any agreement, arrangement or understanding; or
(iii) are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of AMH Common Stock (other than shares of AMH Common Stock owned by other persons that are parties to the AMH Stockholders Agreement).

    Pursuant to the Stockholder Agreements each Stockholder also has agreed not to, and will cause its officers, directors, employees and agents not to, directly or indirectly (i) take any action to initiate, solicit or encourage any Acquisition Proposal, or (ii) engage in negotiations with, or disclose any nonpublic information relating to AMH or its subsidiaries, or afford access to their respective books or records to, any person that may be considering making, or has made any Acquisition Proposal.

    Each Stockholder has further agreed that if a record date for any dividend or distribution to be paid (whether in cash or property, including without limitation securities) on the Stockholder Shares occurs during the term of the Stockholder Agreement (other than the AMH Special Dividend intended to be declared by the Board of Directors of AMH, as permitted by the Merger Agreement), NME and such Stockholder will enter into an escrow arrangement pursuant to which any payment of any such dividend or distribution will be held in escrow. Upon consummation of any Alternate Transaction, such dividend or distribution made on such Stockholder Shares will be delivered to NME together with the Alternate Transaction Payment.

    Finally, under the Stockholder Agreements each Stockholder has agreed that, without the prior written consent of NME, such Stockholder will not (i) sell, transfer, assign, pledge or otherwise dispose of or hypothecate any of such
Stockholder's Stockholder Shares; (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares as to any matter relating to the consummation of the Merger; or (iii) take any action that would make any representation or warranty of such Stockholder contained in the respective Stockholder Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under such Stockholder Agreement.

    The Stockholder Agreements terminate upon the earlier to occur of (i) June 30, 1995, provided, that, if the Merger Agreement is terminated by AMH due to a material breach by NME, the Stockholder Agreements will terminate on the effective date of such termination of the Merger Agreement; (ii) the Effective Time of the Merger; or (iii) with respect to each Stockholder, immediately following the making of an Alternate Transaction Payment for all of the Stockholder Shares owned by such Stockholder; provided, that, in the case of any termination pursuant to clause (i), the Stockholder Agreements will continue with respect to all Stockholder Shares with respect to which an agreement is entered into prior to such termination until payment of the Alternate Transaction Payment for such
shares   is  made  or  such  agreement  is  terminated.  Upon  termination,  the
Stockholder Agreements will have no further force or effect except that the remedies of specific performance and injunctive relief afforded by such agreements shall continue to apply.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is for general information only and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to particular AMH stockholders or holders of AMI 9 1/2% Convertible Debentures (as hereinafter defined) in light of their individual investment circumstances or to certain types of stockholders subject to special tax rules (E.G., financial institutions, broker-dealers, insurance companies, and tax-exempt organizations). In addition, there may be possible state, local or foreign tax consequences, none of which are discussed below. This summary assumes that AMH stockholders and holders of AMI 9 1/2% Convertible Debentures have held their shares of AMH Common Stock or AMI Convertible Debentures as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each AMH stockholder and each holder of AMI 9 1/2% Convertible Debentures is urged to consult his tax advisor regarding the specific Federal, state, local, and foreign income and other tax consequences of the Merger and the conversion of the AMI 9 1/2% Convertible Debentures.

    THE MERGER. The receipt by an AMH stockholder of cash and NME Common Stock in exchange for AMH Common Stock in the Merger (or the receipt of cash upon the exercise of appraisal rights or in certain specified circumstances) will be a taxable transaction for Federal income tax purposes and may be taxable under state, local or foreign tax laws as well. An AMH stockholder will recognize capital gain or loss equal to the difference between the tax basis for the AMH Common Stock surrendered in the Merger and the sum of the (i) cash and (ii) fair market value of the NME Common Stock received in the Merger (or the cash received in lieu of such stock) as determined at the Effective Time. Such gain or loss will be long-term gain or loss if the exchanging AMH stockholder has held his AMH Common Stock for more than one year. AMH stockholders will have a tax basis in the NME Common Stock received in the Merger equal to its fair market value as determined at the Effective Time.

    AMH SPECIAL DIVIDEND. AMH intends to treat the AMH Special Dividend as the payment of a dividend for Federal income tax purposes includible in the ordinary income of AMH stockholders upon receipt.

    CONVERSION OF THE AMI 9 1/2% CONVERTIBLE DEBENTURES. Upon conversion of the AMI 9 1/2% Convertible Debentures into (i) shares of AMH Common Stock prior to the Effective Time or (ii) cash and shares of NME Common Stock after the Effective Time (or the receipt of cash in certain specified circumstances), a holder of AMI 9 1/2% Convertible Debentures will recognize capital gain or loss in an amount equal to the difference between his adjusted tax basis in the converted debentures and the sum of any cash received and the fair market value of the shares received determined as of the conversion date. Such gain or loss will be long term if the AMI 9 1/2% Convertible Debentures have been held for more than one year. A holder will have a tax basis in the shares received pursuant to the conversion in an amount equal to their fair market value determined as of the conversion date and his holding period for the shares received will commence with the day following the date of conversion. The Federal income tax consequences of exchanging, pursuant to the Merger, any shares of AMH Common Stock received upon conversion of the AMI 9 1/2% Convertible Debentures will be as described above under "-- The Merger." See "Financing for the Merger and the Related Transactions -- The AMI Redemptions" and "Selected Information Concerning NME and AMH -- American Medical Holdings, Inc. -- AMI Convertible Debentures."

ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for by the purchase method of accounting in accordance with generally accepted accounting principles for accounting and financial reporting purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In reviewing the actions of the Board of Directors and certain stockholders of AMH with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of AMH should be aware that certain members of the management of AMH and the Board of Directors of AMH, as well as certain AMH stockholders, have interests in the Merger that are in addition to the interests of stockholders of AMH generally.

    AMH STOCKHOLDERS AGREEMENT. The AMH stockholders which have delivered the Stockholder Agreements and who in the aggregate own approximately 61.4% of the outstanding AMH Common Stock, namely the Fund, GKHPL, Mellon Bank, N.A., as trustee of First Plaza, MBLP and 1987 MIP, also are parties with certain other stockholders of AMH to the AMH Stockholders Agreement. Under the terms of the AMH Stockholders Agreement, the Fund, GKHPL, First Plaza, MBLP and 1987 MIP (MBLP and 1987 MIP are affiliates of CS First Boston), together with the other parties thereto, have the right to designate, and have designated, a majority of the nominees who have been elected to AMH's Board of Directors and, accordingly, effectively control the selection of executive officers and other key employees and the establishment of AMH's operating policies. AMH also has retained and agreed to pay financial advisory fees in connection with services performed by CS First Boston and GKH in conjunction with the Merger Agreement in the aggregate amount of $10,000,000, plus reimbursement of up to $100,000 of expenses, pursuant to the recommendation of an independent committee of the Board of Directors of AMH and upon approval of retention of such persons to act as financial advisors by the Board of Directors of AMH (with the interested directors abstaining with respect thereto).

    STOCK OPTION PLANS. The following table sets forth information with respect to the number of vested AMH Options, and the acceleration of unvested AMH Options, held by the persons named below, assuming the Effective Time is on March 1, 1995.

                                                                 NUMBER OF UNVESTED                 NET PROCEEDS
                                                                  AMH STOCK OPTIONS                   FROM AMH
                                             NUMBER OF VESTED      AT FEBRUARY 28,      AVERAGE     STOCK OPTIONS
                                             AMH STOCK OPTIONS       1995 TO BE         EXERCISE      UNDER THE
                                              AT FEBRUARY 28,      ACCELERATED AT      PRICE PER       MERGER
NAME AND TITLE                                     1995            EFFECTIVE TIME        SHARE      AGREEMENT(1)
- ------------------------------------------  -------------------  -------------------  ------------  -------------
Robert O'Leary
 Chairman and Chief Executive Officer               246,600              153,400      $       9.75   $ 6,178,000
John T. Casey
 President and Chief Operating Officer              120,080               80,120              9.75     3,092,089
Alan Chamison
 Executive Vice President and Chief
 Financial Officer                                  120,000               80,000              9.75     3,089,000
O. Edwin French
 Senior Vice President                               36,500               63,500            13.535     1,166,000
W. Randolph Smith
 Executive Vice President                            85,318              --                7.03325     1,549,524
Terry Linn
 Vice President -- Development                       24,000               76,000          10.85625     1,433,875
Lawrence N. Kugelman
 Executive Vice President                            75,000              125,000              9.75     3,089,000
Thomas J. Sabatino, Jr.
 Vice President and General Counsel                  14,600               45,400          12.53125       759,825

                                                                 NUMBER OF UNVESTED                 NET PROCEEDS
                                                                  AMH STOCK OPTIONS                   FROM AMH
                                             NUMBER OF VESTED      AT FEBRUARY 28,      AVERAGE     STOCK OPTIONS
                                             AMH STOCK OPTIONS       1995 TO BE         EXERCISE      UNDER THE
                                              AT FEBRUARY 28,      ACCELERATED AT      PRICE PER       MERGER
NAME AND TITLE                                     1995            EFFECTIVE TIME        SHARE      AGREEMENT(1)
- ------------------------------------------  -------------------  -------------------  ------------  -------------
Bary G. Bailey
 Vice President and Controller                       30,000              --                7.03325       544,852
Michael N. Murdock
 Vice President and Treasurer                        30,000              --                7.03325       544,852

- ------------------------
(1) Based upon an assumed value of a share of NME Common Stock of $14.75 and consummation of the Merger prior to April 1, 1995. See "The Merger -- Terms of the Merger -- AMH Stock Options" and "-- Interests of Certain Persons in the Merger -- Tax Gross-Up."

    NME STOCK OPTION GRANTS. The Compensation and Stock Option Committee of NME's Board of Directors (the "NME Compensation Committee") met on January 23, 1995 to consider granting stock option awards to various NME employees and consultants under NME's 1991 Stock Option Plan (the "1991 Plan"). The NME Compensation Committee considered that Messrs. Casey and Smith (a) have made themselves available to serve as consultants and advisers to NME during the transition period prior to the closing of the Merger, (b) are expected to assist in the integration of the businesses of NME and AMH, and (c) are expected to make significant contributions to NME's business following the Merger, and resolved to grant Mr. Casey options to purchase 33,000 shares of NME Common Stock and Mr. Smith options to purchase 100,000 shares of NME Common Stock. Such options have an exercise price equal to $13.875 (the fair market value of the NME Common Stock at the close of business on the date of the grant), have a term of ten years and will vest one-third per year over three years, subject to the terms and conditions set forth in the 1991 Plan and Mr. Casey's and Mr. Smith's individual agreements evidencing such option awards. Such options also are subject to forfeiture (a) in the event the Merger is not consummated by May 31, 1995 and (b) if Mr. Casey and/or Mr. Smith, as the case may be, does not become an employee of NME or one of its subsidiaries immediately upon the effectiveness of the Merger.

    SEVERANCE PAY. AMH has entered into agreements with Messrs. O'Leary, Casey, Chamison, French, Kugelman, Sabatino, Bailey and Murdock, which provide that if the employee's employment is terminated either voluntarily within 120 days after a change in control (which term would include consummation of the Merger) or involuntarily within 12 months after a change in control, such employee will be entitled to receive severance pay based upon the employee's annual base salary for the fiscal year then most recently commenced. Agreements were entered into with Messrs. O'Leary (as of June 12, 1991, as amended as of November 17, 1992), Casey (as of October 1, 1991, as amended as of December 7, 1992), Chamison (as of August 4, 1991, as amended as of November 17, 1992), French (as of November 15, 1991, as amended as of December 8, 1992), Kugelman (as of October 30, 1992, as amended as of December 10, 1992) and Sabatino (as of November 1, 1992, as amended as of October 10, 1994) and Messrs. Bailey and Murdock (each of which was entered into as of October 10, 1994). Except for Mr. O'Leary, the amount of severance pay is equal to 12 months base salary. Mr. O'Leary would receive 15 months base salary. Mr. Casey, however, has waived his entitlement to the severance payment described above pursuant to a letter of understanding entered into with NME. See "Casey Letter of Understanding" below.

    1990 SUPPLEMENTAL BENEFIT PLAN. The AMH 1990 Supplemental Benefit Plan (the "SERP") is a nonqualified supplemental retirement plan. The amount of the benefit payable under the SERP is based upon a percentage of average annual compensation multiplied by years of service with AMH up to 20 years less any other AMH retirement benefits and social security benefits payable to the executive. Normally participants vest in their benefits under the SERP after ten years. AMH has

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agreed to provide Messrs. O'Leary, Casey, Chamison, French, Kugelman,  Sabatino,
Bailey and Murdock with full vesting in and 20 years of assumed service under the SERP upon a change of control (which term would include consummation of the Merger).

    The present value of the additional benefits provided under such agreements in relation to change of control vesting to Messrs. O'Leary, Casey, Chamison, French, Kugelman, Sabatino, Bailey and Murdock, respectively, assuming an 8.75% discount rate and using the 1984 Unisex Pension Mortality Table Set forward One Year for Males (PBGC), and based on retirement at age 55, is as follows:
$2,113,507, $732,899, $1,408,219, $548,126, $1,132,027, $157,646, $126,275,  and
$119,666, respectively. The AMH Compensation Committee determined to take such action with respect to Messrs. O'Leary, Casey, Chamison, French, and Kugelman on January 13, 1993, and, with respect to Messrs. Sabatino, Bailey and Murdock, on October 10, 1994.

    TAX GROSS-UP. Upon the occurrence of the Merger, certain executive officers of AMH may be subject to the potential imposition of excise tax under Section 4999 of the Code, to the extent that payments resulting from the Merger are deemed to constitute "excess parachute payments" under Section 280G of the Code. In addition, AMH would not be permitted to claim a deduction for Federal income tax purposes to the extent of any such excess parachute payments. On October 10, 1994, AMH agreed to make payment to affected executives in the group consisting of Messrs. O'Leary, Casey, Chamison, French, Kugelman, Sabatino, Bailey and Murdock in an amount equal to all excise taxes payable by such executives on such excess parachute payments (the "Gross-Up Payment"), including any excise and income tax payable by reason of the Gross Up Payment; provided, however, the maximum aggregate Gross-Up Payments which AMH may be obligated to pay shall in no event exceed $8 million. In the event that the amount of such taxes exceeds $8 million, the Gross-Up Payments would be apportioned among the affected executives on a pro rata basis. In order for an executive to be eligible to receive Gross-Up Payments, such affected executive must agree in writing to accept the consideration (including the mix of cash and securities, if applicable) payable upon the Merger to AMH stockholders in general with respect to any AMH Options then held by the affected executive, notwithstanding any provision in the executive's employment or stock option agreement or the AMH stock option plans under which such options were granted to the contrary regarding payment in cash. Each of Messrs. O'Leary, Casey, Chamison, French,
Kugelman, Sabatino, Bailey and Murdock have so agreed in writing. See "The Merger -- Terms of the Merger -- AMH Stock Options."

    MEDICAL BENEFITS CONTINUATION. On October 10, 1994, AMH agreed that, if in connection with or subsequent to a change of control (which term would include the consummation of the Merger), any director's membership on the Board of Directors is terminated for any reason, or Mr. Chamison's employment is terminated for any reason, then such affected individual shall be entitled to continue coverage under the terms of the AMH group health insurance plan (or similar coverage) until the earlier of the date the affected individual becomes eligible for Medicare or otherwise fails to pay any applicable premium. This coverage is in addition to any continuation coverage that may otherwise be required by law. The estimated cost of providing such benefits if the employment and directorships of all such individuals were terminated following consummation of the Merger is approximately $436,000 based upon certain actuarial assumptions (i.e. medical cost increases of 5% per annum, annual employee premium increases of 3%, discount rate of 9%, initial annual cost per participant of $7,215, and initial annual premium charge per participant of $2,400).

    INCENTIVE COMPENSATION PLANS. Under the AMH Annual Incentive Compensation Plan and the AMH Long-Term Incentive Compensation Plan (collectively, the
"Incentive Compensation Plans") bonus compensation is payable by reason of attainment of performance goals in two categories, operating income and operating expense. If the threshold level is attained, then 25% of the potential incentive opportunity is awarded, 60% is awarded upon attainment of target goals, and 100% is awarded upon attainment of maximum goals. One-third of each year's award is subject to mandatory deferral, and is payable ratably over two years, if the performance goals for such subsequent years are met. Pursuant to the agreements described in "-- Severance Pay" above with Messrs. O'Leary, Casey, Chamison, French, Kugelman, Sabatino, Bailey and Murdock, upon a change in control (which term

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
includes the consummation of the Merger) such individuals will be fully vested in all amounts payable under the Incentive Compensation Plans, including all deferred amounts. Additionally, these individuals will be deemed to have satisfied the target performance goals for the 1995 fiscal year entitling them to 100% of their awards. The target awards for Messrs. O'Leary, Casey, Chamison, French, Kugelman, Sabatino, Bailey and Murdock for fiscal 1995 under the Incentive Compensation Plans are $479,115, $227,136, $227,136, $117,219,
$219,625, $81,120, $65,572 and $65,572, respectively, and the amounts currently deferred are $374,815, $207,840, $207,840, $107,894, $35,607, $56,390, $57,832,
and $57,832, respectively.

    DIRECTORS' RETIREMENT PLAN. The AMH Directors' Retirement Plan (the "Directors' Retirement Plan") is a nonqualified retirement plan which provides retirement benefits to directors of AMH upon the later of their retirement from the Board or age 65. The amount of yearly retirement payments is equal to the base annual retainer paid by AMH to independent directors in the year of the payment, but in no event less than the annual retainer in effect at the time the recipients became members of the Board, or ceased to be members of the Board, whichever is greater. Payments are made for a period of ten years or, if greater, the number of the years the individuals were members of the Board, but in no event later than the month in which the member's death occurs. Both independent and employee directors are eligible to participate in the Directors' Retirement Plan. On October 10, 1994, the Directors' Retirement Plan was amended to provide that previously unvested independent directors (specifically, J. Robert Buchanan, Robert B. Calhoun, Jr., Sheldon S. King, Dan W. Lufkin and Harold M. Williams) were eligible to participate in the Directors' Retirement Plan regardless of their years of service as members of the Board of Directors. Previously, the Directors' Retirement Plan required independent directors who did not serve previously as employee directors to be members of the Board of Directors for a period of five years prior to being eligible to participate.

    LOAN TO MR. CASEY. In July 1993, AMH made an interest free loan to Mr. Casey in the amount of $375,000. Under the terms of his loan agreement AMH agreed to forgive $10,417 of Mr. Casey's loan each month if he remained employed by AMH on the last day of such month. On October 10, 1994, AMH agreed that in the event of a change of control (which term would include consummation of the Merger) all amounts due and owing on Mr. Casey's loan will be cancelled, and Mr. Casey will not be required to repay any outstanding balance on such loan. As of September 30, 1994 the outstanding balance on Mr. Casey's loan was $223,953.

    DIRECTORS AND OFFICERS OF NME AND THE SURVIVING CORPORATION. It is currently anticipated that Messrs. O'Leary and Casey will become directors of NME immediately following the Effective Time. In addition, the directors of Merger Sub at the Effective Time will be the initial directors of the Surviving Corporation, and the officers of AMH at the Effective Time will be the initial officers of the Surviving Corporation. See "The Merger -- Terms of the Merger" "-- Directors and Officers of the Surviving Corporation" and "-- Directors and Principal Officers of NME."

    CASEY LETTER OF UNDERSTANDING. NME and Mr. Casey have entered into a letter of understanding pursuant to which (i) effective April 1, 1995, Mr. Casey will assume part-time at-will, rather than full-time, employee status, at a salary of $12,500 per month (assuming a one-third time commitment), (ii) in lieu of any entitlement to the severance payment described in "Interests of Certain Persons
- -- Severance Pay" above, which Mr. Casey has waived, Mr. Casey will receive a one-time bonus equal to twelve times his current monthly base salary, (iii) Mr. Casey will be granted non-qualified employee stock options to purchase NME stock in an amount equal to one-third the number of options to be granted to employees at the executive vice president level, (iv) Mr. Casey will be eligible to receive an annual bonus (with a target of 50% of his base salary and a maximum of 75% of his base salary) and other executive benefits (except participation in certain retirement plans), and (v) if Mr. Casey is involuntarily terminated prior to April 1, 1996, he will receive a severance benefit equal to six months base salary at the rate of $12,500 per month.

    FINANCIAL ADVISOR FEES. For information with respect to fees payable to the AMH Financial Advisors, see "The Merger -- Background of the Merger."

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
    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides for indemnification of, and maintenance of liability insurance for, officers and directors of AMH and its subsidiaries. See "The Merger -- Terms of the Merger -- Indemnification and Insurance."

    WAIVER OF VESTING PROVISIONS IN NME DIRECTOR STOCK OPTION PLAN. On October 10, 1994, the NME Board of Directors adopted a resolution waiving the vesting acceleration provisions of the NME Director Stock Option Plan and the NME Director Restricted Share Plan. In the absence of such a waiver, all outstanding director options, i.e., options for a total of 40,000 shares as of March 1, 1995 of NME Common Stock, would have vested upon effectiveness of the Merger and the acquisition by parties to the Stockholder Agreements of greater than 5% of the NME Common Stock, and all conditions associated with any unvested restricted shares, a total of 18,000 shares of restricted stock, would have been deemed to be met, and each such award would have become fully vested.

APPRAISAL RIGHTS IN THE MERGER

    Holders of AMH Common Stock are entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of AMH Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Annex B to this Information Statement/Prospectus. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of AMH Common Stock as to which appraisal rights are asserted.

    Under the DGCL, holders of shares of AMH Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of AMH Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

    Under Section 262, where a merger is approved pursuant to a written consent of stockholders in lieu of a meeting thereof, as in the case of the Merger, AMH, either before the Effective Date of the Merger or within ten days thereafter, must notify each of its stockholders entitled to appraisal rights of the Effective Date of the Merger and that such appraisal rights are available and include in such notice a copy of Section 262. This Information Statement/Prospectus shall constitute such notice to the holders of shares of AMH Common Stock, and a copy of Section 262 is attached to this Prospectus/ Information Statement as Annex B. Any AMH stockholder who or which wishes to exercise such appraisal rights or who or which wishes to preserve his or its right to do so should review the following discussion and Annex B carefully because failure to comply timely and properly with the procedures specified will result in the loss of appraisal rights under the DGCL.

    A HOLDER OF SHARES OF AMH COMMON STOCK WISHING TO EXERCISE HIS OR ITS APPRAISAL RIGHTS MUST DELIVER TO AMH, AS THE SURVIVING CORPORATION IN THE MERGER, PRIOR TO FEBRUARY 20, 1995 (BEING 20 DAYS AFTER THE DATE OF THE MAILING OF THIS INFORMATION STATEMENT/PROSPECTUS), A WRITTEN DEMAND FOR APPRAISAL OF HIS OR ITS SHARES OF AMH COMMON STOCK. IN ADDITION, A HOLDER OF SHARES OF AMH COMMON STOCK WISHING TO EXERCISE HIS OR ITS APPRAISAL RIGHTS MUST HOLD OF RECORD SUCH SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH SHARES UNTIL THE EFFECTIVE TIME OF THE MERGER.

    Only a stockholder of record of AMH Common Stock is entitled to assert appraisal rights for the shares of AMH Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or its name appears on his or its stock certificates. If the shares of AMH Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of AMH Common
Stock  are  owned  of  record   by  more  than  one   person,  as  in  a   joint

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
tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker, who or which holds shares of AMH Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of AMH Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of AMH Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of AMH Common Stock as to which appraisal is sought, and where no number of shares of AMH Common Stock is expressly mentioned, the demand will be presumed to cover all shares of AMH Common Stock held in the name of the record owner. Stockholders who hold their shares of AMH Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written demands for appraisal should be sent or delivered to AMH at 14001 Dallas Parkway, Dallas, Texas 75240, Attention: Chief Financial Officer.

    Within 120 days after the Effective Time of the Merger, but not thereafter, AMH or any stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of AMH Common Stock held by any such stockholder. AMH is under no obligation and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of AMH Common Stock.
Accordingly, if no stockholder who or which has complied with each of the requirements set forth above files such a petition within 120 days after the Effective Time of the Merger, the rights of all such stockholders to appraisal will cease.

    Within 120 days after the Effective Time of the Merger, any stockholder of AMH who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from AMH a statement setting forth the aggregate number of shares of AMH Common Stock not voted in favor of (by way of any written consent) the approval and adoption of the Merger Agreement and the Merger and with respect to which demands for appraisal have been received and the aggregate number of such stockholders. Such statement must be mailed to such stockholder within ten days after a written request therefor has been received by AMH or within ten days after the expiration of the 20-day period for delivery of demands for appraisal by stockholders outlined above, whichever is later.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of AMH Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of AMH Common Stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of AMH Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court also may order that all or a portion of the expenses

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
incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of AMH Common Stock entitled to appraisal.

    Any holder of shares of AMH Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares of AMH Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record of AMH Common Stock as of a date prior to the Effective Time of the Merger).

    If any stockholder who demands appraisal of his or its shares of AMH Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his or its right to appraisal, as provided in Section 262, the shares of AMH Common Stock of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect his or its right to appraisal by not making a timely written demand as set forth above. A stockholder can effectively withdraw his or its right to appraisal if the stockholder delivers to AMH a written withdrawal of his or its demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger will require the written approval of AMH. A stockholder can lose his or its right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the Merger or in the event the Delaware Court of Chancery requires submission of the stock certificates to the Register in Chancery, if the stockholder fails to comply with such direction.

    The foregoing is a brief summary of the rights of dissenting stockholders, does not purport to be a complete statement thereof and is qualified in its entirety by reference to the applicable statutory provisions of the DGCL which are set forth in Annex B hereto.

REGULATORY APPROVAL

    Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger could not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied.

    NME and AMH each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 28, 1994 with respect to the Merger. The required waiting period with respect to the Merger expired on November 27, 1994. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of NME or AMH. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of NME or AMH. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

LITIGATION RELATING TO THE MERGER

    To date, a total of nine purported class actions (the "Class Actions") have been filed challenging the Merger. Seven of the Class Actions have been filed in the Delaware Court of Chancery and are entitled (i) JEFFREY STARK AND GARY PLOTKIN V. ROBERT W. O'LEARY, ROBERT J. BUCHANAN, JOHN T. CASEY, ROBERT B. CALHOUN, HARRY J. GRAY, HAROLD J. [SIC] HANDELSMAN, SHELDON S. KING, MELVYN N. KLEIN, DAN W. LUFKIN, WILLIAM E. MAYER AND HAROLD S. WILLIAMS (the "AMH Directors") AND AMH, C.A. NO. 13792, (ii) 7457 PARTNERS V. THE AMH DIRECTORS AND AMH, C.A. NO. 13793, (iii) MOISE KATZ V. THE AMH DIRECTORS AND AMH, C.A. NO. 13794, (iv) CONSTANTINOS KAFALAS V. THE AMH DIRECTORS AND AMH, C.A. NO. 13795,
(v) F. RICHARD MANSON V. THE AMH DIRECTORS, NME AND AMH, C.A. NO. 13797, (vi) LISBETH GREENFELD V. THE AMH DIRECTORS AND AMH, C.A. NO. 13799 and (vii) JOSEPH FRANKEL V. THE

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
AMH DIRECTORS AND AMH, C.A. NO. 13800. The seven Class Actions filed in the Delaware Court of Chancery have been consolidated under the caption, IN RE AMERICAN MEDICAL HOLDINGS, INC., SHAREHOLDERS LITIGATION, C.A. No. 13797. In addition, two purported class actions entitled RUTH LEWINTER AND RAYMOND CAYUSO
V. THE AMH DIRECTORS (with the exception of Harold S. Williams), NME AND AMH, CASE NO. BC 115206 and DAVID F. AND SYLVIA GOLDSTEIN V. THE AMH DIRECTORS (with the exception of Harold S. Williams), NME AND AMH, CASE NO. BC 116104, have been filed in the Superior Court of the State of California, County of Los Angeles. The California actions have been stayed pending the resolution of the Delaware actions. The complaints filed in each of the Class Actions are substantially similar, are brought by purported stockholders of AMH and, in general, allege that the directors of AMH breached their fiduciary duties to the plaintiffs and other members of the purported class. Plaintiffs allege that NME has aided and abetted the AMH directors' alleged breach of their fiduciary duties. Plaintiffs further allege that the directors of AMH wrongfully failed to hold an open auction and encourage bona fide bids for AMH and failed to take action to maximize value for AMH stockholders. Plaintiffs seek preliminary and permanent injunctions against the proposed transaction until such time as a transaction to be entered into between AMH and NME results from bona fide arm's-length negotiation and/or requiring a fair auction for AMH. In addition, if the Merger is consummated, the plaintiffs seek rescission or rescissory damages, an accounting of all profits realized and to be realized by the defendants in connection with the Merger and the imposition of a constructive trust for the benefit of the plaintiffs and other members of the purported classes pending such an accounting. Plaintiffs also seek monetary damages of an unspecified amount together with prejudgment interest and attorneys' and experts' fees. AMH and NME believe that the complaints are without merit.

COMPARATIVE STOCK PRICES AND DIVIDENDS

    NME Common Stock is traded on the NYSE and the Pacific Stock Exchange ("PSE") under the symbol NME. AMH Common Stock is traded on the NYSE under the symbol AMI.

    The following table sets forth, for the calendar periods indicated, the high and low closing prices per share of NME Common Stock and AMH Common Stock as reported by the NYSE.

                                                                             NME                   AMH
                                                                         COMMON STOCK          COMMON STOCK
                                                                     --------------------  --------------------
                                                                       HIGH        LOW       HIGH        LOW
                                                                     ---------  ---------  ---------  ---------
1992
  First Quarter....................................................  $  18.125  $  13.125  $  11.625  $   8.75
  Second Quarter...................................................     15.875     12.50      10.00       7.00
  Third Quarter....................................................     16.75      11.125     10.375      8.00
  Fourth Quarter...................................................     13.25       9.625     13.00       8.00
1993
  First Quarter....................................................  $  12.625  $   8.625  $  13.75   $  10.25
  Second Quarter...................................................     10.75       6.50      12.50       9.75
  Third Quarter....................................................     12.25       7.00      15.50      10.25
  Fourth Quarter...................................................     14.375      9.50      19.50      15.125
1994
  First Quarter....................................................  $  17.625  $  13.625  $  24.00   $  18.125
  Second Quarter...................................................     18.125     14.75      26.625     18.00
  Third Quarter....................................................     19.50      15.75      26.00      21.50
  Fourth Quarter...................................................     18.00      12.50      24.50      21.375
1995
  First Quarter (through January 27, 1995).........................  $  14.875  $  13.75   $  24.75   $  24.375

    NME paid cash dividends on NME Common Stock of $0.48 and $0.12 per share in fiscal years 1993 and 1994, respectively. On October 27, 1993, the Board of Directors suspended payments of dividends on NME's Common Stock, effective following the first quarter of fiscal year 1994. The Board of Directors of NME currently intends to retain earnings for further development of NME's business and, therefore, does not intend to pay cash dividends on its Common Stock in the foreseeable future.

    Holders of AMH Common Stock are entitled to receive dividends when and as declared by the Board of Directors. AMH has not paid dividends on the AMH Common Stock in the past three years. Pursuant to the terms of the Merger Agreement, AMH will declare the AMH Special Dividend with respect to the AMH Common Stock of $.10 per share payable on February 28, 1995 to stockholders of record on February 10, 1995. Payment of this dividend will be funded from AMH's available cash or from borrowings under AMH's revolving credit facility. See "The Merger
- -- Terms of the Merger -- AMH Special Dividend."

    The reported closing sale price of NME Common Stock on the NYSE Composite Tape on October 10, 1994, the last full day of trading for NME Common Stock prior to the announcement by NME and AMH of the execution of the Merger Agreement, was $16.25 per share. The closing sale price of AMH Common Stock on the NYSE Composite Tape on such date was $22.375 per share. On an equivalent per share basis calculated by multiplying the closing sale price of NME Common Stock on that day by 0.42 and adding $19.00 ($19.25 if the Merger is consummated after March 31, 1995), the value of the Merger Consideration to be received by holders of AMH Common Stock was $25.825 ($26.075 if the Merger is consummated after March 31, 1995) per share of AMH Common Stock.

    On January 27, 1995, the last full day of trading prior to the date of this Information Statement/ Prospectus, the reported closing sale prices of NME Common Stock and AMH Common Stock on the NYSE Composite Tape were $14.00 per share and $24.50 per share, respectively.

    Because the Merger Consideration is fixed and because the market price of NME Common Stock is subject to fluctuation, the market value of the shares of NME Common Stock that holders of AMH Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR BOTH THE NME COMMON STOCK AND THE AMH COMMON STOCK.

    Following the Merger, NME Common Stock will continue to be traded on the NYSE and the PSE. After such time, AMH Common Stock will cease to be quoted on the NYSE, and there will be no further market for such stock.

COMPARATIVE RIGHTS OF STOCKHOLDERS

    Upon consummation of the Merger, the stockholders of AMH will become shareholders of NME and their rights will be governed by the NME Articles of Incorporation and the NME Bylaws, which differ in certain material respects from AMH's Restated Certificate of Incorporation ("AMH's Certificate of Incorporation") and Amended Bylaws (the "AMH Bylaws"). As shareholders of NME, the rights of former AMH stockholders will be governed by the Nevada General Corporation Law (the "NGCL") instead of by the DGCL. Nevada is the jurisdiction of incorporation of NME.

    The following comparison of the DGCL and AMH's Certificate of Incorporation and the AMH Bylaws, on the one hand, and the NGCL and NME's Articles of Incorporation and the NME Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to AMH's Certificate of Incorporation and the AMH Bylaws and NME's Articles of Incorporation and the NME Bylaws. Copies of NME's Articles of Incorporation and the NME Bylaws are available for inspection at the offices of NME, and copies will be sent to the holders of AMH Common Stock upon request. Copies of AMH's Certificate of Incorporation and the AMH Bylaws are available for inspection at the principal executive offices of AMH, and copies will be sent to holders of AMH Common Stock upon request. Reference is also directed to the discussion below respecting certain contractual arrangements affecting AMH's Board of Directors, stockholder action and certain related matters under the heading "-- AMH Stockholders Agreement."

    DIRECTORS. Both the DGCL and the NGCL provide that a corporation's board of directors shall consist of at least one member and that the authorized number of directors may be fixed in either the corporation's certificate of incorporation or articles of incorporation, as the case may be, or in the bylaws. The NME Bylaws provide that the authorized number of directors constituting the NME Board shall be ten directors. The AMH Bylaws provide that the AMH Board shall consist of not more than eleven nor less than three directors. Pursuant to the Merger Agreement, NME will take such action as may be required to increase the authorized number of NME directors from ten to 13.

    The number of directors of NME may be changed by the affirmative vote of a majority of the NME Board of Directors entitled to vote at a meeting of the NME Board; provided however, that neither the Board of Directors of NME nor the shareholders may increase the number of directorships by more than one during any 12-month period, without the affirmative vote of two-thirds of the directors of each class or the affirmative vote of two-thirds of all outstanding shares of NME Common Stock voting together. Notwithstanding the ability of NME's directors to amend, alter or repeal the NME Bylaws, the stockholders of NME, under the NGCL, also retain the right to make, alter or repeal the NME Bylaws.

    The NME Articles of Incorporation provide that the Board of Directors of NME will be divided into three classes, and each class will generally serve for a term of three years. The term of one class of directors expires annually, so it is only possible to elect one class of the Board of Directors (or approximately one-third) in any one year. AMH does not have a classified board of directors. One of the three directors to be added to the Board of Directors of NME at the Effective Time will be added to each class of the NME Board of Directors.

    The classification provisions could have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of NME, even though such an attempt might be beneficial to NME and its shareholders. The classification of the Board of Directors of NME could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of NME's stock by purchasers whose objective is to take control of NME and remove a majority of the Board of Directors of NME, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the NME Common Stock that might result from accumulations of large blocks of stock. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of NME Common Stock at a higher market price than otherwise might be the case.

    REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under the NGCL, any director may be removed from office upon the vote of shareholders representing not less than two-thirds of the outstanding voting stock of the corporation. Although the NME Articles of Incorporation are silent as to removal of directors from the NME Board, the NME Bylaws provide that any director or the entire NME Board of Directors may be removed, with or without cause, by the holders of two-thirds of the shares entitled to vote at an election of directors. Under the DGCL, any director or the entire board of directors generally may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. As permitted by the DGCL, the AMH Bylaws provide that any director, whether elected by the stockholders or appointed by the directors, may be removed from office by the vote of stockholders representing a majority of the shares then entitled to vote at an election of directors.

    Both the DGCL and the NGCL generally provide that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they are less than a quorum. NME's Articles of Incorporation permit the Board of Directors to fill vacancies, however created, except for vacancies first filled by the shareholders. The NME Articles of Incorporation are silent as to the number of directors whose affirmative vote is required to fill any vacancy in the NME Board of Directors. However, the NME Bylaws provide that the affirmative vote of two-thirds of the remaining directors of each class is required to fill such vacancies. AMH's Certificate of Incorporation is silent as to the filling of vacancies on the AMH Board of Directors. However, the AMH Bylaws provide that all vacancies on the Board of Directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they are less than a quorum and further provide that any such elected director shall serve until his successor is duly elected and qualified, unless sooner replaced.

    LIMITATION ON DIRECTORS' LIABILITY. As permitted under the DGCL, AMH's Certificate of Incorporation provides that a director will not be personally liable to AMH or its stockholders for monetary damages for breach of fiduciary duty as a director, although AMH's Certificate of Incorporation does not eliminate the liability of the director for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, the unlawful repurchase or redemption of stock or payment of unlawful dividends or any transaction from which a director derives an improper personal benefit. As permitted under the NGCL, the NME Articles of Incorporation provide that no director or officer shall be personally liable to NME or its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law or for the unlawful payment of dividends.

    INDEMNIFICATION.       AMH's    Certificate   of    Incorporation   requires
indemnification of directors and officers to the full extent permitted by the DGCL. The NGCL is similar to the DGCL except that it permits more extensive indemnification with respect to shareholder derivative claims. The language in the NME Articles of Incorporation and the NME Bylaws provides for indemnification to the full extent permitted by the NGCL.

    RESTRICTIONS ON BUSINESS COMBINATIONS/CORPORATE CONTROL. The DGCL contains provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the DGCL, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested stockholder for a three-year period following the date such stockholder became an interested stockholder. The DGCL defines an interested stockholder generally as a person who owns 15% or more of the outstanding shares of such corporation's voting stock.

    Certain provisions of the NGCL disallow the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person," unless such voting rights are conferred by a majority vote of the disinterested shareholders or if, within 10 days after the acquiring person's acquisition of the control shares, the articles of incorporation or bylaws of the issuing corporation state that such provisions of the the NGCL do not apply to the issuing corporation. NME's Articles of Incorporation and the NME Bylaws do not contain such a statement.

    The NGCL also contains provisions restricting the ability of a corporation to engage in any combination with an interested shareholder unless the combination complies with certain fair price provisions or unless the board of directors of the corporation approved of the interested shareholder's acquisition of shares. The NGCL defines an interested shareholder generally as a person who owns 10% or more of the outstanding shares of such corporation's voting stock.

    STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. Under the DGCL and the NGCL, unless otherwise provided in the certificate of incorporation or articles of incorporation, as the case may be, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The AMH Bylaws provide that any action that may be taken or is required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. The AMH Bylaws further provide that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing. The NME Bylaws have a similar provision, except that directors must be elected at an annual or special meeting of shareholders and not by written consent of the shareholders.

    The NME Bylaws provide that special meetings of shareholders may be called by the Chief Executive Officer or by the Board of Directors. The AMH Bylaws provide that special meetings of the stockholders may be called by the Board of Directors, the President and/or a Vice President of AMH and must be called by the Secretary at the request, in writing, of stockholders owning at least a majority of the shares of AMH Common Stock issued and outstanding and entitled to vote.

    AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION AND BYLAWS. Under the DGCL and the NGCL, unless the certificate of incorporation or articles of incorporation, as the case may be, or bylaws otherwise provide, amendments to the certificate of incorporation or articles of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendments would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, a majority of the outstanding stock of such class or series would have to approve the amendment. NME's Articles of Incorporation and the NME Bylaws are silent as to the amendment and repeal of the articles of incorporation, except that amendments relating to increasing the number of directors on the Board of Directors of NME and the approval of a merger or consolidation of NME require the affirmative vote of two-thirds of all of the outstanding shares voting together, or, in the case of an amendment relating to expansion of the Board of Directors, two-thirds of the directors of each class. The NME Bylaws provide that new or restated bylaws may be adopted or existing bylaws repealed or amended, at the annual meeting of shareholders or at any other meeting called for that purpose, by a vote of shareholders entitled to exercise a majority of the voting power of NME. Subject to the shareholders' rights described above, the Board of Directors of NME may adopt, amend or repeal bylaws by the affirmative vote of two-thirds of the directors of each class of the Board of Directors of NME.

    AMH's Certificate of Incorporation provides that AMH reserves the right to amend, alter, change or repeal any provision contained in its Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in AMH's Certificate of Incorporation are subject to such reservation. AMH's Certificate of Incorporation provides that the Board of Directors acting by a majority vote may alter, amend, change, add to or repeal the AMH Bylaws. The AMH Bylaws provide that they may be altered, amended or repealed or new bylaws adopted by the stockholders by a vote at a meeting or by written consent without a meeting and, subject to the power of the stockholders as aforesaid, by the Board of Directors of AMH.

    CUMULATIVE VOTING. Under both the DGCL and the NGCL, cumulative voting of stock applies only when so provided in the certificate of incorporation or the articles of incorporation, as the case may be, of a corporation. Neither AMH's Certificate of Incorporation nor NME's Articles of Incorporation provide for cumulative voting.

    STOCKHOLDER VOTE FOR MERGER. Except with respect to certain mergers between parent and subsidiary corporations, both the DGCL and the NGCL generally require the affirmative vote of a majority of the outstanding shares of the constituent corporations in a merger. The affirmative vote of the holders of two-thirds of all outstanding shares of NME Common Stock, voting together and not by class, is required to approve any merger or consolidation or sale of substantially all of the assets of NME. Under the DGCL and the NGCL, holders of stock which is not by its terms entitled to vote on such a transaction are entitled to notice of the meeting at which the proposed transaction is considered. Neither the DGCL nor the NGCL requires a stockholder vote of the surviving corporation in a merger, however, if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each outstanding or treasury share of the surviving corporation before the merger is unchanged after the merger, and (c) the number of shares to be issued by the surviving corporation in a merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

    APPRAISAL RIGHTS IN MERGERS. Both the DGCL and the NGCL provide that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares. Unless a corporation's certificate of incorporation provides otherwise, the DGCL does not provide for such rights of appraisal with respect to (a) a sale-of-assets reorganization, (b) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or widely held (by more than 2,000 stockholders), if stockholders receive shares of the surviving corporation or of such a listed or widely-held corporation, or (c) stockholders of a corporation surviving in a merger if no vote of the stockholders of the surviving corporation is required to approve the merger. Like the DGCL, the NGCL generally does not provide for appraisal rights if no vote of the shareholders of the surviving corporation is required. Further, appraisal rights are not available under the NGCL for shares registered on a securities exchange on the record date for the meeting at which the reorganization is considered by the shareholders.

    DIVIDENDS. Under the DGCL, corporations may pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the NGCL, corporations may only pay dividends if after such distribution the corporation would be able to pay its debts as they become due in the ordinary course of business.

    RIGHTS PLAN. On December 7, 1988, NME declared a dividend distribution of one right (the "Rights") for each share of NME Common Stock outstanding on December 22, 1988 and authorized the issuance of additional Rights for common stock issued after that date. NME may redeem the Rights at $.025 per right at any time until they become exercisable. With certain exceptions, the Rights become exercisable ten business days after an investor (an "Acquiring Investor") has (i) commenced a tender or exchange offer for 30% or more of the outstanding shares of NME Common Stock or (ii) made or is the subject of a public announcement that an investor has acquired 20% or more of the outstanding shares of NME Common Stock (a "Stock Acquisition Date"). Upon the occurrence of such events and the expiration of NME's right to redeem the Rights, the Rights may be exchanged for one two-thousandth (.0005) of a share of NME's Series A Junior Participating Preferred Stock at an exercise price of $40.61, subject to adjustment. The Rights are redeemable by NME in whole, but not in part, up to and including the 20th business day after a Stock Acquisition Date at a price of $.05 per Right, subject to adjustment.

    In the event that, on or after the date the Rights become exercisable, NME is acquired or merged and the Rights have not been redeemed, each Right holder will be entitled to purchase, for the then-current exercise price of each Right, common stock of the surviving company having a market value equal to two times the exercise price of each Right. However, no such right shall apply with respect to Rights beneficially owned by an Acquiring Investor. The Rights expire in December 1998 unless exercised or redeemed and do not entitle the holder thereof to vote as shareholders or receive dividends.

    The Rights could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of NME, even though such an attempt might be beneficial to NME and its shareholders. In addition, because the Rights may discourage accumulations of large blocks of NME Common Stock by purchasers whose objective is to take control of NME, the Rights could tend to reduce the likelihood of fluctuations in the market price of the NME Common
Stock that might result from accumulations of large blocks of stock. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of NME Common Stock at a higher market price than otherwise might be the case. AMH does not have a stockholder rights plan.

    AMH STOCKHOLDERS AGREEMENT. Under the terms of the AMH Stockholders Agreement by and among AMH, the Fund, GKHPL, First Plaza, MBLP, MIP, certain specified investors and others, the Fund, together with GKHPL, has the power to designate a majority of the nominees for AMH's Board of Directors and thereby effectively controls the selection of executive officers and other key employees and the establishment of AMH's operating policies. MBLP and MIP are entitled to designate up to two nominees to AMH's Board of Directors, and the designated other stockholders are entitled to designate at least one (but not more than two) of the nominees for AMH's Board of Directors. The AMH Stockholders Agreement also requires each of the parties to vote all shares of AMH Common Stock held thereby for all persons nominated pursuant to the AMH Stockholders Agreement. The rights and obligations of the parties to designate and vote for nominees for AMH's Board of Directors terminate as to a party under certain circumstances, including the failure to maintain the ownership of AMH Common Stock at specified levels. Pursuant to the AMH Stockholders Agreement, the Fund and GKHPL have designated Messrs. Gray, Handelsman, Klein, Lufkin, Mayer and O'Leary as their nominees for directors, MBLP and MIP have designated Mr. Calhoun as its nominee for director, and Mr. Casey has been designated as the nominee for the other specified stockholders. In addition to the provisions respecting the election of directors, the AMH Stockholders Agreement also restricts the ability of AMH to take certain corporate actions, including amending its charter documents and to enter into any merger or other business combination, or otherwise sell or acquire material assets without the consent of certain of the parties thereto. The AMH Stockholders Agreement also provides for certain rights-of-first-refusal, restrictions on dispositions of AMH Common Stock and requires the parties thereto to sell all of their shares of AMH Common Stock in certain circumstances if the Fund and GKHPL propose to sell all of their shares of AMH Common Stock by way of merger or similar transaction. Thus, by virtue of the AMH Stockholders Agreement the parties thereto may effectively have the power to determine the policies of AMH, the persons constituting its management and the outcome of certain corporate actions requiring stockholder approval by majority action. As a result, the overall rights of stockholders under the DGCL may be significantly impacted by the contractual provisions of the AMH Stockholders Agreement. Upon consummation of the Merger, the AMH Stockholders Agreement will terminate and be of no further force and effect with respect to NME after the Effective Time.

             FINANCING FOR THE MERGER AND THE RELATED TRANSACTIONS

MERGER FINANCING

    NME intends to finance the cash portion of the Merger Consideration and the related transactions, together with the fees and expenses incurred in connection with the Merger and such related transactions, with the proceeds from the public offering (the "Public Offering") of $300 million in aggregate principal amount of Senior Notes (the "New Senior Notes") and $700 million in aggregate principal amount of Senior Subordinated Notes (the "New Subordinated Notes" and, together with the New Senior Notes, the "New Debt Securities") of NME, borrowings under the New Credit Facility and the available cash balances of NME and AMH. See "-- The New Credit Facility" and "-- The Public Offering" for a description of the anticipated terms of the New Credit Facility and the New Debt Securities, respectively.

RELATED TRANSACTIONS

    THE AMI TENDER OFFERS. NME has commenced tender offers (the "AMI Tender Offers") to purchase for cash any and all of AMI's outstanding 11% Senior Notes due 2000, 9 1/2% Senior Subordinated Notes due 2006, 13 1/2% Senior Subordinated Notes due 2001 and 15% Junior Subordinated Discount Debentures due 2005 (collectively, the "AMI Post 1991 Debt Securities") and 6 1/2% Dual Currency Bonds due 1997 (the "AMI Dual Currency Bonds") and 5% Swiss Franc Bonds due 1996 (the "AMI 5% Bonds" and, together with the AMI Dual Currency Bonds, the "AMI Swiss Bonds"). The AMI Swiss Bonds had an aggregate principal amount outstanding of approximately $127.3 million at November 30, 1994. The AMI Post 1991 Debt Securities had an aggregate outstanding principal amount (accreted principal amount in the case of the 15% Junior Subordinated Discount Debentures) of approximately $553.8 million at January 10, 1995.

    In connection with the AMI Tender Offers for the AMI Post 1991 Debt Securities, NME is soliciting consents (the "Consent Solicitations") from the holders of the AMI Post 1991 Debt Securities to eliminate certain of the restrictive covenants in the indentures relating to such securities, including restricted payment covenants that would limit NME's access to the cash flow of AMI following the Merger. Each of such indentures requires the affirmative consent of holders of record of not less than 66 2/3% of the outstanding principal amount or accreted principal amount, as the case may be, of the securities issued thereunder in order to effect the proposed amendments. The obligation pursuant to the AMI Tender Offers to purchase securities of each issue properly tendered and not withdrawn is conditioned upon, among other things, (i) the execution of a supplemental indenture with respect to the applicable indenture providing for the proposed amendments, (ii) satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement and (iii) NME having entered into arrangements satisfactory to it with respect to financing necessary to complete the Merger, the AMI Tender Offers, the NME Tender Offers (as hereinafter defined) and certain related transactions. In addition, NME's obligation to make consent payments with respect to each issue of the AMI Post 1991 Debt Securities is conditioned upon NME's acceptance of securities of such issue for purchase pursuant to the applicable AMI Tender Offer. The AMI Tender Offers and Consent Solicitations are subject to a number of additional conditions. The AMI Tender Offers are expected to expire approximately five business days prior to the Effective Time. Immediately after the Effective Time, NME intends to assign its right and obligation to purchase (and make consent payments with respect to) the AMI Post 1991 Debt Securities and the AMI Swiss Bonds under the AMI Tender Offers to AMI and transfer to AMI, from borrowings under the New Credit Facility, the amount of funds necessary to consummate such tender offers and make such payments. It is currently anticipated that AMI will consummate the AMI Tender Offers immediately thereafter. NME currently estimates that substantially all of the AMI Post 1991 Debt Securities and the AMI Swiss Bonds will be tendered and repurchased pursuant to the AMI Tender Offers. If a lesser aggregate principal amount of AMI Post 1991 Debt Securities or AMI Swiss Bonds is tendered pursuant to the AMI Tender Offers, NME currently intends to permit the untendered securities to remain outstanding and reduce borrowings under the New Credit Facility accordingly. Changes in the assumptions regarding the aggregate amount of AMI Post 1991 Debt Securities or AMI Swiss Bonds purchased pursuant to the AMI Tender Offers are not expected to have a significant impact on NME's pro forma interest expense or consolidated indebtedness following the Merger although the New Debt Securities will be effectively subordinated to any untendered AMI Post 1991 Debt Securities and AMI Swiss Bonds with respect to the assets of AMI. Consummation of the AMI Tender Offers and adoption of the proposed indenture amendments are conditions of the Public Offering. In addition, the New Credit Facility is conditioned upon the adoption of the proposed amendments and the reduction of outstanding indebtedness of subsidiaries of NME to an amount acceptable to the banks that are parties to the New Credit Facility.

    THE AMI REDEMPTIONS. AMI intends to call for redemption (the "AMI Redemptions") all of its outstanding 9 1/2% Convertible Subordinated Debentures due 2001 (the "AMI 9 1/2% Convertible Debentures") and 11 1/4% Sinking Fund Debentures due 2015 (the "AMI 11 1/4% Debentures" and, together with the AMI Post 1991 Debt Securities, the AMI Swiss Bonds and the AMI 9 1/2% Convertible Debentures, the "AMI Debt Securities"). As of January 10, 1995 there were outstanding approximately $47.8 million in aggregate principal amount of AMI 11 1/4% Debentures, which are redeemable at a redemption price of 106.195% of the principal amount thereof for redemptions occurring prior to June 1, 1995, and 105.632% of the principal amount for a 12-month period thereafter, plus accrued interest to the redemption date. As of January 10, 1995, there were outstanding approximately $4.5 million in aggregate principal amount of the AMI 9 1/2% Convertible Debentures, which are redeemable at a redemption price of 100% of the principal amount thereof, plus accrued interest through the redemption date. The AMI 9 1/2% Convertible Debentures currently are convertible into an aggregate of 186,054 shares of AMH Common Stock at a conversion price of $24.38 per share. Because the conversion price is below the per share value of the Merger Consideration, based on the closing market price of NME Common Stock at January 27, 1995, NME currently expects that all of the outstanding AMI 9 1/2% Convertible Debentures will be converted by the holders thereof into shares of AMI Common Stock prior to the Effective Time.

    NME currently expects that the redemption date for the AMI 9 1/2% Convertible Debentures will be as soon as practicable after the Effective Time and that notices of redemption will be given with respect to the AMI 11 1/4% Debentures as soon as practicable following the Effective Time. Amounts required for the redemption of the AMI 9 1/2% Convertible Debentures, if any, and the AMI 11 1/4% Debentures will be transferred to AMI by NME. The Public Offering is conditioned upon the concurrent redemption or call for redemption of the AMI 11 1/4% Debentures and the AMI 9 1/2% Convertible Debentures pursuant to the AMI Redemptions. See "Selected Information Concerning NME and AMH -- American Medical Holdings, Inc. -- AMI Convertible Debentures."

    THE NME TENDER OFFERS. NME has commenced tender offers (the "NME Tender Offers") to purchase for cash any and all of an aggregate of approximately $169.5 million principal amount of NME's outstanding unsecured medium term notes, with maturities through 1997, and the 7 3/8% Notes due 1997 (collectively the "NME Medium Term Notes"). The NME Tender Offers are subject to a number of conditions but are not conditioned on any minimum principal amount of NME Medium Term Notes of any series being properly tendered and not withdrawn prior to the expiration of the NME Tender Offers. The NME Tender Offers are expected to expire approximately five business days prior to the Effective Time, and payments for any NME Medium Term Notes accepted for payment are expected to be made immediately after the Effective Time. If less than all of the currently outstanding NME Medium Term Notes are tendered pursuant to the NME Tender Offers, NME currently intends to permit the untendered Medium Term Notes to remain outstanding and reduce borrowings under the New Credit Facility accordingly. Any change in the assumptions regarding the aggregate amount of NME Medium Term Notes purchased pursuant to the NME Tender Offers will not have a significant impact on NME's pro forma interest expense or consolidated indebtedness following the Merger.

    THE REFINANCING OF THE NME AND AMI CREDIT FACILITIES AND OTHER INDEBTEDNESS. NME intends to refinance the outstanding credit facilities of NME and AMI with borrowings under the New Credit Facility (together with the AMI Tender Offers, the AMI Redemptions and the NME Tender Offers, the "Refinancing"). At November 30, 1994, the balance outstanding under each of the NME credit facility and the AMI credit facility was $364.6 million and $262.0 million, respectively. In addition, NME and AMI anticipate repaying approximately $92.9 million and $151.5 million principal amount, respectively, of indebtedness that matures prior to or shortly after the consummation of the Merger.

SOURCES AND USES OF FUNDS

    NME intends to finance the cash paid in connection with the Merger and the related transactions, together with the fees and expenses incurred in connection therewith, with the proceeds from the Public Offering, borrowings under the New Credit Facility and the available cash balances of NME and AMH.

    The following table sets forth the sources and uses of funds to be used to consummate the Merger and the Refinancing assuming (i) that the Merger is consummated on or prior to March 31, 1995, (ii) that the New Debt Securities are sold at a price to the public equal to 100% of the principal amount thereof,
(iii) that substantially all of the NME Medium Term Notes and the AMI Post 1991 Debt Securities and the AMI Swiss Bonds are properly tendered and not withdrawn pursuant to the NME Tender Offers and the AMI Tender Offers, respectively, and
(iv) that all of the AMI 9 1/2% Convertible Debentures are converted prior to the Effective Time. The sources and uses of funds set forth below are based upon NME's best estimate of the results of the NME Tender Offers and the AMI Tender Offers and the other assumptions described above, which estimates and assumptions are subject to change.

                                                                                                        (DOLLARS
                                                                                                           IN
                                                                                                        MILLIONS)
SOURCES
New Credit Facility:
  Term Loan..........................................................................................   $ 2,000.0
  Revolver...........................................................................................       265.4
New Senior Notes.....................................................................................       300.0
New Subordinated Notes...............................................................................       700.0
Cash of NME and AMH..................................................................................       129.5
                                                                                                       -----------
                                                                                                        $ 3,394.9
                                                                                                       -----------
                                                                                                       -----------
USES
Cash portion of the Merger Consideration.............................................................   $ 1,478.3
Repayment of certain AMI debt (1)....................................................................     1,090.5
Cash portion of the AMH Option Cancellation (2)......................................................        41.3
AMH Special Dividend.................................................................................         7.8
Repayment of certain NME debt (3)....................................................................       611.4
Estimated fees and expenses (4)......................................................................       165.6
                                                                                                       -----------
                                                                                                        $ 3,394.9
                                                                                                       -----------
                                                                                                       -----------

- ------------------------
(1) Includes repayment of the balance of $262.0 million outstanding under the existing AMI credit facility as of November 30, 1994, the balance of the AMI Debt Securities that are being called for redemption (other than the AMI 9 1/2% Convertible Debentures that are assumed to be converted prior to the Effective Time), the balance (or the accreted value, as applicable) of the AMI Debt Securities that are expected to be repurchased and cancelled pursuant to the AMI Tender Offers, and the balance of AMI's 11 3/8% Notes due 1995 and 11 1/4% Pound Notes due 1995.

(2) Assumes a per share price for the NME Common Stock of $14.75 (representing the average closing price per share of NME Common Stock, as reported on the NYSE over the ten consecutive trading days immediately following the announcement of the Merger).

(3) Includes repayment of the balance of $364.6 million outstanding under the existing NME credit facility as of November 30, 1994, the principal amount of NME's 12 1/8% unsecured notes due April 1, 1995 and the principal amount of the NME Medium Term Notes that are expected to be repurchased and cancelled pursuant to the NME Tender Offers.

(4) To reflect estimated fees, costs and expenses of NME and AMH in the aggregate amount of approximately $165.6 million, including transaction fees, costs and expenses, deferred financing costs and an amount equivalent to the write-up of the debt to be refinanced to its fair value at November 30, 1994, which amounts are based on actual agreements, estimates provided by outside advisors and estimated payments in connection with the Refinancing, as determined by NME's financial advisors.

THE NEW CREDIT FACILITY

    In connection with the Merger and the Refinancing, Morgan Guaranty Trust Company of New York, Bank of America NT&SA, The Bank of New York and Bankers Trust Company (collectively, the "Arranging Agents") and a syndicate of other lenders (the "Lenders") have committed to provide NME with the New Credit Facility consisting of (i) a six and a half year amortizing term loan in the aggregate principal amount of $2.0 billion (the "Term Loan") and (ii) a six and a half year $500.0 million revolving credit facility, with a letter of credit option not to exceed $100.0 million. The Arranging Agents have also committed to provide a separate letter of credit facility to NME in an aggregate principal amount of approximately $91.0 million, upon terms substantially similar to the New Credit Facility (the "Metrocrest Letter of Credit Facility"). The Metrocrest Letter of Credit Facility is intended to replace an existing letter of credit facility established in connection with the issuance of certain bonds issued by Metrocrest Hospital Authority as part of the financing of two hospitals operated by subsidiaries of NME. NME's obligations under the New Credit Facility and the Metrocrest Letter of Credit Facility will rank PARI PASSU with the New Senior Notes and will constitute senior debt with respect to the New Subordinated Notes and any other subordinated debt of NME outstanding at any time after the Effective Time. In addition, borrowings under the New Credit Facility will be secured by a first priority lien on the capital stock of NME's direct subsidiaries, all intercompany indebtedness owed to NME and NME's and certain of its subsidiaries' equity investments in Westminster (as hereinafter defined) and Hillhaven and will have priority as to such collateral over the New Debt Securities.

THE PUBLIC OFFERING

    THE NEW SENIOR NOTES. The New Senior Notes are expected to be limited to $300 million principal amount and to mature in September 2002. The New Senior Notes will rank PARI PASSU with borrowings under the New Credit Facility and senior in right of payment to the New Subordinated Notes.

    THE NEW SUBORDINATED NOTES. The New Subordinated Notes are expected to be limited to $700 million principal amount and to mature in March 2005. The New Subordinated Notes will rank junior in right of payment to all senior debt of NME, including borrowings under the New Credit Facility and the New Senior Notes. The terms of the Notes to be issued in the Public Offering are subject to change.

                        PRO FORMA FINANCIAL INFORMATION

    The Unaudited Pro Forma Condensed Combined Financial Statements give effect to the following transactions and events as if they had occurred at the beginning of each period presented for purposes of the pro forma statements of operations and other operating information and on November 30, 1994 for purposes of the pro forma balance sheet data: (i) the August 1994 sale of approximately 75% of the common stock of Total Renal Care, Inc. ("TRC"); (ii) the March 1994 sale of one inpatient rehabilitation hospital and the January 1994 sale of 28 inpatient rehabilitation hospitals and 45 related satellite outpatient clinics;
(iii) the February 1994 sale of four long-term care facilities and the September 1993 sale of 19 long-term care facilities to The Hillhaven Corporation ("Hillhaven") (all of which properties previously had been leased to Hillhaven);
(iv) the elimination of restructuring charges recorded by NME of $77.0 million in fiscal 1994; (v) the elimination of certain non-recurring gains recorded by NME and AMH; (vi) the Merger, applying the purchase method of accounting; and
(vii) consummation of the Public Offering and the Refinancing.

    The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the financial position or results of operations of NME had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect certain cost savings that management believes may be realized following the Merger, currently estimated to be approximately $60.0 million annually beginning in fiscal 1996 (before any severance or other costs of implementing certain efficiencies). These savings are expected to be realized primarily through the elimination of duplicative corporate overhead, reduced supplies expense through the incorporation of AMH into NME's group purchasing program and improved collection of AMH accounts receivable by Syndicated Office Systems, Inc., NME's wholly owned debt collection business. No assurances can be made as to the amount of cost savings, if any, that actually will be realized. The Unaudited Pro Forma Condensed Combined Financial Statements are based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements and should be read in conjunction therewith and with "The Merger," "Financing for the Merger and the Related Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of NME and AMH included or incorporated by reference in this Information Statement/ Prospectus.

    NME reports its financial information on the basis of a May 31 fiscal year. AMH reports its financial information on the basis of an August 31 fiscal year. The Unaudited Pro Forma Condensed Combined Statement of Operations combines NME's Consolidated Statements of Operations for the fiscal year ended May 31, 1994 with AMH's Consolidated Statements of Operations for the fiscal year ended August 31, 1994. The Unaudited Pro Forma Combined Statements of Operations for the six months ended November 30, 1993 and 1994 combine the Consolidated Statements of Operations of NME and AMH for these same six-month periods.

              NATIONAL MEDICAL ENTERPRISES, INC. AND SUBSIDIARIES
                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                                  AS OF NOVEMBER 30, 1994
                                                    ---------------------------------------------------
                                                    HISTORICAL   HISTORICAL     PRO FORMA     PRO FORMA
                                                       NME          AMH        ADJUSTMENTS    COMBINED
                                                    ----------   ----------   -------------   ---------
                      ASSETS
Current assets:
  Cash and cash equivalents.......................   $   131.8    $    21.3   $(1,527.4)(a)   $    38.5
                                                                                1,563.5(b)
                                                                                 (165.6)(c)
                                                                                   14.9(d)
  Short-term investments, at cost which
   approximates market............................        51.4                                     51.4
  Accounts and notes receivable, less allowance
   for doubtful accounts..........................       411.4        167.5        19.5(d)        598.4
  Inventories of supplies, at cost................        54.8         64.2                       119.0
  Deferred income taxes...........................       304.0         15.5        21.9(e)        341.4
  Assets held for sale............................        26.5                                     26.5
  Prepaid expenses and other current assets.......        56.5         19.2                        75.7
                                                    ----------   ----------   -------------   ---------
      Total current assets........................     1,036.4        287.7       (73.2)        1,250.9
Long-term receivables.............................        67.7         16.3                        84.0
Investments and other assets......................       306.2         84.7        60.2(d)        451.1
Property, plant and equipment, net................     1,780.9      1,482.2       275.0(f)      3,538.1
Intangible assets, at cost less accumulated
 amortization.....................................       112.2      1,153.9     1,109.9(g)      2,376.0
                                                    ----------   ----------   -------------   ---------
                                                     $ 3,303.4    $ 3,024.8   $ 1,371.9       $ 7,700.1
                                                    ----------   ----------   -------------   ---------
                                                    ----------   ----------   -------------   ---------
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and notes.................   $   112.9    $           $               $   112.9
  Accounts payable................................       139.0         98.2         1.8(d)        239.0
  Employee compensation and benefits..............        82.5        106.2                       188.7
  Reserve related to discontinued operations......        76.5                                     76.5
  Income taxes payable............................        22.5                      1.6(d)       --
                                                                                  (24.1)(e)
Other current liabilities.........................       203.9        118.8        25.8(d)        348.5
Current portion of long-term debt.................       495.1        156.2      (608.1)(b)        43.2
                                                    ----------   ----------   -------------   ---------
      Total current liabilities...................     1,132.4        479.4      (603.0)        1,008.8
                                                    ----------   ----------   -------------   ---------
Long-term debt, net of current portion............       236.3      1,146.9     2,171.6(b)      3,581.8
                                                                                   (3.0)(h)
                                                                                   30.0(f)
Other long-term liabilities and minority
 interests........................................       374.1        306.2        65.4(d)        745.7
Deferred income taxes.............................       126.0        218.7        95.0(e)        439.7
Shareholders' equity:
  Common stock....................................        13.9          0.8         2.4(i)         16.3
                                                                                   (0.8)(j)
  Other shareholders' equity......................     1,698.8        872.8       478.5(i)      2,184.8
                                                                                  (41.3)(k)
                                                                                   (7.8)(k)
                                                                                    3.0(h)
                                                                                 (819.2)(j)
  Less: Common stock in treasury, at cost.........      (278.1)                     1.1(i)       (277.0)
                                                    ----------   ----------   -------------   ---------
      Total shareholders' equity..................     1,434.6        873.6      (384.1)        1,924.1
                                                    ----------   ----------   -------------   ---------
                                                     $ 3,303.4    $ 3,024.8   $ 1,371.9       $ 7,700.1
                                                    ----------   ----------   -------------   ---------
                                                    ----------   ----------   -------------   ---------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

              NATIONAL MEDICAL ENTERPRISES, INC. AND SUBSIDIARIES
                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                     HISTORICAL
                                HISTORICAL                            AMH YEAR
                                 NME YEAR        NME                   ENDED          AMH                                 PRO
                                ENDED MAY    ADJUSTMENTS    NME AS   AUGUST 31,   ADJUSTMENTS    AMH AS    PRO FORMA     FORMA
                                 31, 1994        (L)       ADJUSTED     1994          (M)       ADJUSTED  ADJUSTMENTS   COMBINED
                                ----------   -----------   --------  ----------   -----------   --------  -----------   --------
Net operating
 revenues.....................   $2,943.2      $(359.2)    $2,584.0   $2,381.7      $--         $2,381.7  $ --          $4,965.7
Operating expenses:
  Salaries and benefits.......    1,293.4       (176.0)     1,117.4      869.0                     869.0                 1,986.4
  Supplies....................      339.4        (14.8)       324.6      340.0                     340.0                   664.6
  Provision for doubtful
   accounts...................      107.0         (5.2)       101.8      165.5                     165.5                   267.3
  Other operating expenses....      666.5       (113.8)       552.7      524.3                     524.3                 1,077.0
  Depreciation................      142.7        (11.9)       130.8      118.1                     118.1    (10.6)(n)      238.3
  Amortization................       18.1         (2.3)        15.8       38.6                      38.6     17.0(o)        71.4
  Restructuring charges.......       77.0        (77.0)       --        --                         --                      --
                                ----------   -----------   --------  ----------   -----------   --------  -----------   --------
Operating income..............      299.1         41.8        340.9      326.2                     326.2     (6.4)         660.7
Interest expense, net of
 capitalized portion..........      (70.0)         5.0        (65.0)    (157.2)                   (157.2)  (102.2)(p)     (324.4)
Investment earnings...........       27.7          1.9         29.6        2.7                       2.7     (4.3)(q)       28.0
Equity in earnings of
 unconsolidated affiliates....       23.8          0.5         24.3     --                         --                       24.3
Minority interest expense.....       (8.2)         3.0         (5.2)      (5.9)                     (5.9)                  (11.1)
Net gain on disposals of
 facilities and long-term
 investments..................       87.5        (87.5)       --          69.3       (69.3)        --                      --
                                ----------   -----------   --------  ----------   -----------   --------  -----------   --------
Income from continuing
 operations before income
 taxes........................      359.9        (35.3)       324.6      235.1       (69.3)        165.8   (112.9)         377.5
Taxes on income...............     (144.0)        13.8       (130.2)     (96.1)       25.9         (70.2)    37.4(r)      (163.0)
                                ----------   -----------   --------  ----------   -----------   --------  -----------   --------
Income from continuing
 operations...................   $  215.9(s)   $ (21.5)    $  194.4   $  139.0(t)   $(43.4)     $   95.6  $ (75.5)      $  214.5
                                ----------   -----------   --------  ----------   -----------   --------  -----------   --------
                                ----------   -----------   --------  ----------   -----------   --------  -----------   --------
Earnings per common share from
 continuing operations,
 fully-diluted................      $1.23                     $1.11      $1.73                     $1.19                   $1.03
                                ----------                 --------  ----------                 --------                --------
                                ----------                 --------  ----------                 --------                --------
Weighted average number of
 shares outstanding,
 fully-diluted
 (in 000's)...................    181,087                   181,087                                        33,190(u)     214,277
                                ----------                 --------                                       -----------   --------
                                ----------                 --------                                       -----------   --------
Ratio of earnings to fixed
 charges......................        4.2x                      4.2x       2.4x                      1.9x                    1.9x
                                ----------                 --------  ----------                 --------                --------
                                ----------                 --------  ----------                 --------                --------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

              NATIONAL MEDICAL ENTERPRISES, INC. AND SUBSIDIARIES
                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED NOVEMBER 30, 1994
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                 NME                                                    PRO
                                HISTORICAL   ADJUSTMENTS     NME AS       HISTORICAL     PRO FORMA     FORMA
                                   NME           (V)        ADJUSTED         AMH        ADJUSTMENTS   COMBINED
                                ----------   -----------   -----------   ------------   -----------   --------
Net operating revenues........   $ 1,301.6    $    (16.6)   $1,285.0     $1,270.4       $ --          $2,555.4
Operating expenses:
  Salaries and benefits.......       556.2          (5.9)      550.3        470.9                      1,021.2
  Supplies....................       159.1       --            159.1        183.9                        343.0
  Provision for doubtful
   accounts...................        46.8          (0.4)       46.4         89.5                        135.9
  Other operating expenses....       294.7          (6.8)      287.9        278.0                        565.9
  Depreciation................        67.4          (0.6)       66.8         62.4         (5.3)(n)       123.9
  Amortization                         7.7          (0.2)        7.5         19.6          8.2(o)         35.3
                                ----------   -----------   -----------   ------------   -----------   --------
Operating income..............       169.7          (2.7)      167.0        166.1         (2.9)          330.2
Interest expense, net of
 capitalized portion..........       (35.0)      --            (35.0)       (79.7)       (51.1)(p)      (165.8)
Investment earnings...........        10.4       --             10.4          1.2         (2.2)(q)         9.4
Equity in earnings of
 unconsolidated affiliates....        12.4          (0.1)       12.3                                      12.3
Minority interest expense.....        (3.8)          0.4        (3.4)        (2.0)                        (5.4)
Net gain on disposals of
 facilities and long-term
 investments..................        29.5         (29.5)     --            --            --             --
                                ----------   -----------   -----------   ------------   -----------   --------
Income from continuing
 operations before income
 taxes........................       183.2         (31.9)      151.3         85.6        (56.2)          180.7
Taxes on income...............       (73.0)         12.4       (60.6)       (35.7)        18.7(r)        (77.6)
                                ----------   -----------   -----------   ------------   -----------   --------
Income from continuing
 operations...................   $   110.2    $    (19.5)   $   90.7     $   49.9(t)    $(37.5)       $  103.1
                                ----------   -----------   -----------   ------------   -----------   --------
                                ----------   -----------   -----------   ------------   -----------   --------
Earnings per common share from
 continuing operations,
 fully-diluted................   $    0.63                  $   0.52     $   0.63                     $   0.50
                                ----------                 -----------   ------------                 --------
                                ----------                 -----------   ------------                 --------
Weighted average number of
 shares outstanding,
 fully-diluted (in 000's).....     181,467                   181,467                    33,190(u)      214,657
                                ----------                 -----------                  -----------   --------
                                ----------                 -----------                  -----------   --------
Ratio of earnings to fixed
 charges......................         4.4x                      3.8x         1.9x                         1.9x
                                ----------                 -----------   ------------                 --------
                                ----------                 -----------   ------------                 --------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

              NATIONAL MEDICAL ENTERPRISES, INC. AND SUBSIDIARIES
                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED NOVEMBER 30, 1993
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                       NME                                                  PRO
                                     HISTORICAL    ADJUSTMENTS     NME AS      HISTORICAL    PRO FORMA     FORMA
                                         NME           (L)        ADJUSTED        AMH       ADJUSTMENTS   COMBINED
                                     -----------   -----------   -----------   ----------   -----------   --------
Net operating revenues.............   $1,530.3       $(278.6)     $1,251.7      $ 1,123.2     $--         $2,374.9
Operating expenses:
  Salaries and benefits............      698.1        (141.5)        556.6          405.5                    962.1
  Supplies.........................      167.9         (12.5)        155.4          155.7                    311.1
  Provision for doubtful
   accounts........................       58.5          (5.6)         52.9           76.1                    129.0
  Other operating expenses.........      342.5         (74.2)        268.3          266.0                    534.3
  Depreciation.....................       75.0          (9.3)         65.7           57.8        (5.3)(n)    118.2
  Amortization.....................        9.5          (2.0)          7.5           18.5         9.3(o)      35.3
                                     -----------   -----------   -----------   ----------   -----------   --------
Operating income...................      178.8         (33.5)        145.3          143.6        (4.0)       284.9
Interest, net of capitalized
 portion...........................      (37.7)          3.9         (33.8)         (82.9)      (51.1)(p)   (167.8)
Investment earnings................       14.1           1.9          16.0           10.3        (2.2)(q)     24.1
Equity in earnings of
 unconsolidated affiliates.........       14.7        --              14.7         --                         14.7
Minority interest expense..........       (5.0)          2.3          (2.7)          (3.8)                    (6.5)
Net gain on disposals of facilities
 and long-term investments.........       29.0         (29.0)       --             --                        --
                                     -----------   -----------   -----------   ----------   -----------   --------
Income from continuing
 operations before income taxes....      193.9         (54.4)        139.5           67.2       (57.3)       149.4
Taxes on income....................      (80.0)         21.2         (58.8)         (34.3)       18.7(r)     (74.4)
                                     -----------   -----------   -----------   ----------   -----------   --------
Income from continuing
 operations........................   $  113.9(s)    $  33.2      $   80.7      $    32.9(t)   $ (38.6)   $   75.0
                                     -----------   -----------   -----------   ----------   -----------   --------
                                     -----------   -----------   -----------   ----------   -----------   --------
Earnings per common share from
 continuing operations,
 fully-diluted.....................   $   0.65                    $   0.46      $    0.42                 $   0.36
                                     -----------                 -----------   ----------                 --------
                                     -----------                 -----------   ----------                 --------
Weighted average number of shares
 outstanding, fully-diluted (in
 000's)............................    180,115                     180,115                     33,190(u)   213,305
                                     -----------                 -----------                -----------   --------
                                     -----------                 -----------                -----------   --------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

    The Unaudited Pro Forma Condensed Combined Statements of Operations do not give effect to any cost savings which may be realized after the consummation of the Merger, estimated by NME management to be approximately $60 million annually beginning in fiscal 1996 (before any severance or other costs of implementing such efficiencies). The anticipated savings are based on estimates and assumptions made by NME that are inherently uncertain, though considered reasonable by NME, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings, if any, will be achieved.

    The adjustments to arrive at the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

        (a) To record cash paid in connection with the Merger (in millions):

Cash portion of the Merger Consideration..........................  $ 1,478.3
Cash portion of the AMH Option Cancellation (representing
 3,280,567 options cancelled).....................................       41.3
AMH Special Dividend..............................................        7.8
                                                                    ---------
  Total cash paid in connection with the Merger...................  $ 1,527.4
                                                                    ---------
                                                                    ---------

        (b) To reflect borrowings under the New Credit Facility and the proceeds from the Public Offering and the application of such amounts as follows (in millions):

New Credit Facility
  Term loan......................................................  $ 2,000.0
  Revolver.......................................................      265.4
New Senior Notes.................................................      300.0
New Subordinated Notes...........................................      700.0
                                                                   ---------
    Total sources................................................    3,265.4
Repayment of certain AMI debt (including current portion
 with a carrying value of $150.5)................................   (1,090.5)
Repayment of certain NME debt (including current portion
 with a carrying value of $457.6)................................     (611.4)
                                                                   ---------
    Net increase in cash.........................................  $ 1,563.5
                                                                   ---------
                                                                   ---------

        (c) To reflect estimated fees, costs and expenses of NME and AMH of approximately $165.6 million in the aggregate. The $165.6 million estimate includes the following: (i) an estimated $28.4 million of transaction fees, costs and expenses; (ii) $64.7 million of deferred financing costs; and
    (iii) an estimated $72.5 million, substantially all of which represents the write-up of the debt to be refinanced to its fair value at November 30, 1994. See Note (g) below. These amounts are based on actual agreements, estimates provided by outside advisors and estimated payments in connection with the Refinancing, as determined by NME's financial advisors.

        (d) To consolidate the assets, liabilities and stockholders' equity of HUG, currently accounted for as investments by both NME and AMH under the equity method. Upon completion of the Merger, NME will own approximately 81% of HUG.

        (e) To record deferred income taxes in connection with the increase in the carrying values of AMH buildings and equipment and the balance of AMH indebtedness not expected to be refinanced in connection with the Merger and to reduce income taxes payable related to the redemption of certain indebtedness of AMI and the AMH Option Cancellation.

        (f) To increase by $275.0 million the carrying value of AMH's buildings and equipment to the estimated fair values thereof and to increase by $30.0 million the carrying value of the balance

                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED) of AMH's indebtedness not expected to be refinanced to the preliminary estimate of the fair value thereof, both as required by the purchase accounting treatment of the Merger. NME expects to obtain and record final valuations based upon independent appraisals following the consummation of the Merger. It is not expected that the final valuations will result in any significant reclassification between goodwill and buildings and equipment or long-term debt. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, NME has assumed that the fair value of the remaining net assets of AMH approximates the existing net book value of such assets.

        (g) To record the increase in intangible assets representing deferred financing costs and the excess of the purchase price of the AMH Common Stock over the fair value of the net assets acquired (in millions):

Cash portion of the Merger Consideration..................             $ 1,478.3
Value of stock portion of the Merger Consideration........                 482.0
Stockholders' equity of AMH at November 30, 1994..........     (873.6)
Conversion of AMI 9 1/2% Convertible Debentures...........       (3.0)
Cash portion of AMH Option Cancellation...................       41.3
Value of stock portion of AMH Option Cancellation.........        7.5
AMH Special Dividend......................................        7.8
                                                            ---------
  Adjusted AMH stockholders' equity.......................                (820.0)
Adjustment to fair value of AMH buildings and equipment...                (275.0)
Adjustment to fair value of AMH indebtedness not
 refinanced...............................................                  30.0
Estimated fees and expenses ($64.7 million of which
 represent deferred financing costs)......................                 165.6
Net adjustment to income taxes payable and deferred income
 taxes....................................................                  49.0
                                                                       ---------
  Net increase in intangible assets.......................             $ 1,109.9
                                                                       ---------
                                                                       ---------

        (h)  To  give  effect  to  the assumed  conversion  of  the  AMI  9 1/2%
    Convertible Debentures which had a carrying value of $3.0 million at November 30, 1994.

        (i) To record the issuance of (i) 32,601,338 shares of NME Common Stock (which reflects 0.42 shares of NME Common Stock to be exchanged per share of AMH Common Stock) to be issued in connection with the Merger for all of the outstanding AMH Common Stock; (ii) 78,143 shares of NME Common Stock held in treasury in exchange for AMH Common Stock issuable upon conversion of the AMI 9 1/2% Convertible Debentures; and (iii) 512,484 shares of NME Common Stock issuable to AMH in exchange for a note, with an estimated principal amount of $7.6 million, which shares will constitute the stock portion of the AMH Option Cancellation, assuming in each case a value of $14.75 per share of NME Common Stock (representing the average closing price as reported on the NYSE on the 10 trading days immediately following the announcement of the Merger). AMH will transfer the shares of NME Common Stock received from NME in exchange for the note to cancel 1,220,200 stock options held by certain executives of AMH. See "Financing for the Merger and the Related Transactions."

        (j) To give effect to the elimination of the AMH Common Stock and other stockholders' equity, as adjusted in note (g) above.

        (k) To give effect to the AMH Option Cancellation and to the AMH Special Dividend. See "Financing for the Merger and the Related Transactions."

        (l) To adjust the results of operations of NME to reflect (i) the August 1994 sale of approximately 75% of the common stock of TRC; (ii) the March 1994 sale of one inpatient rehabilitation

                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED) hospital; (iii) the February 1994 sale of four long-term care facilities and the September 1993 sale of 19 long-term care facilities to Hillhaven (all of which properties previously had been leased to Hillhaven); (iv) the January 1994 sale of 28 inpatient rehabilitation hospitals and 45 related satellite outpatient clinics; (v) the elimination of restructuring charges recorded by NME of $77.0 million in fiscal 1994; and (vi) the elimination of certain non-recurring gains on disposals of facilities and long-term investments recorded by NME.

        (m) To eliminate non-recurring gains on disposals of facilities and long-term investments relating to the sale of AMH's interest in EPIC Healthcare Group, Inc. and to reflect the effect on income taxes of these adjustments.

        (n) To adjust depreciation expense for the year ended May 31, 1994 as follows (in millions):

To reflect additional depreciation on the stepped-up values of AMH's
 buildings and equipment............................................  $     9.0
To conform the estimated useful lives of the acquired buildings and
 equipment to those used by NME.....................................      (19.6)
                                                                      ---------
  Net decrease in depreciation expense..............................  $   (10.6)
                                                                      ---------
                                                                      ---------

    The adjustments made for the six months ended November 30, 1993 and 1994 are equal to one half of the amount above.

        (o) To reflect amortization of the excess of the purchase price of AMH over the preliminary estimate of the fair value of the net assets acquired using the straight-line method over 40 years.

        (p) To adjust interest expense, including the amortization of deferred financing costs over the term of the related indebtedness, for the year ended May 31, 1994 as follows (in millions):

To reflect pro forma interest expense related to the New Credit
 Facility and the New Debt Securities..............................  $   270.8
To reduce interest expense to give effect to the Refinancing and
 the repayment of certain indebtedness.............................     (165.8)
To reduce interest expense to reflect the amortization of the
 adjustment to fair value of AMH indebtedness not refinanced.......       (2.8)
                                                                     ---------
  Net increase in interest expense.................................  $   102.2
                                                                     ---------
                                                                     ---------

    The adjustments made for the six months ended November 30, 1993 and 1994 are equal to one half of the amount above.

        (q) To reflect an estimated reduction of interest income related to a lower balance of cash and cash equivalents available for investment.

        (r) To reflect income taxes at an assumed marginal rate of 39% on the pro forma adjustments described in (n), (p) and (q) above. Amortization of goodwill is not deductible for tax purposes.

        (s) Does not reflect the cumulative effect of NME's change in the method of accounting for income taxes.

        (t) Does not reflect the extraordinary loss on early extinguishment of AMH debt.

        (u) Represents the additional weighted average common shares that would have been outstanding upon consummation of the Merger.

        (v) To reflect the August 1994 sale of approximately 75% of the common stock of TRC; to eliminate non-recurring gains on disposals of facilities and long-term investments; and to reflect income taxes on these adjustments.

                  SELECTED INFORMATION CONCERNING NME AND AMH

NATIONAL MEDICAL ENTERPRISES, INC.

    NME is a leading investor-owned healthcare company that operates general hospitals and related healthcare facilities serving primarily urban and regional areas in the United States and abroad and that holds investments in other healthcare companies. At November 30, 1994, NME operated 33 domestic general hospitals, with a total of 6,622 licensed beds, located in California, Florida, Louisiana, Missouri, Tennessee and Texas. NME operates six rehabilitation hospitals, seven long-term care facilities and four psychiatric facilities, located on the same campus as, or nearby, NME's general hospitals. In addition, NME operates ancillary facilities, including outpatient surgery centers, home healthcare programs and ambulatory, occupational and rural healthcare clinics. Through its international hospital division, NME also operated 13 general hospitals in Australia, Singapore, Spain and Malaysia, with a total of 1,693 licensed beds at November 30, 1994.

    NME's investments in other healthcare companies include: (i) an approximately 27% voting interest in Hillhaven, a publicly traded company listed on the NYSE that operated 287 long-term care facilities, 57 pharmacies and 19 retirement housing communities in the United States at November 30, 1994; (ii) an approximately 42% interest in Westminster Health Care Holdings, PLC ("Westminster"), a publicly traded company listed on the London Stock Exchange that operated 65 long-term care facilities in the United Kingdom at November 30, 1994; (iii) an approximately 23% interest in TRC, which operated 42 freestanding kidney dialysis units in nine states at November 30, 1994; and (iv) an approximately 23% interest in Health Care Property Partners, a partnership that leases 21 long-term care facilities to Hillhaven and two general hospitals to NME.

    In the course of reviewing its alternatives with respect to its investment in Hillhaven, NME has had discussions with Hillhaven and third parties concerning possible courses of action. On January 25, 1995, after entering into the letter agreement with NME described below, Horizon Healthcare Corporation ("Horizon") submitted to Hillhaven a written proposal for a business combination (the "Transaction"). In the Transaction, shareholders of Hillhaven would receive $28 in value of shares of common stock of a newly formed holding company ("Newco") for each outstanding share of common stock of Hillhaven ("Hillhaven Common Stock") and shareholders of Horizon would receive one share of Newco common stock for each outstanding share of Horizon common stock. In addition, as part of the Transaction, each outstanding share of Hillhaven's Series C and Series D preferred stock would be redeemed at $1,000 per share in cash, plus any accrued and unpaid dividends, whether or not declared, to the date of redemption.

    In consideration of the mutual covenants contained therein and in order to provide the opportunity presented by the Transaction to Hillhaven and all of its shareholders, NME has entered into a letter agreement with Horizon (the "Letter Agreement"). If prior to consummating the Transaction but within 12 months of the date of the Letter Agreement there is a merger, consolidation or other transaction with any party other than Horizon (an "Other Transaction") in which NME receives consideration for any of its shares of Hillhaven Common Stock equal to or greater than $27.50 per share, then Horizon shall be entitled to receive upon consummation of an Other Transaction an amount equal to the greater of (i) $5,000,000 or (ii) 50% of the consideration received by NME in excess of $29 per share of Hillhaven Common Stock. Horizon agreed in the Letter Agreement to actively pursue the Transaction in good faith. The letter agreement also provides that nothing therein shall be construed to impose any requirement or restriction on NME with respect to its right to acquire or dispose of any shares of Hillhaven Common Stock from or to any party, or to vote any shares of Hillhaven Common Stock, and all decisions with respect thereto shall be made by NME in its sole discretion.

    NME believes that a business combination transaction will provide all of Hillhaven's shareholders with the best alternative to achieve maximum values. NME believes that the Transaction provides an attractive opportunity for Hillhaven and its shareholders and believes that the Transaction requires the serious review and consideration of Hillhaven's Board of Directors. NME understands that the Board of Directors of Hillhaven has established a committee to review, among other things, business combination proposals involving Hillhaven.

    CERTAIN LEGAL PROCEEDINGS. NME has been involved in certain significant legal proceedings and investigations related principally to its discontinued psychiatric business. These proceedings and investigations include class-action and derivative lawsuits by certain stockholders, psychiatric patient litigation alleging fraud and conspiracy, certain lawsuits filed by third-party private-payor insurance companies and investigations by various state and Federal agencies. NME has resolved its litigation with the insurers, has entered into agreements in principle to resolve the shareholder derivative lawsuit and certain of the class action lawsuits and continues to resolve the cases brought by psychiatric patients. As a result of negotiations between NME and the Civil and Criminal Divisions of the DOJ and HHS, subsidiaries of NME entered into various agreements on June 29, 1994, resolving all Federal healthcare investigations of NME (but various government agencies are continuing to pursue investigations against certain individuals). As a result of those agreements, on July 12, 1994, the United States District Court for the District of Columbia accepted a plea by a subsidiary operating NME's psychiatric hospitals for violations relating to the payment of remuneration to induce referrals and a conspiracy to make such payments. In addition, NME agreed to pay $362.7 million to the Federal government. The court also accepted a plea agreement relating to a single general hospital and activities that occurred while an individual convicted of defrauding the hospital was its chief executive, pursuant to which another subsidiary pled guilty to making illegal payments concerning programs receiving Federal funds. On July 12, 1994, NME, without admitting or denying liability, consented to the entry, by the United States District Court for the District of Columbia, of a civil injunctive order in response to a complaint by the Commission. The complaint alleged that NME failed to comply with anti-fraud and recordkeeping requirements of the Federal securities laws concerning the manner in which NME recorded the revenues from the activities that were the subject of the Federal government settlement relating to the psychiatric operations referred to above. In the order, NME is directed to comply with such requirements of the Federal securities laws. On October 17, 1994, NME also signed final agreements with 26 states and the District of Columbia, representing all of the jurisdictions from which NME's psychiatric subsidiaries received Medicaid payments during the time frame at issue in the Federal investigations. These agreements settle all potential state claims related to the matters that were the subject of the Federal investigations. NME has received inquiries from various other insurance companies and health benefit providers regarding the possible filing of claims. Additional lawsuits alleging malpractice at its psychiatric facilities and the existence of a corporate-wide conspiracy to commit wrongful acts have been filed, and NME expects that similar lawsuits may be filed from time to time against NME, its officers and directors.

    In its agreements with the DOJ and HHS, NME agreed to maintain its previously established ethics program and ethics hotline and also agreed to implement certain additional compliance-related oversight procedures. Should the hotline or oversight procedures reveal, after investigation by NME, credible evidence of violations of criminal, or material violations of civil, laws, rules or regulations governing Federally funded programs, NME is required to report any such violation to the DOJ and HHS.

AMERICAN MEDICAL HOLDINGS, INC.

    AMH is a leading invester-owned healthcare company that operates general hospitals and related healthcare facilities serving primarily urban and regional areas in 13 states. At November 30, 1994, AMH operated 37 general hospitals with a total of 8,831 licensed beds and one psychiatric facility with 171 licensed beds. The AMH hospitals are located in Texas, Florida, California, Louisiana, Missouri, Tennessee, Arkansas, North Carolina, South Carolina, Georgia, Alabama, Indiana and Nebraska. AMH also operates ancillary facilities located on the same campus as, or nearby, many of its hospitals, including outpatient surgery centers, rehabilitation units, long-term care facilities, home healthcare programs and ambulatory, occupational and rural healthcare clinics ambulatory, occupational and rural healthcare clinics.

    AMI  CONVERTIBLE  DEBENTURES.   The holders  of the  AMI 9  1/2% Convertible
Debentures and the 8 1/4% Convertible Subordinated Debentures due 2008 of AMI (the "AMI 8 1/4% Convertible Debentures" and, together with the AMI 9 1/2% Convertible Debentures, the "AMI Convertible Debentures") are entitled to convert the AMI Convertible Debentures into shares of AMH Common Stock. In the event holders of the AMI Convertible Debentures elect to convert such debentures into AMH Common Stock prior to the Effective Time, such holders will be entitled to receive the Merger Consideration in accordance with the terms of the Merger Agreement. Following the Effective Time, the AMI Convertible Debentures can be converted into the right to receive the Merger Consideration, without interest, multiplied by the number of shares of AMH Common Stock which would have been issued upon conversion immediately prior to the Effective Time. As of January 10, 1995, there were $14.5 million and $4.5 million outstanding principal amount of the AMI 8 1/4% Convertible Debentures and the AMI 9 1/2% Convertible Debentures, respectively. The AMI 8 1/4% Convertible Debentures are convertible into 25 shares of AMH Common Stock (subject to adjustment) for each $1,000 principal amount, and the AMI 9 1/2% Convertible Debentures are convertible into
41.017 shares of AMH Common Stock (subject to adjustment) for each $1,000 principal amount. AMI intends to call for redemption all of its AMI 9 1/2% Convertible Debentures. See "Financing for the Merger and the Related Transactions -- The AMI Redemptions"

ADDITIONAL INFORMATION

    Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning NME and AMH is included or incorporated by reference in the NME 10-K, the NME Proxy Statement and NME Annual Report and the AMH 10-K, respectively, which are incorporated by reference in this Information Statement/Prospectus. See "Incorporation of Documents by Reference." Stockholders of AMH desiring copies of such documents may contact NME or AMH at the addresses or phone numbers indicated under "Available Information" above.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of NME Common Stock being offered hereby will be passed upon for NME by Scott M. Brown, Esq., Senior Vice President, Secretary and General Counsel of NME.

                                    EXPERTS

    The consolidated financial statements of American Medical Holdings, Inc. incorporated in this Information Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements and schedules of National Medical Enterprises, Inc. as of May 31, 1994 and 1993, and for each of the years in the three-year period ended May 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the May 31, 1994 consolidated financial statements refers to a change in the method of accounting for income taxes.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                      NATIONAL MEDICAL ENTERPRISES, INC.,
                              AMH ACQUISITION CO.
                                      AND
                        AMERICAN MEDICAL HOLDINGS, INC.

                          DATED AS OF OCTOBER 10, 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------

                                                      ARTICLE I
                                                     THE MERGER

Section 1.1       The Merger..............................................................................        A-2
Section 1.2       Effective Time of the Merger............................................................        A-2

                                                     ARTICLE II
                                              THE SURVIVING CORPORATION

Section 2.1       Certificate of Incorporation............................................................        A-2
Section 2.2       By-Laws.................................................................................        A-2
Section 2.3       Directors and Officers of Surviving Corporation.........................................        A-2

                                                     ARTICLE III
                                                CONVERSION OF SHARES

Section 3.1       Merger Consideration....................................................................        A-3
Section 3.2       Exchange of Certificates Representing Shares............................................        A-3
Section 3.3       Dividends...............................................................................        A-4
Section 3.4       No Fractional Securities................................................................        A-4
Section 3.5       Closing of Company Transfer Books.......................................................        A-4
Section 3.6       Unclaimed Amounts.......................................................................        A-5
Section 3.7       Lost Certificates.......................................................................        A-5
Section 3.8       Dissenting Shares.......................................................................        A-5
Section 3.9       Closing.................................................................................        A-5

                                                     ARTICLE IV
                                      REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1       Organization............................................................................        A-5
Section 4.2       Capitalization; Registration Rights.....................................................        A-6
Section 4.3       Subsidiaries............................................................................        A-6
Section 4.4       Material Investments....................................................................        A-7
Section 4.5       Authority Relative to this Agreement....................................................        A-7
Section 4.6       Consents and Approvals; No Violations...................................................        A-7
Section 4.7       Parent SEC Reports......................................................................        A-8
Section 4.8       Absence of Certain Changes or Events....................................................        A-8
Section 4.9       Litigation..............................................................................        A-9
Section 4.10      Absence of Undisclosed Liabilities......................................................        A-9
Section 4.11      No Default..............................................................................        A-9
Section 4.12      Taxes...................................................................................        A-9
Section 4.13      Title to Certain Properties; Encumbrances...............................................       A-10
Section 4.14      Medicare Participation/Accreditation and Recapture......................................       A-10
Section 4.15      Labor Matters...........................................................................       A-11
Section 4.16      Employee Benefit Plans; ERISA...........................................................       A-11
Section 4.17      Patents, Licenses, Franchises and Formulas..............................................       A-13
Section 4.18      Insurance...............................................................................       A-13
Section 4.19      Board Approvals; Opinion of Financial Advisor...........................................       A-13
Section 4.20      Brokers.................................................................................       A-13

                                                                                                              PAGE
                                                                                                            ---------

                                                      ARTICLE V
                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1       Organization............................................................................       A-14
Section 5.2       Capitalization..........................................................................       A-14
Section 5.3       Subsidiaries............................................................................       A-14
Section 5.4       Material Investments....................................................................       A-15
Section 5.5       Authority Relative to this Agreement....................................................       A-15
Section 5.6       Consents and Approvals; No Violations...................................................       A-15
Section 5.7       Company SEC Reports.....................................................................       A-16
Section 5.8       Absence of Certain Changes or Events....................................................       A-16
Section 5.9       Litigation..............................................................................       A-16
Section 5.10      Absence of Undisclosed Liabilities......................................................       A-17
Section 5.11      No Default..............................................................................       A-17
Section 5.12      Taxes...................................................................................       A-17
Section 5.13      Title to Certain Properties; Encumbrances...............................................       A-18
Section 5.14      Compliance with Applicable Law..........................................................       A-18
Section 5.15      Medicare Participation/Accreditation and Recapture......................................       A-18
Section 5.16      Labor Matters...........................................................................       A-19
Section 5.17      Employee Benefit Plans; ERISA...........................................................       A-19
Section 5.18      Patents, Licenses, Franchises and Formulas..............................................       A-21
Section 5.19      Insurance...............................................................................       A-21
Section 5.20      Board Approval; Opinion of Financial Advisor............................................       A-21
Section 5.21      Brokers.................................................................................       A-21

                                                     ARTICLE VI
                                       CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1       Conduct of Business by the Company Pending the Merger...................................       A-22
Section 6.2       Conduct of Business by Parent Pending the Merger........................................       A-23
Section 6.3       Conduct of Business of SUB..............................................................       A-24

                                                     ARTICLE VII
                                                ADDITIONAL AGREEMENTS

Section 7.1       Access and Information..................................................................       A-24
Section 7.2       Acquisition Proposals...................................................................       A-24
Section 7.3       Registration Statement..................................................................       A-25
Section 7.4       Listing Application.....................................................................       A-25
Section 7.5       Information Statement and Stockholder Approval..........................................       A-25
Section 7.6       Filings; Other Action...................................................................       A-26
Section 7.7       Public Announcements....................................................................       A-26
Section 7.8       Company Indemnification Provision.......................................................       A-26
Section 7.9       Registration Statement for Securities Act Affiliates....................................       A-27
Section 7.10      Certain Benefits........................................................................       A-27
Section 7.11      Directors of Parent.....................................................................       A-27
Section 7.12      Special Dividend........................................................................       A-27
Section 7.13      Additional Agreements...................................................................       A-28

                                                                                                              PAGE
                                                                                                            ---------

                                                    ARTICLE VIII
                                      CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1       Conditions to Each Party's Obligation to Effect the Merger..............................       A-28
Section 8.2       Conditions to Obligation of the Company to Effect the Merger............................       A-28
Section 8.3       Conditions to Obligations of Parent and SUB to Effect the Merger........................       A-29

                                                     ARTICLE IX
                                          TERMINATION, AMENDMENT AND WAIVER

Section 9.1       Termination by Mutual Consent...........................................................       A-30
Section 9.2       Termination by Either Parent or the Company.............................................       A-30
Section 9.3       Termination by the Company..............................................................       A-30
Section 9.4       Termination by Parent...................................................................       A-30
Section 9.5       Effect of Termination and Abandonment...................................................       A-30

                                                      ARTICLE X
                                                 GENERAL PROVISIONS

Section 10.1      Survival of Representations, Warranties and Agreements..................................       A-31
Section 10.2      Notices.................................................................................       A-31
Section 10.3      Descriptive Headings....................................................................       A-32
Section 10.4      Entire Agreement: Assignment............................................................       A-32
Section 10.5      Governing Law...........................................................................       A-32
Section 10.6      Expenses................................................................................       A-32
Section 10.7      Amendment...............................................................................       A-32
Section 10.8      Waiver..................................................................................       A-32
Section 10.9      Counterparts; Effectiveness.............................................................       A-32
Section 10.10     Severability; Validity; Parties in Interest.............................................       A-32
Section 10.11     Enforcement of Agreement................................................................       A-33

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of October 10, 1994, by and among National Medical Enterprises, Inc., a Nevada corporation ("Parent"), AMH Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and American Medical Holdings, Inc., a Delaware corporation (the "Company").

    WHEREAS, the Boards of Directors of Parent and Sub and the Company have approved the merger upon the terms and subject to the conditions set forth herein (the "Merger").

    WHEREAS, in conjunction with the execution and delivery of this Agreement and as an inducement to Parent's and Sub's willingness to enter into this Agreement, certain holders of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), have agreed to and will enter into Stockholder Voting and Profit Sharing Agreements with Parent, in the form attached hereto as Exhibit A (the "Stockholder Voting and Profit Sharing Agreements").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "DGCL").

    Section 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective when a properly executed Certificate of Merger meeting the requirements of Section 251 of the DGCL is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties hereto shall have designated in such filing as the Effective Time of the Merger (the "Effective Time"), which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with
Section 3.9 hereof.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    Section 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time.

    Section 2.2 BY-LAWS. The By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

    Section 2.3  DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.

    (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

    (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III
                              CONVERSION OF SHARES

    Section 3.1 MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

        (a) Each share of Common Stock (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and Shares held in the treasury of the Company or owned by Parent or any subsidiary of the Company or the Parent) shall be converted into the right to receive (i) 0.42 of a share of Common Stock, par value $.075 per share ("Parent Shares"), of Parent (holders of which shall thereafter be entitled to issuance of Parent's Series A Junior Participating Preferred Stock issuable in connection with Parent's Preferred Stock Purchase Rights (as hereinafter defined) in the circumstances specified in Parent's Certificate of Designation relating thereto), subject to the right of holders of Shares pursuant to Section 6.2(c) to elect, under certain circumstances, to receive cash in lieu of such fraction of a Parent Share as set forth in such Section 6.2(c); and (ii) $19.00 in cash or, if the Closing shall not have been consummated on or before March 31, 1995, $19.25 in cash, all of which shall be payable upon the surrender of the certificate(s) formerly representing such Shares (the Parent Shares (or cash in lieu thereof as aforesaid) and cash so deliverable being herein referred to collectively as the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except to receive the Merger Consideration, without interest.

        (b) At the Effective Time, all options (individually, a "Company Option" or collectively, the "Company Options") then outstanding under the Company's Nonqualified Employee Stock Option Plan and the Company's Nonqualified Performance Stock Option Plan for Key Employees, each as amended (collectively, the "Company Stock Option Plans"), shall, by virtue of the Merger and without any further action on the part of the Company or any holder of such Company Options, unless otherwise agreed to in writing by the holder of a Company Option, be cancelled in consideration for payment by the Surviving Corporation to holders of Company Options of cash in an amount equal to (i)(A) the sum of (x) the cash component of the Merger Consideration, plus (y) 0.42 times the Average Price (as hereinafter defined) of a Parent Share, multiplied by (B) the Shares subject to Company Options, less (ii) the exercise price of such Company Options.

        (c) Each Share issued and held in the treasury of the Company or owned by any subsidiary of the Company and each Share held by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired and cease to exist and no payment shall be made with respect thereto.

        (d) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become a fully paid and non-assessable share of Common Stock of the Surviving Corporation.

    Section 3.2  EXCHANGE OF CERTIFICATES REPRESENTING SHARES.

    (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III, (i)(x) certificates representing the number of Parent Shares issuable as part of the Merger Consideration

(subject to the election contained in Section 6.2(c)) and (y) cash in an amount equal to the aggregate cash component of the Merger Consideration, in each case to be paid in respect of all Shares outstanding immediately prior to the Effective Time and which are to be exchanged pursuant to the Merger (exclusive of shares to be cancelled pursuant to Section 3.1(c)), and (ii) cash to be paid in lieu of the issuance of fractional shares as provided in Section 3.4 hereof (such cash and certificates for Parent Shares, if any, together with dividends or distributions with respect thereto being hereinafter referred to collectively as the "Exchange Fund").

    (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record of a certificate or certificates representing Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for Shares shall pass, only upon delivery of the certificates for Shares to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates for Shares. Upon surrender of a certificate for Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding tax, and the certificate for Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash to be paid as part of the Merger Consideration. In the event of any transfer of ownership of Shares which has not been registered in the transfer records of the Company, certificates representing the proper number of Parent Shares, if any, together with a check in an amount equal to the cash component of the Exchange Fund, will be issued to the transferee of the certificate representing the transferred Shares presented to the Exchange Agent, accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid.

    Section 3.3 DIVIDENDS. No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in Section 3.1. Upon such surrender, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after the Effective Time, shall be paid, without interest, to the person in whose name the certificates representing the securities of Parent into which such Shares were converted are registered or as otherwise directed by that person. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest on any such dividends or distributions.

    Section 3.4 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split or other change in the capital structure of the Company shall relate to any fractional interest, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional interest, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of stock certificates for exchange pursuant to this Article III will be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing sale price of Parent Shares on the New York Stock Exchange over the ten (10) consecutive trading days immediately preceding the Closing Date, as such closing sale price shall be reported in THE WALL STREET JOURNAL or, if not available, such other authoritative publication as may be reasonably selected by Parent (such average over such period being the "Average Price").

    Section 3.5 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration.

    Section 3.6 UNCLAIMED AMOUNTS. Any portion of the Exchange Fund which is attributable to Dissenting Shares or which remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered by the Exchange Agent to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Parent for payment of the Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions in respect of Parent Shares deliverable as part of the Merger Consideration as determined pursuant to this Agreement, in all cases without any interest thereon. None of Parent, the Surviving Corporation, the Exchange Agent or any other person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    Section 3.7 LOST CERTIFICATES. In the event any certificate evidencing Shares shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that would be made against the Company or Parent with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the portion of the Exchange Fund deliverable in respect thereof pursuant to this Agreement.

    Section 3.8 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a stockholder (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require appraisal of the Shares ("Dissenting Shares") shall not be converted as described in Section 3.1 but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, or if the Parent otherwise consents thereto, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give Parent (a) prompt notice of any demands for appraisal of Shares received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    Section 3.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Neal, Gerber & Eisenberg, 2 North LaSalle Street, Chicago, Illinois, at 10:00 a.m., local time, on the later of (a) twenty (20) business days after the mailing of the Information Statement/Prospectus (as defined in Section 7.3 hereof), (b) the third business day following notice from Parent to the Company that it has obtained the proceeds from the financing necessary to provide for consummation of the Merger (except that the foregoing shall not prejudice the rights of the Company under Section 9.3(d) hereof) and (c) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as Parent and the Company shall agree (the "Closing Date").

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as otherwise disclosed to the Company in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Parent Disclosure Letter"), the Parent represents and warrants to the Company as follows:

    Section 4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent and the Parent Subsidiaries (as defined below), taken as a whole (a "Parent Material Adverse Effect"). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since the date of its incorporation other than in connection with this Agreement.

    Section 4.2 CAPITALIZATION; REGISTRATION RIGHTS. The authorized capital stock of Parent consists of 450,000,000 Parent Shares and 2,500,000 shares of preferred stock, par value $.15 per share ("Parent Preferred Stock"). As of September 30, 1994, (i) 166,324,747 Parent Shares were issued and outstanding, 19,262,919 Parent Shares were issued and held in treasury and no shares of Parent Preferred Stock were outstanding, (ii) employee stock options to acquire 15,107,151 Parent Shares (the "Parent Employee Stock Options") were outstanding under all employee stock option plans of Parent, (iii) non-employee director stock options to acquire 248,740 Parent Shares (the "Parent Director Stock Options") were issued and outstanding under all non-employee director stock option plans of Parent, (iv) 2,102 shares of Series B Convertible Preferred Stock were reserved for issuance upon conversion of Parent's Convertible Floating Rate Debentures due 1996, (v) 13,977,549 Parent Shares were reserved for issuance upon conversion of Parent's Series B Convertible Preferred Stock,
(vi) 500,000 Parent Shares were reserved for issuance in connection with Parent's Deferred Compensation Plan Trust, (vii) 1,000,000 Parent Shares were reserved for issuance in connection with Parent's 1994 SERP Trust, and (viii) 225,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of Parent's Preferred Stock Purchase Rights. All of the issued and outstanding Parent Shares are validly issued, fully paid and nonassessable and free of pre-emptive rights. All of the Parent Shares reserved for issuance in exchange for Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent. Except as set forth above or as specified in Section 4.2 of the Parent Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of Parent issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities, or the capital stock or securities of Sub. Except as provided in this Agreement or as disclosed in Section 4.2 of the Parent Disclosure Letter, after the Effective Time Parent will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

    Section 4.3  SUBSIDIARIES.

    (a) The subsidiaries of Parent that (i) directly or indirectly own or lease any interest in any hospitals, health care facilities or medical office buildings, (ii) directly or indirectly conduct any insurance activities or (iii) are otherwise material to Parent (collectively, the "Parent Subsidiaries") are listed in Section 4.3(a) of the Parent Disclosure Letter. Each Parent Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Parent Material Adverse Effect.

    (b) Except as set forth in Section 4.3(b) of the Parent Disclosure Letter, Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Parent Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, mortgage, deed of trust, pledge, lien, security interest, charge, encumbrance or similar agreement of any kind or nature whatsoever ("Lien"), restraint on alienation, or any other restriction with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

    Section 4.4 MATERIAL INVESTMENTS. Except as set forth in Section 4.4 of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a subsidiary), partnership, joint venture or other business association or entity that directly or indirectly owns or leases any interest in any hospital or health care facility, directly or indirectly conducts any insurance activity, or which is otherwise material to Parent. With respect to those entities indicated on Section 4.4 of the Parent Disclosure Letter, Parent has heretofore delivered to the Company financial statements (audited to the extent available) and interim unaudited financial statements of each of such entities (through the most recently concluded fiscal quarter for each of such persons) and, to the best knowledge of Parent, such financial statements fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto or in Section
4.4 of the Parent Disclosure Letter), the financial condition of each thereof as at and the results of operations for the periods so indicated (subject to normal year-end adjustments in the case of the interim unaudited financial statements), and Parent's disclosures with respect to its investment in each such entities otherwise included in the Parent SEC Reports (as defined below) do not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or which are necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.4 of the Parent Disclosure Letter, Parent (or, as indicated thereon, a Parent Subsidiary) has good and marketable title to the securities evidencing its investment in the entities indicated in Section 4.4 of the Parent Disclosure Letter, which have been validly issued and are fully paid and non-assessable and are held by Parent or a Parent Subsidiary free and clear of any Lien, restraint on alienation, or any other restriction with respect of the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

    Section 4.5 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Sub has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Sub, and by Parent as the sole shareholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

    Section 4.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the HSR Act, Securities Act and Exchange Act, collectively, the "Governmental

Requirements"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, state and local laws and regulations relating to the licensing and transfer of hospitals and health care facilities and similar matters and the filing of the Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority is necessary for the execution, delivery and performance of this Agreement by Parent and Sub of the transactions contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will
(i) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of Parent and Sub or the Articles or Certificate of Incorporation, as the case may be, or By-Laws of any of the Parent Subsidiaries,
(ii) except as set forth in Section 4.6(ii) of the Parent Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their properties or assets  may be bound  or affected,  (iii) except as  set forth  in
Section 4.6(iii) of the Parent Disclosure Letter, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any Parent Subsidiary or any of their properties or assets, (iv) except as set forth in
Schedule 4.6(iv) of the Parent Disclosure Letter, result in the creation or imposition of any Lien on any asset of Parent or any Parent Subsidiary, or (v) except as set forth in Section 4.6(v) of the Parent Disclosure Letter, cause the suspension or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations, except in the case of clauses (ii),
(iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Parent Material Adverse Effect.

    Section 4.7 PARENT SEC REPORTS. Parent has delivered to the Company true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Reports to Shareholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange Commission ("SEC") since June 1, 1992 (collectively, the "Parent SEC Reports"). Except as set forth in Section 4.7 of the Parent Disclosure Letter, as of the respective dates such Parent SEC Reports were filed or, if any such Parent SEC Reports were amended, as of the date such amendment was filed, each of the Parent SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended May 31, 1992, 1993 and 1994 and Quarterly Reports on Form 10-Q for all interim periods subsequent thereto fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Parent and the Parent Subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    Section 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since May 31, 1994, except as set forth in Section 4.8 of the Parent Disclosure Letter or in the Parent SEC Reports or as otherwise permitted in Section 6.2 hereof, Parent and the Parent Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practices.

    Section 4.9 LITIGATION. Except for litigation disclosed in the notes to the financial statements included in the Parent SEC Reports or as set forth in
Section 4.9 of the Parent Disclosure Letter, there is no suit, action or proceeding (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of Parent, threatened against or affecting Parent or any of the Parent Subsidiaries, the outcome of which, in the reasonably judgment of Parent, is likely individually or in the aggregate to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or any of the Parent Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

    Section 4.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in Parent's financial statements (or reflected in the notes thereto) included in the Parent SEC Reports or which were incurred after May 31, 1994 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, Parent and the Parent Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

    Section 4.11 NO DEFAULT. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, neither Parent, Sub nor any of the Parent Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or By-Laws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their properties or assets, or (d) any certificate of need, accreditation, registration, license, permit and other consent or approval of governmental agencies or accreditation organization, except in the case of clauses (b), (c) and (d) above for violations, breaches or defaults which would not individually or in the aggregate have a Parent Material Adverse Affect.

    Section 4.12 TAXES. Except as set forth in Section 4.12 of the Parent Disclosure Letter:

        (a) Parent and each of the Parent Subsidiaries has (i) timely filed (or has had timely filed on its behalf) or will cause to be timely filed all material Tax Returns (as defined below) required by applicable law to be filed by any of them for tax years ended prior to the date of this Agreement and all such Tax Returns and amendments thereto are or will be true, complete, and correct in all material respects, (ii) has paid (or has had paid on its behalf) all Taxes due or has properly accrued or reserved for all such Taxes for such periods and (iii) has accrued for all Taxes for periods subsequent to the periods covered by such Tax Returns.

        (b) There are no material liens for Taxes upon the assets of Parent or any of the Parent Subsidiaries, except liens for Taxes not yet due.

        (c) There are no material deficiencies or adjustments for Taxes that have been proposed or assessed by any Tax Authority (as defined below) against Parent or any of the Parent Subsidiaries and which remain unpaid.

        (d) The Federal income tax returns of Parent and each of the Parent Subsidiaries have been examined by the Internal Revenue Service for all past taxable years and periods to and including the year ended May 31, 1985, and all material deficiencies finally assessed as a result of such examinations have been paid. Section 4.12 of the Parent Disclosure Letter sets forth (i) all taxable years and periods of Parent and the Parent Subsidiaries that are presently under Audit (as defined below) or in respect of which Parent or any of the Parent Subsidiaries has been notified in writing by the relevant Tax Authority that it will be Audited, (ii) the taxable years of Parent and the Parent Subsidiaries in respect of which the statutory period of limitations for the assessment of Federal, state and local income or franchise Taxes has expired, and (iii) all waivers extending the statutory period of limitation applicable to any material Tax Return filed by Parent or any of the Parent Subsidiaries for any taxable period ending prior to the date of this Agreement.

        (e) Prior to the date hereof, Parent and the Parent Subsidiaries have disclosed all material Tax sharing, Tax indemnity, or similar agreements to which Parent or any of the Parent Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

        (f) Parent and the Parent Subsidiaries have not paid, and do not expect to pay, in any taxable year commencing on or after January 1, 1994, remuneration that would result in a disallowance of any material amount of tax deductions under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). There are no changes in the tax accounting methods subject to section 481(a) of the Code which have an ongoing material effect on Parent or any of the Parent Subsidiaries. No "consent" within the meaning of section 341(f) of the Code has been filed with respect to Parent or any of the Parent Subsidiaries.

        (g) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes, (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes, and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

    Section 4.13 TITLE TO CERTAIN PROPERTIES; ENCUMBRANCES. Except as set forth in Section 4.13 of the Parent Disclosure Letter, no person has any contractual right or option to purchase or acquire, directly or indirectly, any interest in, and there are no contracts pursuant to which the Parent or any Parent Subsidiary is or may be bound to sell, lease, transfer or otherwise dispose of, any of the hospitals owned by the Parent or any Parent Subsidiary.

    Section 4.14  MEDICARE PARTICIPATION/ACCREDITATION AND RECAPTURE.

    (a) All hospitals or significant health care facilities owned or operated as continuing operations by the Parent or the Parent Subsidiaries (the "Parent Facilities") are certified for participation or enrollment in the Medicare, Medicaid and Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") programs, have a current and valid provider contract with the Medicare, Medicaid and CHAMPUS programs, are in substantial compliance with the terms and conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of Parent's assets except where the failure to be so certified, to have such contracts, to be in such compliance or to have such approvals or qualifications would not individually or in the aggregate have a Parent Material Adverse Effect. To the knowledge of Parent, the amounts established as provisions for Medicare, Medicaid, or CHAMPUS adjustments and adjustments by any other third party payors on the financial statements of Parent and the Parent Subsidiaries are sufficient in all material respects to pay any amounts for which Parent or any of the Parent Subsidiaries may be liable. Neither Parent nor any of the Parent Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of the Medicare, Medicaid or CHAMPUS programs of any pending or threatened investigations, surveys (other than routine surveys conducted by accreditation organizations) or decertification proceedings, and neither Parent nor any of the Parent Subsidiaries has any reason to believe that any such investigations, surveys or proceedings are pending, threatened or imminent which may individually or in the aggregate have a Parent Material Adverse Effect. All Parent Facilities eligible for such accreditation are accredited by the Joint Commission on Accreditation on Healthcare Organizations, the Commission on Accreditation of Rehabilitation or other appropriate accreditation agency. Section 4.14(a) of the Parent Disclosure Letter sets forth a complete and correct list of all hospitals and significant separately licensed health care facilities owned or operated by Parent and the Parent Subsidiaries and their respective accreditation.

    (b) Each such Parent Facility is licensed by the proper state department of health to conduct its business in substantially the manner conducted by such Parent Facility and is authorized to operate the number of beds utilized therein. The Parent Facilities are presently in substantial compliance with all of the terms, conditions and provisions of such licenses. Parent has heretofore made available to the Company correct and complete copies of all such licenses. The facilities, equipment, staffing and operations of the Parent Facilities satisfy the applicable state hospital licensing requirements in all material respects.

    (c) No funds were received on behalf of the Parent or any of the Parent Subsidiaries to construct, improve or acquire any of its facilities under the "Hill-Burton" Act as a result of which Parent or any of the Parent Subsidiaries are currently or will in the future be required to pay any amounts for which there shall be any "recapture" as a result of the consummation of the transactions contemplated by this Agreement.

    Section 4.15 LABOR MATTERS. Except as set forth in Section 4.15 of the Parent Disclosure Letter, neither Parent nor any of the Parent Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or the Parent Subsidiaries relating to their business, except for any such proceeding which would not individually or in the aggregate have a Parent Material Adverse Effect. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of the Parent Subsidiaries. There is no labor strike, dispute, slow down, work stoppage, or lockout actually pending or, to the knowledge of Parent, threatened against Parent or the Parent Subsidiaries. To the knowledge of Parent, there are no labor union or organization claims to represent the employees of Parent or any of the Parent Subsidiaries, nor does any question concerning the representation of such employees by any labor union or organization exist.

    Section 4.16  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) Section 4.16(a) of the Parent Disclosure Letter contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement (the "Parent Plans"), maintained or contributed to or required to be contributed to by (i) Parent, (ii) any Parent Subsidiary or (iii) any trade or business, whether or not incorporated, that together with Parent would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") (a "Parent ERISA Affiliate"), for the benefit of any employee or former employee of Parent, any Parent Subsidiary or any Parent ERISA Affiliate. Section 4.16(a) of the Parent Disclosure Letter identifies each of the Parent Plans that is an "employee benefit plan," as that term is defined in
Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the "Parent ERISA Plans").

    (b) With respect to each of the Parent Plans, Parent has heretofore delivered to the Company true and complete copies of each of the following documents: (i) a copy of the Parent Plan (including all amendments thereto),
(ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to the Parent ERISA Plan for the last two years, (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modification, required under ERISA with respect to the Parent ERISA Plan, (iv) if the Parent Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Parent ERISA Plan intended to qualify under Section 401 of the Code.

    (c) No liability under Title IV of ERISA has been incurred by Parent, any Parent Subsidiary or any Parent ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and, except as set forth in Section 4.16(c) of the Parent Disclosure Letter, no condition exists that presents a material risk to Parent, any Parent Subsidiary or any Parent ERISA Affiliate of incurring any liability under such Title (other than liability for premiums due to the Pension Benefit Guaranty Corporation (the "PBGC"). To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Parent ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent, a Parent Subsidiary or a Parent ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the date of this Agreement.

    (d) With respect to each Parent ERISA Plan which is subject to Title IV of ERISA, except as set forth in Section 4.16(d) of the Parent Disclosure Letter, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for financial reporting purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

    (e) No Parent ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Parent ERISA Plan ended prior to the date of this Agreement, and all contributions required to be made with respect thereto (whether pursuant to the terms of any Parent ERISA Plan or otherwise) on or prior to the date of this Agreement have been timely made. (f) Except as set forth in Section 4.16(f) of the Parent Disclosure Letter, no Parent ERISA Plan is a "multi-employer pension plan," as defined in Section 3(37) of ERISA, nor is any Parent ERISA Plan a plan described in Section 4063(a) of ERISA.

    (g) Except as set forth in Section 4.16(g) of the Parent Disclosure Letter, each Parent ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and, to the best knowledge of Parent, no event has occurred nor does any condition exist which would adversely affect such qualification and exemption.

    (h) Except as set forth in Section 4.16(h) of the Parent Disclosure Letter, each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code.

    (i) Except as set forth in Section 4.16(i) of the Parent Disclosure Letter, no amounts payable under the Parent Plans or any other contract, arrangement or agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

    (j) Except as set forth in Section 4.16(j) of the Parent Disclosure Letter, no Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, any Parent Subsidiary or any Parent ERISA Affiliate beyond such employees' retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Parent, any Parent Subsidiary or any Parent ERISA Affiliate or (iv) benefits the full cost of which is borne by such employees or their beneficiaries.

    (k) Except as set forth in Section 4.16(k) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Parent, any Parent Subsidiary or any Parent ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided by this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due any such employee or officer, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

    (l) With respect to each Parent Plan that is funded wholly or partially through an insurance policy, there will be no liability of Parent, any Parent Subsidiary or any Parent ERISA Affiliate, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the closing.

    (m) There are no pending, threatened or anticipated claims by or on behalf of any of the Parent Plans, by any employee or beneficiary covered under any such Parent Plan, or otherwise involving any such Parent Plan (other than routine claims for benefits).

    (n) None of Parent, any Parent Subsidiary, any Parent ERISA Affiliate, any of the Parent ERISA Plans, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction in connection with which Parent, any Parent Subsidiary or any Parent ERISA Affiliate, any of the Parent ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Parent ERISA Plans or any such trust could be subject to either a material civil liability under Section 409 of ERISA, Section 502(i) of ERISA, or Section 502(l) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

    Section 4.17 PATENTS, LICENSES, FRANCHISES AND FORMULAS. Each of Parent and the Parent Subsidiaries owns all of the patents, trademarks, service marks, copyrights, permits, trade names, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all such rights and other rights of whatever nature, necessary for the present conduct of its business, in each case except as would not individually or in the aggregate have a Parent Material Adverse Effect.

    Section 4.18 INSURANCE. Section 4.18 of the Parent Disclosure Letter sets forth a complete and correct list of all material insurance policies currently in force insuring against risks of Parent and the Parent Subsidiaries. Parent previously has delivered to the Company true and correct schedules listing the name of carrier, policy coverage, policy limits and deductibles with respect to the policies listed in Section 4.18 of the Parent Disclosure Letter. Parent and the Parent Subsidiaries are in compliance with the terms of such policies and except as set forth in Section 4.18 of the Parent Disclosure Letter, there are no claims by Parent or any of the Parent Subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause, in each case except as would not individually or in the aggregate result in a Parent Material Adverse Effect.

    Section 4.19 BOARD APPROVALS; OPINION OF FINANCIAL ADVISOR. Each of the Board of Directors of Parent and Sub (at meetings duly called and held) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of Parent and Sub. Parent has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Parent's financial advisor, substantially to the effect that the Merger Consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view.

    Section 4.20 BROKERS. No broker, finder or investment banker (other than DLJ) is entitled to any brokerage, finder's fee or other fee or commission payable by Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as otherwise disclosed to Parent and Sub in a letter delivered to them prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Sub as follows:

    Section 5.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (as defined below), taken as a whole (a "Company Material Adverse Effect").

    Section 5.2 CAPITALIZATION. The authorized capital stock of the Company consists of 200,000,000 Shares and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of September 30, 1994 (i) 77,563,054 Shares were issued and outstanding, (ii) Company Options to acquire 3,081,005 Shares were outstanding under all stock option plans and agreements of the Company, (iii) 6,306,601 Shares (including Shares issuable upon exercise of the options identified in clause (ii) above) were reserved for issuance pursuant to all employee plans of the Company, and (iv) there were no shares of Preferred Stock outstanding. All of the issued and outstanding Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above or as specified in Section 5.2 of the Company Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as provided in this Agreement or as set forth in Section 5.2 of the Company Disclosure Letter, after the Effective Time the Company will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

    Section 5.3  SUBSIDIARIES.

    (a) The subsidiaries of the Company that (i) directly or indirectly own or lease any interest in any hospitals, health care facilities or medical office buildings, (ii) directly or indirectly conduct any insurance activities, or
(iii) are otherwise material to the Company (collectively, the "Company Subsidiaries") are listed in Section 5.3(a) of the Company Disclosure Letter. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect.

    (b) Except as set forth in Section 5.3(b) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of its capital stock or any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.3(b) of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Lien, restraint on alienation, or any other restriction with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

    Section 5.4 MATERIAL INVESTMENTS. Except as set forth in Section 5.4 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a subsidiary), partnership, joint venture or other business association or entity that directly or indirectly owns or leases any interest in any hospital or health care facility, directly or indirectly conducts any insurance activity, or which is otherwise material to the Company. With respect to those entities listed on Section 5.4 of the Company Disclosure Letter, the Company has heretofore delivered to Parent financial statements (audited to the extent available) and interim unaudited financial statements of each of such entities (through the most recently concluded fiscal quarter for each of such persons) and, to the best knowledge of the Company, such financial statements fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or in Section 5.4 of the Company Disclosure Letter), the financial condition of each thereof as at and the results of operations for the periods so indicated (subject to normal year-end adjustments in the case of the interim unaudited financial statements), and the Company's disclosures with respect to its investment in each of such entities otherwise included in the Company SEC Reports (as defined below) do not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or which are necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 5.4 of the Company Disclosure Letter, the Company (or, as indicated thereon, a Company Subsidiary) has good and marketable title to the securities evidencing its investment in the entities listed on Section 5.4 of the Company Disclosure Letter, which have been validly issued and are fully paid and non-assessable and are held by the Company (or, as indicated thereon, a Company Subsidiary) free and clear of any Lien, restraint on alienation, or any other restriction with respect of the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

    Section 5.5 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its stockholders to be provided by written consent pursuant to Section 7.5 hereof promptly but in any event within ten (10) days after the execution of this Agreement and notification to all stockholders of such action in accordance with the DGCL and Regulation 14C of the Exchange Act, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

    Section 5.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Governmental Requirements, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, state and local laws and regulations relating to the licensing and transfer of hospitals and health care facilities and similar matters and the filing of a Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, public body or authority is necessary for the execution, delivery and performance of this Agreement by the Company of the transactions contemplated by this Agreement.
Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will
(i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of the Company or the Certificate or Articles of
Incorporation, as the case may be, or By-Laws of any of the Company Subsidiaries, (ii) except as set forth in Section 5.6(a)(ii) of the Company Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) except as set forth in Section 5.6(a)(iii) of the Company Disclosure Letter, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Company Subsidiaries or any of their properties or assets, (iv) except as set forth in Section 5.6(a)(iv) of the Company Disclosure Letter, result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary or (v) except as set forth in Section 5.6(a)(v) of the
Company Disclosure Letter, cause the suspension or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Company Material Adverse Effect.

    Section 5.7 COMPANY SEC REPORTS. The Company has delivered to Parent true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Reports to Stockholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with the SEC since September 1, 1992 (collectively, the "Company SEC Reports"). As of the respective dates the Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended August 31, 1991, 1992 and 1993 and its Quarterly Reports on Form 10-Q for all interim periods subsequent thereto fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    Section 5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since May 31, 1994, except as set forth in Section 5.8 of the Company Disclosure Letter or in the Company SEC Reports or as otherwise permitted in Section 6.1 hereof, the Company and the Company Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practices.

    Section 5.9 LITIGATION. Except for litigation disclosed in the notes to the financial statements included in the Company SEC Reports or as set forth in
Section  5.9  of the  Company Disclosure  Letter,  there is  no suit,  action or proceeding (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, in the reasonable judgment of the Company, is likely individually or in the aggregate to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Company Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future many have, any such effect.

    Section 5.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company's SEC Reports or which were incurred after August 31, 1993 in the ordinary course of business and consistent with past practices, the Company and the Company Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

    Section 5.11 NO DEFAULT. Neither the Company nor any of the Company Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of
(a) its Articles or Certificate of Incorporation, as the case may be, or By-Laws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their properties or assets, or (d) any certificate of need, accreditation, registration, license, permit and other consent or approval of governmental agencies or accreditation organizations, except in the case of clauses (b), (c) and (d) above for breaches, defaults or violations which would not individually or in the aggregate have a Company Material Adverse Effect.

    Section  5.12  TAXES.   Except as set  forth in Section  5.12 of the Company
Disclosure Letter,

    (a) The Company and each of the Company Subsidiaries has (i) timely filed (or has had timely filed on its behalf) or will cause to be timely filed all material Tax Returns required by applicable law to be filed by any of them for tax years ended prior to the date of this Agreement and all such Tax Returns and amendments thereto are or will be true, complete, and correct in all material respects, (ii) has paid (or has had paid on its behalf) all Taxes due or has properly accrued or reserved for all such Taxes for such periods and (iii) has accrued for all Taxes for periods commencing after the periods covered by such Tax Returns and ending prior to the date hereof.

    (b) There are no material liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, except liens for taxes not yet due.

    (c) There are no material deficiencies or adjustments for Taxes that have been proposed or assessed and which remain unpaid (except as heretofore disclosed by the Company to Parent) by any Tax Authority against the Company or any of the Company Subsidiaries.

    (d) Set forth in Section 5.12 of the Company Disclosure Schedule is a listing of the Federal income tax returns of the Company and each of the Company Subsidiaries which are currently being examined by the Internal Revenue Service or which are the subject of litigation. Section 5.12 of the Company Disclosure Letter sets forth (i) all taxable years and periods of the Company and the Company Subsidiaries that are presently under Audit or in respect of which the Company or any of the Company Subsidiaries has been notified in writing by the relevant Tax Authority that it will be Audited, (ii) the taxable years of the Company and the Company Subsidiaries in respect of which the statutory period of limitations for the assessment of material Federal, state and local income or franchise Taxes has expired, and (iii) all waivers extending the statutory period of limitation applicable to any material Tax Return filed by the Company or any of the Company Subsidiaries for any taxable period ending prior to the date of this Agreement.

    (e) Prior to the date hereof, the Company and the Company Subsidiaries have disclosed all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of the Company Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

    (f) The Company and the Company Subsidiaries have not paid, and do not expect to pay, in any taxable year commencing on or after January 1, 1994, remuneration that would result in a disallowance of any material amount of tax deductions under section 162(m) of the Code, PROVIDED, that certain plans must be submitted to the Company's stockholders for approval by written consent or at the next meeting of stockholders of the Company. There are no changes in the tax accounting methods subject to section 481(a) of the Code which have an ongoing material effect on the Company or any of the Company Subsidiaries. No "consent" within the meaning of section 341(f) of the Code has been filed with respect to the Company or any of the Company Subsidiaries.

    Section 5.13 TITLE TO CERTAIN PROPERTIES; ENCUMBRANCES. Except as set forth in Section 5.13 of the Company Disclosure Letter, no person has any contractual right or option to purchase or acquire, directly or indirectly, any interest in, and there are no contracts pursuant to which the Company or any Company Subsidiary is or may be bound to sell, lease, transfer or otherwise dispose of, any hospital owned by the Company or any Company Subsidiary.

    Section 5.14 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Company SEC Reports, each of the Company and the Company Subsidiaries is in compliance with all applicable Laws, except where the failure to be in such compliance would not individually or in the aggregate have a Company Material Adverse Effect.

    Section 5.15  MEDICARE PARTICIPATION/ACCREDITATION AND RECAPTURE.

    (a) All hospitals and significant health care facilities owned or operated by the Company and the Company Subsidiaries (the "Company Facilities") are certified for participation or enrollment in the Medicare, Medicaid and CHAMPUS programs, have a current and valid provider contract with the Medicare, Medicaid and CHAMPUS programs, are in substantial compliance with the terms and conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Company's assets except where the failure to be so certified, to have such contracts, to be in such compliance or to have such approvals or qualifications would not individually or in the aggregate have a Company Material Adverse Effect. To the knowledge of the Company, the amount established as provisions for Medicare, Medicaid or CHAMPUS adjustments and adjustments by any other third party payors on the financial statements of the Company and the Company Subsidiaries are sufficient in all material respects to pay any amounts for which the Company or any of the Company Subsidiaries may be liable. Neither the Company nor any of the Company Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of the Medicare, Medicaid or CHAMPUS programs of any pending or threatened investigations, surveys or decertification proceedings, and neither Company nor any of the Company Subsidiaries has any reason to believe that any such investigations, surveys (other than routine surveys conducted by accreditation organizations) or proceedings are pending, threatened or imminent which may individually or in the aggregate have a Company Material Adverse Effect. Except as set forth in Section 5.15(a) of the Company Disclosure letter, all of the Company Facilities eligible for such accreditation are accredited by the Joint Commission on Accreditation of Healthcare Organizations, the Commission on Accreditation of Rehabilitation or other appropriate accreditation agency. Section 5.15(a) of the Company Disclosure Letter sets forth a complete and correct list of all hospitals and significant separately licensed health care facilities owned and operated by the Company and the Company Subsidiaries and their respective accreditation.

    (b) Each Company Facility is licensed by the proper state department of health to conduct its business in substantially the manner conducted by such Company Facility and is authorized to operate the number of beds utilized therein. The Company Facilities are presently in substantial compliance with all of the terms, conditions and provisions of such licenses. The Company has heretofore made available to Parent correct and complete copies of all such licenses. The facilities, equipment, staffing and operations of such Company Facilities satisfy the applicable state hospital licensing requirements in all material respects.

    (c) No funds were received on behalf of the Company or any of the Company Subsidiaries to construct, improve or acquire any of its facilities under the "Hill-Burton" Act as a result of which the Company or any of the Company Subsidiaries are currently or will in the future be required to pay any amounts for which there shall be any "recapture" as a result of the consummation of the transactions contemplated by this Agreement.

    Section 5.16 LABOR MATTERS. Except as set forth in Section 5.16 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries relating to their business, except for any such proceeding which would not have individually or in the aggregate have a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries. There is no labor strike, dispute, slow down, work stoppage, or lockout actually pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries. To the knowledge of the Company, there are no labor union or organization claims to represent the employees of the Company or any of the Company Subsidiaries, nor does any question concerning the representation of such employees by any labor union or organization exist.

    Section 5.17  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) Section 5.17(a) of the Company Disclosure Letter contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement (the "Company Plans"), maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of ERISA (a "Company ERISA Affiliate"), for the benefit of any employee or former employee of the Company, any Company Subsidiary or any Company ERISA Affiliate. Section 5.17(a) of the Company Disclosure Letter identifies each of the Company Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the "Company ERISA Plans").

    (b) With respect to each of the Company Plans, the Company has heretofore delivered to Parent true and complete copies of each of the following documents:
(i) a copy of the Company Plan (including all amendments thereto), (ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to the Company ERISA Plan for the last two years, (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to the Company ERISA Plan, (iv) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Company ERISA Plan intended to qualify under Section 401 of the Code.

    (c) No liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any Company ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and except as disclosed in Section 5.17(c) of the Company Disclosure Letter, no condition exists that presents a material risk to the Company, any Company Subsidiary or any Company ERISA Affiliate of incurring any liability under such Title (other than liability for premiums due to PBGC). To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Company ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, a Company Subsidiary or a Company ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the date of this Agreement.

    (d) With respect to each Company ERISA Plan which is subject to Title IV of ERISA, except as set forth in Section 5.17(d) of the Company Disclosure Letter, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for financial reporting purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

    (e) No Company ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Company ERISA Plan ended prior to the date of this Agreement, and all contributions required to be made with respect thereto (whether pursuant to the terms of any Company ERISA Plan or otherwise) on or prior to the date of this Agreement have been timely made.

    (f) Except as set forth in Section 5.17(f) of the Company Disclosure Letter, no Company ERISA Plan is a "multi-employer pension plan," as defined in section 3(37) of Company ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

    (g) Except as set forth in Section 5.17(g) of the Company Disclosure Letter, each Company ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and, to the best knowledge of the Company, no event has occurred nor does any condition exist which would adversely affect such qualification and exemption.

    (h) Except as set forth in Section 5.17(h) of the Company Disclosure Letter, each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code.

    (i) Except as set forth in Section 5.17(i) of the Company Disclosure Letter, no amounts payable under the Company Plans or any other contract, arrangement or agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

    (j) Except as set forth in Section 5.17(j) of the Company Disclosure Letter, no Company Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, any Company Subsidiary or any Company ERISA Affiliate beyond such employees' retirement or other termination of service, other than
(i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any Company Subsidiary or any Company ERISA Affiliate or (iv) benefits the full cost of which is borne by such employees or their beneficiaries.

    (k) Except as set forth in Section 5.17(k) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company, any Company Subsidiary or any Company ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement,

(ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due any such employee or officer, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

    (l) With respect to each Company Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company, any Company Subsidiary or any Company ERISA Affiliate, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the closing.

    (m) There are no pending, threatened or anticipated claims by or on behalf of any of the Company Plans, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

    (n) None of the Company, any Company Subsidiary, any Company ERISA Affiliate, any of the Company ERISA Plans, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company Subsidiary or any Company ERISA Affiliate, any of the Company ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Company ERISA Plans or any such trust could be subject to either a material civil liability under Section 409 of ERISA, Section 502(i) of ERISA, or Section 502(l) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

    Section 5.18 PATENTS, LICENSES, FRANCHISES AND FORMULAS. Each of the Company and the Company Subsidiaries owns all of the patents, trademarks, service marks, copyrights, permits, trade names, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all such rights and other rights of whatever nature, necessary for the present conduct of its business, in each case except as would not individually or in the aggregate have a Company Material Adverse Effect.

    Section 5.19 INSURANCE. Section 5.19 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies currently in force insuring against risks of the Company and the Company Subsidiaries. The Company previously has delivered to Parent true and correct schedules listing the name of carrier, policy coverage, policy limits and deductibles with respect to the policies listed in Section 5.19 of the Company Disclosure Letter. The Company and the Company Subsidiaries are in compliance with the terms of such policies and except as set forth in Section 5.19 of the Company Disclosure Letter, there are no claims by the Company or any of the Company Subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause, in each case except as would not individually or in the aggregate result in a Company Material Adverse Effect.

    Section 5.20 BOARD APPROVAL; OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company (at a meeting duly called and held) has unanimously approved this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has received the opinion of Salomon Brothers Inc ("SBI"), one of the Company's financial advisors, substantially to the effect that the Merger Consideration to be received in the Merger by the holders of the Shares is fair to such stockholders from a financial point of view (the "Fairness Opinion").

    Section 5.21 BROKERS. No broker, finder or investment banker (other than SBI, CS First Boston and GKH Partners, L.P.) is entitled to any brokerage, finder's fee or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. From the date hereof until the Effective Time, unless Parent shall otherwise agree in writing, or except as set forth in the Company Disclosure Letter or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Letter or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

    (a) the Company will not adopt or propose any change in its Certificate of Incorporation or By-Laws;

    (b) the Company will not, and will not permit any Company Subsidiary to, declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company (except as permitted by Section 7.12 hereof), or any repurchase, redemption or other acquisition or investment by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary;

    (c) the Company will not, and will not permit any Company Subsidiary to, merge or consolidate with any other person or acquire a material amount of assets of any other person;

    (d) the Company will not, and will not permit any Company Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any Company Facility or (ii) any assets or property which are material to the Company and the Company Subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments (the terms of which have been disclosed to Parent prior to the date hereof), or (ii) in the ordinary course of business consistent with past practice;

    (e) the Company will not settle any material Audit, make or change any material Tax election or file amended Tax Returns;

    (f) the Company will not issue any securities (except pursuant to existing obligations), enter into any amendment of any material term of any outstanding security of the Company or of any Company Subsidiary, incur any indebtedness except pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Company ERISA Plan, increase compensation, bonus or other benefits payable to any employee or former employee or enter into any settlement or consent with respect to any pending litigation, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

    (g) the Company will not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such required change in GAAP;

    (h) the Company will not, and will not permit any Company Subsidiary to, agree or commit to do any of the foregoing; and

    (i) except to the extent necessary to comply with the requirements of applicable laws and regulations, the Company will not, and will not permit any Company Subsidiary to (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, provided however that the Company shall be permitted to take or omit to take such action which can (without any uncertainty) be cured at or prior to the Effective Time.

    Section 6.2 CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. From the date hereof until the Effective Time, unless the Company shall otherwise agree in writing, or except as set forth in the Parent Disclosure Letter or as otherwise contemplated by this Agreement or previously disclosed to the Company in writing, Parent and the Parent Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Parent Disclosure Letter or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

    (a) Parent will not adopt or propose any change in its Articles of Incorporation or By-Laws which would have an adverse effect on the Merger Consideration;

    (b) Parent will not, and will not permit any Parent Subsidiary to, declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition or investment by Parent or any Parent Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary;

    (c) Parent will not, and will not permit any Parent Subsidiary to, merge or consolidate with any other person or acquire a material amount of assets of any other person if, prior to the consummation of such transaction, the Company is advised by SBI that, as a result of such transaction, SBI is required to withdraw the Fairness Opinion unless Parent permits the Company's stockholders to receive, at the election of the Company, $6.88 in cash in lieu of the 0.42 of a Parent Share to be received as part of the Merger Consideration and, if so elected, such cash consideration together with the balance of the Merger
Consideration is received prior to or simultaneously with the consummation of such other transaction. The Company shall promptly notify Parent of its election after receiving notice of any such transaction by Parent.

    (d) Parent will not, and will not permit any Parent Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any Parent Facility or (ii) any assets or property which are material to Parent and the Parent Subsidiaries, taken as a whole, except (x) pursuant to existing contracts or commitments (the terms of which have heretofore been disclosed to the Company prior to the date hereof), or (y) in the ordinary course of business consistent with past practice;

    (e) Parent will not, and will not permit any Parent Subsidiary to, settle any material Audit, make or change any material Tax election or file amended tax returns;

    (f) the Parent will not issue any securities or indebtedness (except pursuant to existing obligations or in transactions permitted by Section 6.2(c) hereof), enter into any amendment of any material term of any outstanding security or indebtedness of Parent or of any Parent Subsidiary which would have an adverse effect on the Merger Consideration (or the ability of Parent to incur indebtedness necessary to pay the Merger Consideration), incur any indebtedness except pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Parent ERISA Plan, materially increase any compensation or benefits payable to any employee or former employee or enter into any settlement or consent with respect to any pending litigation, except in the ordinary course of business consistent with past practice or as otherwise contemplated or permitted by this Agreement;

    (g) Parent will not change any method of accounting or accounting practice by Parent or any Parent Subsidiary, except for any such required change in GAAP;

    (h) Parent will not, and will not permit any Parent Subsidiary to, agree or commit to do any of the foregoing; and

    (i) except to the extent necessary to comply with the requirements of applicable laws and regulations, Parent will not, and will not permit any Parent Subsidiary to (i) take, or agree or commit to take, any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, provided however that Parent shall be permitted to take or omit to take such action which can (without any uncertainty) be cured at or prior to the Effective Time.

    Section  6.3   CONDUCT OF  BUSINESS OF  SUB.   From the  date hereof  to the
Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    Section 7.1 ACCESS AND INFORMATION. The Company and Parent shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

    Section 7.2  ACQUISITION PROPOSALS.

    (a) From the date hereof until the termination hereof, the Company and the Company Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined), (ii) waive any provision of any standstill or similar agreements entered into by the Company or the Company Subsidiaries, or (iii) engage in negotiations with, or disclose any nonpublic information relating to the Company or Company Subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, an Acquisition Proposal. Nothing contained in this Section
7.2 shall prohibit the Company and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or
(ii) furnishing information to, or entering into negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such Board of Directors determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to shareholders or stockholders imposed by law), the Company keeps Parent informed of the status (but not the terms) of any such negotiations or discussions.

    (b) The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Company Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

    Section 7.3 REGISTRATION STATEMENT. As promptly as practicable, Parent and the Company shall cooperate and promptly prepare and file with the SEC the
Information Statement and Parent shall prepare and file with the SEC the Registration Statement (collectively, such Information Statement and Registration Statement, being the "Information Statement/Prospectus"). Parent shall use its reasonable best efforts, and the Company will cooperate with Parent, to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also use its reasonable best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the Parent Shares pursuant hereto. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent reasonably may request in connection with such Information Statement/ Prospectus and issuance of the Parent Shares hereunder. Parent agrees that the Information Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof through twenty (20) business days thereafter, or, in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Information Statement/Prospectus. The Company agrees that the information provided by it for inclusion in the Information Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof through twenty (20) business days thereafter, or, in the case of information provided by the Company for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as otherwise required by law, no amendment or supplement to the Information Statement/Prospectus will be made by Parent or the Company without the approval of the other party, which approval will not be unreasonably withheld. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Information Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    Section 7.4 LISTING APPLICATION. Parent shall promptly prepare and submit to each of the New York Stock Exchange and Pacific Stock Exchange a listing application covering the Parent Shares to be issued in connection with the Merger and this Agreement, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Shares, subject to official notice of issuance.

    Section 7.5  INFORMATION STATEMENT AND STOCKHOLDER APPROVAL.

    (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law and its Certificate of Incorporation and By-Laws (i) promptly and duly, give notice of, as soon as practicable following the date upon which the Registration Statement becomes effective, mail to stockholders of the Company the Information Statement/Prospectus in accordance with the requirements of the DGCL and Regulation 14C of the Exchange Act and take all lawful action necessary to provide notification of the written consent of stockholders of the Company of the approval of the Merger as contemplated by
Section 7.1(b) hereof.

    (b) Promptly hereafter, but in no event later than ten (10) days after the execution of this Agreement by the parties hereto, stockholders representing the requisite number of Shares necessary to approve the Merger will deliver written consents in accordance with Section 228 of the DGCL.

    Section 7.6 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Parent and Sub shall:
(i) promptly make all filings and submissions under the HSR Act as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use all reasonable efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states or District of Columbia, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, and
(iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement. In connection with the foregoing, the Company will provide Parent and Sub, and Parent and Sub will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Parent and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Parent and the Company agree to take such action as is necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions, except where such consequence, event or occurrence would have a Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be.

    Section 7.7 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law.

    Section 7.8 COMPANY INDEMNIFICATION PROVISION. Parent agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between the Company and any of the Indemnified Parties with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Party against both the Company and Parent (which shall also directly assume such obligations at the Effective Time). Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that

Parent may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall Parent or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.8 any amount per annum in excess of 200% of the aggregate premiums paid in 1994 on an annualized basis for such purpose. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated. The provisions of this Section 7.8 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

    Section 7.9 REGISTRATION STATEMENT FOR SECURITIES ACT AFFILIATES. Parent shall enter into a Registration Rights Agreement substantially in the form attached as Exhibit B, providing for the registration under the Securities Act covering the Parent Shares receivable by Securities Act Affiliates (as therein defined), which registration statement will permit such Securities Act Affiliates and their partners, shareholders, beneficiaries or other similar persons to whom they may distribute Parent Shares through a dividend, partnership distribution or other similar distribution (collectively, the "Distributees") to sell such Parent Shares.

    Section 7.10  CERTAIN BENEFITS.

    (a) From and after the Effective Time, subject to applicable law and except as contemplated hereby, Parent and the Parent Subsidiaries will honor, in accordance with their terms, all Company Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Plan from and after the Effective Time. Parent and the Parent Subsidiaries will provide benefits to employees of the Company and the Company Subsidiaries who become employees of Parent and the Parent Subsidiaries or continue after the Effective Time as employees of the Company or the Company Subsidiaries which will, in the aggregate, be no less favorable than those provided to other similarly situated employees of Parent and the Parent Subsidiaries from time to time. With respect to the Parent Plans, Parent and the Surviving Corporation shall grant all employees of the Company and the Company Subsidiaries from and after the Effective Time credit for all service with the Company and the Company Subsidiaries, their affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by the Company and the Company Subsidiaries. To the extent the Parent Plans provide medical or dental welfare benefits after the Effective Time, such plans shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under deductible, coinsurance and maximum out-of-pocket provisions.

    (b) Parent agrees that it will cause the Company to comply with the WARN Act, to the extent applicable to the Company and its subsidiaries, in connection with actions taken after the Effective Time.

    (c) The provisions of this Section 7.10 shall survive the consummation of the Merger.

    Section 7.11 DIRECTORS OF PARENT. Prior to the date of the mailing of the Information Statement/ Prospectus, the Company shall nominate three persons who are acceptable to Parent in its reasonable judgment to serve as directors of Parent in accordance with the policies for directors of Parent and Parent shall take such action as is necessary to cause such persons to become directors of Parent effective as of the Effective Time.

    Section 7.12 SPECIAL DIVIDEND. Notwithstanding anything contained in this Merger Agreement to the contrary, the Board of Directors of the Company on or prior to Closing shall declare a special dividend of $.10 per share payable to holders of Shares on or prior to the Effective Time. Payment of such dividend, which shall be made by the Company's transfer agent in accordance with the requirements of applicable law and subject to the rules of the New York Stock Exchange and the SEC, may be funded from the Company's available cash or borrowings under the Company's Revolving Credit Agreement.

    Section 7.13 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements, to effect all necessary registrations and filings and to obtain all necessary financing. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Sub and the Company shall take all such necessary action.

                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

        (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

        (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company respectively in accordance with and subject to applicable law and twenty (20) business days shall have passed since the mailing of the Information Statement/Prospectus to the Company's stockholders.

        (d) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

        (e)  Each of  the Company and  Parent shall have  obtained such permits,
    authorizations,  consents,  or  approvals,  required  by  the   Governmental
    Requirements to consummate the transactions contemplated hereby.

    Section 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

        (a) Each of Parent and Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent and Sub contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as contemplated by the Parent Disclosure Letter or this Agreement, and the Company shall have received a certificate of the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of Parent as to the satisfaction of this condition.

        (b) The Company shall have received a "comfort" letter from KPMG Peat Marwick, L.L.P., Parent's independent accountants, dated the Effective Time and addressed to the Company, of the kind contemplated by the Statement on Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form reasonably acceptable to the Company, in connection with the procedures undertaken by KPMG Peat Marwick, L.L.P., with respect to the financial statements of Parent included in the Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

        (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Parent and the Parent Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Parent Material Adverse Effect, other than any such change that affects both Parent and the Company in a substantially similar manner.

        (d) The Company shall have received an opinion from Scott M. Brown, Senior Vice President, Secretary and General Counsel of Parent, or from Skadden, Arps, Slate, Meagher & Flom, special counsel to Parent, dated the Effective Time, in substantially the form set forth as Exhibit C hereto. As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Parent and Sub and of public officials and opinions of local counsel, reasonably acceptable to the Company.

        (e) The listing application referred to in Section 7.4 shall have been approved by the New York Stock Exchange and the registration statement referred to in Section 7.9 hereof shall have been declared effective and no stop order shall have been issued with respect thereto.

    Section 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

        (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as contemplated by the Company Disclosure Letter or this Agreement, and Parent and Sub shall have received a Certificate of the Chairman of the Board, the President, an Executive Vice President, Senior Vice President or the Chief Financial Officer of the Company as to the satisfaction of this condition.

        (b) Parent and Sub shall have received a letter from Price Waterhouse & Co., the Company's independent accountants, dated the Effective Time and addressed to Parent and Sub, in form and substance reasonably satisfactory to Parent in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and the Company Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

        (c) Parent and Sub shall have received an opinion from Thomas J. Sabatino, Jr., General Counsel of the Company, or from Neal Gerber & Eisenberg, special counsel to the Company, dated the Effective Time, in substantially the form set forth as Exhibit D hereto. As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of the Company and of public officials and opinions of local counsel, reasonably acceptable to Parent and Sub.

        (d) From the date of the Agreement through the Effective Time, there should not have occurred any change in the financial condition, business, operations or prospects of the Company and the Company's Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Company Material Adverse Effect, other than any such change that affects both the Company and Parent in a substantially similar manner.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    Section 9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company by mutual written consent of Parent and the Company.

    Section 9.2 TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated on or before May 31, 1995, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree.

    Section 9.3 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in Section 7.5(b), by action of the Board of Directors of the Company, if (a) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of the Company determines that such termination is required by reason of an Acquisition Proposal having been made to it, or (b) there has been a breach by Parent or Sub of any representation or warranty contained in this Agreement which would have or would be likely to have a Parent Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Parent or (d) Parent shall have been unable to obtain prior to the Effective Time financing to provide for consummation of the Merger other than as a result of a material breach by the Company of any representation or warranty contained in this Agreement, the nonsatisfaction of the condition contained in Section 8.3(d) or a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company.

    Section 9.4 TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent, if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to the Company.

    Section 9.5  EFFECT OF TERMINATION AND ABANDONMENT.

    (a) (i) If this Agreement is terminated by (A) the Company pursuant to Sections 9.3(b) through 9.3(d), then in any such event the Company shall be entitled to receive from Parent the Termination Fee, and (ii) if this Agreement is terminated by (A) Parent pursuant to Sections 9.4(a) and 9.4(b), or

(B) by the Company pursuant to Section 9.3(a), then in any such event Parent shall be entitled to receive from the Company the Termination Fee, provided in the case of a termination by the Company pursuant to Section 9.3(a) hereof, the Termination Fee shall be reduced by the amount of any payments received by Parent under the Stockholder Voting and Profit Sharing Agreements. If Parent has received payment under the Stockholder Voting and Profit Sharing Agreement, the Company agrees to promptly reimburse in full the persons making such payments to Parent, but in any event such reimbursement shall not exceed $75,000,000.

    (b)  Within three business days following any termination event described in
Section 9.5(a) above, the party entitled to compensation thereunder shall receive a payment in the amount of $75,000,000 (less any amount received by Parent under the Stockholder Voting and Profit Sharing Agreement as of such date) in the event this Agreement is terminated pursuant to Section 9.3(a) or $150,000,000 in the event this Agreement is terminated pursuant to any other termination event described in Section 9.5(a) above (the "Termination Fee") from the party whose action or failure to take action shall have given rise to the right to such payment, it being understood and agreed by the parties hereto that the Termination Fee is intended to constitute liquidated damages, except in the case of fraud or a deliberate and wilful breach by a party hereto, since the actual amount of damages which would be sustained by a non-breaching party hereunder as a result of such termination is difficult, if not impossible, of ascertainment and that the agreement of the parties with regard to the payment of the foregoing sum as liquidated damages represents a good faith effort by each of the parties to establish the reasonable amount of restitution necessary to provide for recovery of all costs and expenses associated with efforts to consummate the Merger, including, without limitation, opportunity costs.

    (c) In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article IX, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 9.5 and except for the provisions of Sections 4.20, 5.21, 10.4 and 10.6, and the last sentence of Section 7.1 hereof.

                                   ARTICLE X
                               GENERAL PROVISIONS

    Section 10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section
10.1 shall not limit any covenant or agreement after the Effective Time.

    Section 10.2 NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

    (a) If to Parent or Sub, to:
      National Medical Enterprises, Inc.
      2700 Colorado Boulevard
      Santa Monica, California 90404
      Attention: General Counsel
      with a copy to:
      Skadden, Arps, Slate, Meagher & Flom
      300 South Grand Avenue, Suite 3400
      Los Angeles, California 90071
      Attention: Brian J. McCarthy

    (b) if to the Company, to:
American Medical Holdings, Inc.
      14001 Dallas Parkway
      Dallas, Texas 75240
      Attention: General Counsel
      with a copy to:
      Neal, Gerber & Eisenberg
      Two LaSalle Street
      Chicago, Illinois 60602
      Attention: Charles Gerber

    Section  10.3    DESCRIPTIVE  HEADINGS.    The  headings  contained  in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 10.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits, Parent Disclosure Letter, Company Disclosure Letter and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than that certain confidentiality letter agreement between the parties dated June 2, 1994, as thereafter supplemented by letter dated August 25, 1994, which are hereby incorporated by reference herein), both written and oral among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto; (b) is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

    Section 10.5   GOVERNING  LAW.   This  Agreement shall  be governed  by  and
construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

    Section 10.6 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Information Statement/Prospectus, as well as the filing fee relating to the Registration Statement, will be shared equally by Parent and the Company.

    Section 10.7 AMENDMENT. This Agreement may be amended by action taken by Parent, Sub and the Company at any time before or after approval hereof by the stockholders of the Company, but, after any such approval, no amendment shall be made which alters the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 10.8 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    Section 10.9 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective with each party hereto shall have received counterparts thereof signed by all of the other parties hereto.

    Section 10.10    SEVERABILITY;  VALIDITY;  PARTIES  IN  INTEREST.    If  any
provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except as provided in Section 7.8 and the last sentence of Section 9.5(a) hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    Section 10.11 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREFORE, each of Parent, Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunder to duly authorized, all as of the date first above written.

                                          NATIONAL MEDICAL ENTERPRISES, INC.

                                          By: /s/ JEFFREY BARBAKOW

                                             -----------------------------------
                                              Name: Jeffrey Barbakow
                                             Title: Chairman and Chief Executive
                                              Officer

                                          AMH ACQUISITION CO.

                                          By: /s/ JEFFREY BARBAKOW

                                             -----------------------------------
                                              Name: Jeffrey Barbakow
                                             Title: Chairman and Chief Executive
                                              Officer

                                          AMERICAN MEDICAL HOLDINGS, INC.

                                          By: /s/ ROBERT W. O'LEARY

                                             -----------------------------------
                                              Name: Robert W. O'Leary
                                             Title: Chairman and Chief Executive
                                              Officer

                                                                       EXHIBIT A

                STOCKHOLDER VOTING AND PROFIT SHARING AGREEMENT

    THIS STOCKHOLDER VOTING AND PROFIT SHARING AGREEMENT (this "Agreement") is made and entered into as of this 10th day of October, 1994, by and among National Medical Enterprises, Inc. a Nevada corporation ("Acquiror"), and the stockholder named on the signature page hereto ("Stockholder"). On the date hereof the Stockholder Beneficially Owns (as defined in Section 13(a) hereof) the shares of common stock, par value $.01 per share (the "Company Shares"), of American Medical Holdings, Inc., a Delaware corporation ("Company"), set forth next to the Stockholder's name on the signature page hereto.

    WHEREAS, Acquiror and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of a wholly owned subsidiary of Acquiror with and into the Company with the Company as the surviving corporation; and

    WHEREAS, as an inducement to Acquiror's execution of the Merger Agreement, Acquiror has requested that the Stockholder agree, and the Stockholder has agreed, to grant to Acquiror certain rights (i) to receive payment from the Stockholder in the event that an Alternate Transaction (as defined in Section 1(a) hereof) is consummated; and (ii) to vote (or consent with regard to) all Company Shares as to which the Stockholder has voting power as provided herein.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.  PAYMENTS TO ACQUIROR UPON CERTAIN EVENTS.

    (a)  ALTERNATE TRANSACTION PAYMENT.

        (i) If a person other than Acquiror or its Affiliates (as defined in Section 13(c) hereof) (an "Acquiring Person"):

           (A) acquires Beneficial Ownership of any or all of the Stockholder Shares (as hereinafter defined); or

           (B) consummates a merger, consolidation or other business combination with, or purchases all or substantially all of the assets of, the Company (each transaction specified in the foregoing clause (A) or in this clause
       (B), an "Alternate Transaction"), the Stockholder shall pay to Acquiror an amount (the "Alternate Transaction Payment") equal to the product of
       (x) the excess of the Alternate Transaction Price (as hereinafter defined), over $25.88, or, if the Alternate Transaction is consummated after March 31, 1995, $26.13 (the "Base Price") times (y) the number of Stockholder Shares, if any, sold or transferred by the Stockholder to an Acquiring Person or received by a Stockholder by virtue of an Alternate Transaction which is consummated, or with respect to which an agreement is entered into, on or prior to June 30, 1995 (the "Outside Date"). Such payment shall be made promptly following the transfer of Stockholder Shares to an Acquiring Person. In the event that the consideration for the Stockholder Shares consists in whole or in part of property other than cash, the Alternate Transaction Payment shall be made by delivering to the Acquiror a percentage of each type of property received determined by dividing the amount of the Alternate Transaction Payment (expressed on a per share basis) by the Alternate Transaction Price.

        (ii) "Alternate Transaction Price" shall mean, with respect to any Stockholder Shares, the price per share paid by any Acquiring Person after the date hereof for such Stockholder Shares which shall include, if applicable, the fair market value of securities or other property other than cash exchanged for Stockholder Shares or received for the Company's assets, calculated as a per share price, as determined by the investment banking firm retained by the Company to evaluate such proposal.

       (iii) "Stockholder Shares" shall mean the Shares of Company capital stock (including without limitation the Company Shares) Beneficially Owned by such Stockholder as of the date hereof.

       (iv) For purposes of determining whether an Alternate Transaction exists, an Acquiring Person shall be deemed to have acquired "Beneficial Ownership" of any Stockholder Shares (x) which such person or any of its Affiliates or Associates (as defined in Section 13(c) hereof) Beneficially Owns, directly or indirectly; (y) which such person or any of its Affiliates or Associates has, directly or indirectly (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
    (B) the right to vote pursuant to any agreement, arrangement or understanding; or (z) which are Beneficially Owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Company Shares (other than the Company Shares owned by other persons that are parties to the Amended and Restated Stockholder Agreement, dated as of July 30, 1991, among the Stockholder, the Company and certain other stockholders (the "Stockholder Agreement").

    (b) ADJUSTMENT UPON CERTAIN CHANGES IN CAPITALIZATION. In the event of any change in the Company Shares by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities that constitute Stockholder Shares hereunder, and the Base Price therefor, shall be adjusted appropriately.

    2.  VOTING RIGHTS.

    (a) VOTING AGREEMENT. The Stockholder agrees to vote all Stockholder Shares on matters as to which the Stockholder is entitled to vote at a meeting of the Stockholders of the Company, or by written consent without a meeting with respect to all Stockholder Shares as follows: (i) in favor of approval and adoption of the Merger Agreement and all related matters; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger.

    (b) GRANT OF PROXY. The Stockholder hereby appoints Acquiror, with full power of substitution (Acquiror and its substitutes being referred to herein as the "Proxy"), as attorneys and proxies to vote all Stockholder Shares on matters as to which Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which they are entitled to express consent or dissent to corporate action in writing without a meeting, in the Proxy's absolute, sole and binding discretion on the matters specified in Section 2(a) above. The Stockholder agrees that the Proxy may, in such Stockholder's name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all Stockholder Shares at any such annual or special meeting as to the matters specified in Section 2(a) above, and (ii) execute with respect to all Stockholder Shares any written consent to, or dissent from, corporate action respecting any matter specified in Section 2(a) above. The Stockholder agrees to refrain from (A) voting at any annual or special meeting of the stockholders of the Company, (B) executing any written consent in lieu of a meeting of the stockholders of the Company, (C) exercising any rights of dissent with respect to the Stockholder Shares, and (D) granting any proxy or authorization to any person with respect to the voting of the Stockholder Shares, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. The Stockholder agrees that this grant of proxy is irrevocable and coupled with an interest and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters. The Stockholder hereby revokes any proxy previously granted by it with respect to its Stockholder Shares as to the matters specified in Section 2(a) above. In discharging its powers under this Agreement, the Proxy may rely upon advice of counsel to Acquiror, and any vote made or action taken by the Proxy in reliance upon such advice of counsel shall be deemed to have been made in good faith by the Proxy.

    3. DIVIDENDS. The Stockholder agrees that if a record date for any dividend or distribution to be paid (whether in cash or property, including without limitation securities) on the Stockholder Shares occurs during the term hereof (other than the cash dividend of $.10 per share permitted by Section 7.12 of the Merger Agreement), Acquiror and the Stockholder shall enter into an escrow arrangement pursuant to which any payment of any such dividend or distribution shall be held in escrow. Upon consummation of any Alternate Transaction, such dividend or distribution made on such Stockholder Shares shall be delivered to Acquiror together with the Alternate Transaction Payment.

    4.  TERMINATION.

    (a) This Agreement shall terminate upon the earlier to occur of (i) the Outside Date, PROVIDED, that, if the Merger Agreement is terminated by the Company in accordance with Section 9.3(b), (c) or (d) thereof, this Agreement shall terminate on the effective date of such termination of the Merger Agreement; (ii) the Effective Time of the Merger; and (iii) immediately following the making of an Alternate Transaction Payment for all of the Stockholder Shares; PROVIDED, that, in the case of any termination pursuant to clause (i), this Agreement shall continue with respect to all Stockholder Shares with respect to which an agreement is entered into prior to such termination until payment of the Alternate Transaction Payment for such shares is made or such agreement is terminated.

    (b) Upon termination, this Agreement shall have no further force or effect, except for Section 9 which shall continue to apply to any case, action or proceeding relating to the enforcement of this Agreement.

    5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. The Stockholder hereby represents and warrants to Acquiror as follows:

    (a) DUE AUTHORIZATION. The Stockholder has the legal capacity and all necessary corporate, partnership and trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder Beneficially Owns all of the Stockholder Shares listed on the signature page hereof and specified as so owned with no restrictions on the voting rights or rights of disposition pertaining thereto, except as set forth in the Stockholder Agreement, which constitute all Company Shares Beneficially Owned by such Stockholder. Assuming this Agreement has been duly and validly authorized, executed and delivered by Acquiror, this Agreement constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

    (b) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound.

    6. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror hereby represents and warrants to the Stockholder as follows:

    (a) DUE AUTHORIZATION. Acquiror has the requisite corporate power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of Acquiror and has been duly executed by a duly authorized officer of Acquiror.

Assuming this Agreement has been duly and validly executed and delivered by the Stockholder, this Agreement constitutes a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

    7.  NO TRANSFER.

    (a) The Stockholder hereby agrees, without the prior written consent of Acquiror, except pursuant to the terms hereof, not to (i) sell, transfer, assign, pledge or otherwise dispose of or hypothecate any of its Stockholder Shares; (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares as to any matter specified in Section 2(a); or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Any permitted transferee of Stockholder Shares must become a party to this Agreement and any purported transfer of Stockholder Shares to a person or entity that has not become a party hereto shall be null and void.

    (b) Until the earlier of the Outside Date and the termination of the Merger Agreement in accordance with its terms, the Stockholder will not, and will cause its officers, directors, employees and agents not to, directly or indirectly,
(i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined in the Merger Agreement), or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or its subsidiaries, or afford access to their respective properties, books or records to, any person that may be considering making, or has made, an Acquisition Proposal (but nothing in this Section 7(b) shall prohibit any such person, solely in their capacity as a director of the Company, from participating in deliberations at a meeting of the board of directors of the Company or voting with respect to any Acquisition Proposal, provided, that no representatives of any person making such Acquisition Proposal are present).

    8. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Acquiror may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Acquiror; (c) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

    9. REMEDIES. The parties acknowledge that it would be impossible to fix money damages for violations of this Agreement and that such violations will cause irreparable injury for which adequate remedy at law is not available and, therefore, this Agreement must be enforced by specific performance or injunctive relief. The parties hereto agree that any party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection or defense to the imposition of such relief. Nothing herein shall be construed to prohibit any party from bringing any action for damages in addition to an action for specific performance or an injunction for a breach of this Agreement.

    10.   LEGENDS  ON CERTIFICATES.   Until  such time  as this  Agreement shall
terminate  pursuant  to   Section  4  hereof,   all  certificates   representing
Stockholder Shares shall bear the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER VOTING AND PROFIT SHARING AGREEMENT, DATED AS OF OCTOBER 10, 1994, BY AND BETWEEN NATIONAL MEDICAL ENTERPRISES, INC. AND THE STOCKHOLDER. ANY TRANSFEREE OF THESE SHARES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF AMERICAN MEDICAL HOLDINGS, INC., 14001 DALLAS PARKWAY, SUITE 200, DALLAS, TEXAS 76380.

    11. PARTIES IN INTEREST. Subject to the provisions of Section 8(b) hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    12.   COUNTERPARTS.    This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    13.   DEFINITIONS.   Unless the  context otherwise  requires, the  following
terms shall have the following respective meanings:

    (a) "Beneficial Owner" has the meaning set forth in Rule 13d-3 of the Rules and Regulations to the Exchange Act, and "Beneficially Owned" and "Beneficially Owns" shall have correlative meanings; PROVIDED, HOWEVER, that for purposes of this Agreement a person shall be deemed to be the Beneficial Owner of Company Shares that may be acquired pursuant to the exercise of an option or other right regardless of when such option is exercisable.

    (b) "person" means a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

    (c) The terms "Affiliates" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as in effect on the date hereof (the term "registrant" in said Rule 12b-2 meaning in this case the Company).

    14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to Acquiror to:
    National Medical Enterprises, Inc.
    2700 Colorado Boulevard
    Santa Monica, California 90404
    Attention: General Counsel
    with a copy to:
    Skadden, Arps, Slate, Meagher & Flom
    300 South Grand Avenue, Suite 3400
    Los Angeles, California 90071
    Telecopy No. (213) 687-5600
    Attention: Thomas C. Janson, Jr.

    (b) If to the Stockholder, to the address set forth on the signature page, hereto.

    15. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    16. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    17. FURTHER ASSURANCES. The Stockholder further agrees to execute all additional writings, consents and authorizations as may be reasonably requested by Acquiror to evidence the agreements herein or the powers granted to the Proxy hereby or to enable the Proxy to exercise those powers.

    18.   GOVERNING LAW.   This Agreement shall be  governed by and construed in
accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          NATIONAL MEDICAL ENTERPRISES, INC.
                                          By

                                             -----------------------------------
                                             Name:
                                             Title:

                                          STOCKHOLDER:

                                          By

                                             -----------------------------------
                                             Name:
                                             Title:

                                          No. of Shares Beneficially Owned:

                                          --------------------------------------

                                          Address for Notices:

                                          [                                    ]

                                                                       EXHIBIT B

                         REGISTRATION RIGHTS AGREEMENT

    This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of October , 1994, by and among National Medical Enterprises, Inc., a Nevada corporation (together with its permitted successors and assigns, the "Company"), and the persons whose signatures appear on the execution pages of this Agreement (the "Stockholders").

    This Agreement is made pursuant to the Agreement and Plan of Merger by and among the Company, AMH Acquisition Co. and American Medical Holdings, Inc. dated as of October 10, 1994 (the "Merger Agreement"), pursuant to which the Stockholders will receive shares of Common Stock (as defined below) of the Company.

    The parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be bound hereby, agree as follows:

    1.  DEFINITIONS.

    As used in this Agreement, the following terms shall have the following meanings:

    ADVICE: See Section 4 hereof.

    AFFILIATE means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

    BUSINESS DAY means any day that is not a Saturday, a Sunday or a legal holiday on which banking institutions in the State of New York are not required to be open.

    COMMON STOCK means the Common Stock, par value $.075 per share, of the Company, or any other shares of capital stock of the Company into which such stock shall be reclassified or changed (by operation of law or otherwise). If the Common Stock has been so reclassified or changed, or if the Company pays a dividend or makes a distribution on its Common Stock in shares of capital stock, or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of capital stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

    DELAY PERIOD: See Section 2(b) hereof.

    DISTRIBUTEE: See Section 6.4 hereof.

    EFFECTIVENESS PERIOD: See Section 2(b) hereof.

    EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

    PERSON  means  any  individual,  corporation,  partnership,  joint  venture,
association,   joint-stock  company,   trust,  unincorporated   organization  or
government or any agency or political subdivision thereof.

    PROSPECTUS means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable

Shares covered by such Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

    REGISTRABLE SHARES means the shares of Common Stock issued to the Stockholders pursuant to the Merger Agreement or thereafter distributed by the Stockholder to a Distributee, until in the case of any such share (i) it has been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective registration statement under the Securities Act,
(ii) it has been transferred other than pursuant to Rule "4(1 1/2)" (or any similar private transfer exemption) under the Securities Act or (iii) it may be transferred by a holder without registration pursuant to Rule 144 under the Securities Act or any successor rule without regard to the volume limitation contained in such rule.

    REGISTRATION STATEMENT means any registration statement of the Company that covers any of the Registrable Shares pursuant to the provisions of this
Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

    SEC means the Securities and Exchange Commission.

    SECURITIES ACT means the Securities Act of 1933, as amended.

    SHELF REGISTRATION: See Section 2(a) hereof.

    STOCKHOLDERS: See the introductory clauses hereof.

    UNDERWRITTEN REGISTRATION OR UNDERWRITTEN OFFERING means a registration in which securities of the Company are sold to or through one or more underwriters for reoffering or sale to the public.

    2.  SHELF REGISTRATION.

    (a) The Company shall file with, and shall cause to be declared effective by, the SEC prior to the Effective Time (as defined in the Merger Agreement), a Registration Statement under the Securities Act relating to the Registrable Shares, which Registration Statement shall provide for the sale by the holders thereof of the Registrable Shares from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a "Shelf Registration").

    (b) The Company agrees to use its best efforts to keep the Registration Statement filed pursuant to this Section 2 continuously effective and usable for the resale of Registrable Shares for a period ending on the earlier of (i) two years from the Effective Time (as defined in the Merger Agreement) and (ii) the first date on which all the Registrable Shares covered by such Shelf
Registration have been sold pursuant to such Registration Statement. The foregoing notwithstanding, the Company shall have the right in its sole discretion, based on any valid business purpose (including without limitation to avoid the disclosure of any corporate development that the Company is not otherwise obligated to disclose or to coordinate such distribution with other shareholders that have registration rights with respect to any securities of the Company or with other distributions of the Company (whether for the account of the Company or otherwise)), to suspend the use of the Registration Statement for a reasonable length of time (a "Delay Period") and from time to time; PROVIDED, that (i) the aggregate number of days in all Delay Periods occurring in any period of twelve consecutive months shall not exceed 90 and (ii) the Company shall not have the right to commence any Delay Period prior to the 90th day after the Effective Time. The Company shall provide written notice to each holder of Registrable Shares covered by each Shelf Registration of the beginning and end of each Delay Period and such holders shall cease all disposition efforts with respect to Registrable Shares held by them immediately upon receipt of notice of the beginning of any Delay Period. The two year time period for which the Company is required to maintain the effectiveness of the Registration Statement shall be extended by the aggregate number of days of all Delay Periods and such two year period or the extension thereof required by the preceding sentence is hereafter referred to as the "Effectiveness Period."

    (c) The Company may, in its sole discretion, include other securities in such Shelf Registration (whether for the account of the Company or otherwise, including without limitation any securities of the Company held by security holders, if any, who have piggyback registration rights with respect thereto) or otherwise combine the offering of the Registrable Shares with any offering of other securities of the Company (whether for the account of the Company or otherwise).

    3.  HOLD-BACK AGREEMENT.

    Each holder of Registrable Shares agrees, if such holder is requested by an underwriter in an underwritten offering for the Company (whether for the account of the Company or otherwise), not to effect any public sale or distribution of any of the Company's equity securities, including a sale pursuant to Rule 144 (except as part of such underwritten registration), during the 10-day period prior to, and during the 80-day period beginning on, the closing date of such underwritten offering; PROVIDED, that neither the Company nor any underwriter may request a holder not to effect any such sales or distributions prior to the 90th day after the Effective Time.

    4.  REGISTRATION PROCEDURES.

    In connection with the registration obligations of the Company pursuant to and in accordance with Section 2 hereof (and subject to the Company's rights under Section 2), the Company will use its best efforts to effect such registration to permit the sale of such Registrable Shares in accordance with the intended method or methods of disposition thereof (other than pursuant to any underwritten registration or underwritten offering), and pursuant thereto the Company shall as expeditiously as possible:

    (a) prepare and file with the SEC such amendments (including post-effective amendments) to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the Securities Act or the rules and regulations thereunder during the applicable period in accordance with the intended methods of disposition by the sellers thereof (other than pursuant to any underwritten registration or underwritten offering) and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

    (b) notify the selling holders of Registrable Shares promptly and (if requested by any such person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related Prospectus or for additional information regarding such holder, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

    (c) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction in the United States;

    (d) if requested by the selling holders, furnish to counsel for the selling holders of Registrable Shares, without charge, one conformed copy of each
Registration Statement as declared effective by the SEC and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and such number of copies of the preliminary prospectus, each amended preliminary prospectus, each final Prospectus and each post-effective amendment or supplement thereto, as the selling holders may reasonably request in order to facilitate the disposition of the Registrable Shares covered by each Registration Statement in conformity with the requirements of the Securities Act;

    (e) prior to any public offering of Registrable Shares register or qualify such Registrable Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions in the United States as any selling holder shall reasonably request in writing; and do any and all other reasonable acts or things necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of such Registrable Shares covered by the Registration Statement; PROVIDED, HOWEVER, that the Company shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

    (f) except during any Delay Period, upon the occurrence of any event contemplated by paragraph 4(b)(ii) or 4(b)(v) above, prepare a supplement or post-effective amendment to each Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

    (g) cause all Registrable Shares covered by the Registration Statement to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed.

    The Company may require each seller of Registrable Shares as to which any registration is being effected to furnish such information regarding the distribution of such Registrable Shares and as to such seller as it may from time to time reasonably request. If any such information with respect to any seller is not furnished prior to the filing of the Registration Statement, the Company may exclude such seller's Registrable Shares from such Registration Statement.

    Each holder of Registrable Shares (including, without limitation, any Distributee) agrees by acquisition of such Registrable Shares that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(b)(ii), 4(b)(iii), 4(b)(iv) or 4(b)(v) hereof or upon notice of the commencement of any Delay Period, such holder shall forthwith discontinue disposition of such Registrable Shares covered by such Registration Statement or Prospectus until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(f) hereof, or until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus and, if requested by the Company, such holder shall deliver to the Company (at the expense of the Company) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request.

    Each holder of Registrable Shares further agrees not to utilize any material other than the applicable current Prospectus in connection with the offering of Registrable Shares pursuant to the Shelf Registration.

    5.  REGISTRATION EXPENSES.

    Whether or not any Registration Statement becomes effective, the Company shall pay all costs, fees and expenses incident to the Company's performance of or compliance with this Agreement including, without limitation, (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or Blue Sky laws, (iii) printing expenses (including, without limitation, expenses of printing of prospectuses if the printing of prospectuses is requested by the holders of a majority of the Registrable Shares included in any Registration Statement), (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of all independent certified public accountants of the Company and all other Persons retained by the Company in connection with the Registration Statement and (vi) the fees and expenses (not to exceed $50,000) for one counsel on behalf of all of the holders of Registrable Shares. Notwithstanding the foregoing, the fees and expenses of counsel to, or any other Persons retained by, any holder of Registrable Shares, and any discounts, commissions, underwriting or advisory fees, brokers' fees or fees of similar securities industry professional (including any "qualified independent underwriter"
retained for the purpose of Section 3 of Schedule E of the By-laws of the National Association of Securities Dealers, Inc.) relating to the distribution of the Registrable Shares, will be payable by such holder and the Company will have no obligation to pay any such amounts.

    6.  MISCELLANEOUS.

    6.1 TERMINATION. This Agreement and the obligations of the Company hereunder shall terminate on the earliest of (i) the first date on which no Registrable Shares remain outstanding, and (ii) the close of business on the last day of the Effectiveness Period.

    6.2 AMENDMENTS AND WAIVERS. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of holders representing a majority of the Registrable Shares. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter which relates exclusively to the rights of holders of Registrable Shares whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of a holder whose securities are not being sold pursuant to such Registration Statement may be given by holders of a majority of the Registrable Shares being sold by such holders; PROVIDED, HOWEVER, that the provision of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

    6.3 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given: when delivered personally; one Business Day after being deposited with a next-day air courier; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed and when receipt is acknowledged, if telecopied, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof):

        (i) if to a holder, at the most current address given by such holder to the Company in accordance with the provisions of this Section 6.3, which address initially is with respect to each holder, the address set forth on the signature pages hereto; and

        (ii) if to the Company, initially at 2700 Colorado Boulevard, Santa Monica, California 90404, Attention: Scott Brown, Esq., with a copy to Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Los Angeles, California 90071, Attention: Thomas C. Janson, Jr.

    6.4 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; PROVIDED that the holders may not assign their rights hereunder except to an Affiliate of such holder or a Distributee (as defined below) and no person (other than any such Affiliate or Distributee) who acquires Registrable Shares from a holder shall have any rights hereunder. For purposes of this Agreement, the term "Distributee" shall mean any person that is a stockholder or partner of a Stockholder, or any person that is a stockholder or partner of a Distributee, to which Registrable Shares are transferred or distributed by such Stockholder or Distributee. This Agreement shall survive any transfer of Registrable Shares to a Distributee and shall inure to the benefit of such Distributee.

    6.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    6.6   HEADINGS.   The headings  in  this Agreement  are for  convenience  of reference only and shall not limit or otherwise affect the meaning hereof.

    6.7   GOVERNING LAW.   THIS AGREEMENT SHALL BE  GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PROVISIONS THEREOF GOVERNING CONFLICT OF LAWS PRINCIPLES.

    6.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

    6.9 ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to the Registrable Shares issued pursuant to the Merger Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    6.10 CALCULATION OF TIME PERIODS. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; PROVIDED, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          NATIONAL MEDICAL ENTERPRISES, INC.
                                          By ___________________________________
                                          Name:
                                          Title:

                                          STOCKHOLDER:
                                          ______________________________________
                                          Name:
                                          Address for Notice:

                                          Number of Shares:

                                                                       EXHIBIT C

                            FORM OF LEGAL OPINION OF
                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM,

COUNSEL FOR PARENT

    1. Parent and each of the Parent Subsidiaries that is a "significant subsidiary" within the meaning of Rule 1-01 of Regulation S-X under the Exchange Act is a corporation validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

    2. The shares of Parent common stock to be issued in the Merger will, upon the issuance thereof in accordance with the terms of the Merger Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights.

    3. Each of the Parent and Sub has the corporate power and corporate authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement by each of Parent and Sub and the consummation of the transactions contemplated thereby have been duly authorized by the requisite corporate action on the part of each of Parent and Sub. The Merger Agreement has been executed and delivered by each of Parent and Sub and (assuming it has been duly authorized, executed and delivered by the Company) is a valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except
(i) to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws not or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (ii) we express no opinion with respect to the enforceability of Section 9.5 of the Merger Agreement.

    4. The execution, delivery and performance of the Merger Agreement by each of Parent and Sub will not result in a breach or violation of any provision of the charter or by-laws of either Parent or Sub.

    5. The Registration Statement as of the effective date thereof and as of the date hereof appeared on its face to be appropriately responsive in all material respects to the applicable requirements of the Securities Act and the rules and regulations thereunder, except that, in each case, we express no opinion or belief as to the financial statements, schedules and other financial and statistical data included or incorporated, or deemed to be incorporated, by reference therein or excluded therefrom, any information to the extent it was furnished by or relates to the Company or the exhibits to the Registration Statement, and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement.

    In addition, we have participated in conferences with officers and other representatives of Parent, representatives of the independent public accountants of Parent, officers and other representatives of the Company, counsel for the Company and representatives of the independent public accountants of the Company, at which the contents of the Registration Statement, including the Prospectus included therein, and related matters were discussed and, although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus and have made no independent check or verification thereof, on the basis of the foregoing, no facts have come to our attention that have led us to believe that, insofar as it relates to Parent, the Registration Statement, at the time it became effective, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that, insofar as it relates to Parent, the Prospectus, as of its date and the date hereof, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that we express no opinion or belief with respect to (a) the financial statements, schedules and other financial and statistical data incorporated, or deemed to be incorporated, by reference in the Registration Statement or the Prospectus, (b) statements in or omissions from any documents or the information incorporated, or deemed to be incorporated, by reference in the Registration Statement or the Prospectus or (c) information contained or incorporated by reference in the Registration Statement or the Prospectus to the extent such information was furnished by or relates to the Company.

                                                                       EXHIBIT D

                            FORM OF LEGAL OPINION OF
                            NEAL, GERBER & EISENBERG

COUNSEL FOR THE COMPANY

    1. The Company and each of the Company Subsidiaries that is a "significant subsidiary" within the meaning of Rule 1-01 of Regulation S-X under the Exchange Act is a corporation validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

    2. The Company has the corporate power and corporate authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company. The Merger Agreement has been executed and delivered by the Company and (assuming it has been duly authorized, executed and delivered by Parent and Sub) is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws not or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (ii) we express no opinion with respect to the enforceability of Section 9.5 of the Merger Agreement.

    3. The execution, delivery and performance of the Merger Agreement by the Company will not result in a breach or violation of any provision of the charter or by-laws of the Company.

    4. The Information Statement of the Company as of the date it was mailed to stockholders of the Company and as of the date hereof appeared on its face to be appropriately responsive in all material respects to the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that, in each case, we express no opinion or belief as to the financial statements, schedules and other financial and statistical data included or incorporated, or deemed to be incorporated, by reference therein or excluded therefrom or any information to the extent it was furnished by or relates to the Parent, and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Information Statement.

    In addition, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company, officers and other representatives of the Parent, counsel for the Parent and representatives of the independent public accountants of the Parent, at which the contents of the Information Statement and related matters were discussed and, although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Information Statement and have made no independent check or verification thereof, on the basis of the foregoing, no facts have come to our attention that have led us to believe that, insofar as it relates to the Company, the Information Statement, as of its date and the date hereof, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that we express no opinion or belief with respect to (a) the financial statements, schedules and other financial and statistical data included or incorporated, or deemed to be incorporated, by reference in the Information Statement, (b) statements in or omissions from any documents or information incorporated, or deemed to be incorporated, by reference in the Information Statement or (c) information included or incorporated, or deemed to be incorporated, by reference in the Information Statement to the extent such information was furnished by or relates to the Parent.

                                                                         ANNEX B

    262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; AND THE WORDS "DEPOSITORY RECEIPT" MEAN A RECEIPT OR OTHER
INSTRUMENT ISSUED BY A DEPOSITORY REPRESENTING AN INTEREST IN ONE OR MORE SHARES, OR FRACTIONS THEREOF SOLELY OF STOCK OF A CORPORATION, WHICH STOCK IS DEPOSITED WITH THE DEPOSITORY.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, WHICH STOCK, OR DEPOSITORY RECEIPTS IN RESPECT THEREOF, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 HOLDERS; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, OR DEPOSITORY RECEIPTS IN RESPECT THEREOF;

           b. Shares of stock of any other corporation, OR DEPOSITORY RECEIPTS IN RESPECT THEREOF, WHICH SHARES OF STOCK OR DEPOSITORY RECEIPTS at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 HOLDERS;

           c. Cash in lieu of fractional shares OR FRACTIONAL DEPOSITORY RECEIPTS described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, DEPOSITORY RECEIPTS and cash in lieu of fractional shares OR FRACTIONAL DEPOSITORY RECEIPTS described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L. '94, eff. 7-1-94.)

                                                                         ANNEX C

October 10, 1994

Board of Directors
American Medical Holdings, Inc.
14001 Dallas Parkway, Suite 200
Dallas, Texas 75380-9088

Dear Sirs:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share ("Common Stock"), of American Medical Holdings, Inc. (the "Company"), other than National Medical Enterprises, Inc. ("NME") or any of its affiliates, of the consideration to be received by such holders in connection with the proposed merger (the
"Merger") of the Company with a subsidiary of NME (the "NME Subsidiary") pursuant to the Merger Agreement dated as of October 10, 1994 (the "Merger Agreement"), among NME, the NME Subsidiary and the Company. In the Merger, each issued and outstanding share of Common Stock (subject to certain exceptions) will be converted into the right to receive (subject to adjustment in certain circumstances) $19.00 per share in cash, or $19.25 in the event that the Merger is not consummated on or prior to March 31, 1995, and 0.42 of a share of common stock, par value $0.075 per share ("NME common stock"), of NME (or, under certain circumstances, at the option of the Company, cash in lieu of such fraction of a share of NME common stock in accordance with the terms of the Merger Agreement). In addition, pursuant to the Merger Agreement, on or prior to the consummation of the Merger, the Board of Directors of the Company will declare a special dividend of $0.10 per share payable to the holders of Common Stock on or prior to such consummation.

    In arriving at our opinion, we have reviewed the Merger Agreement and its related exhibits. We have also reviewed certain publicly available business and financial information relating to the Company, as well as certain other information, including financial projections, provided to us by the Company. We have discussed the past and current operations and financial condition and prospects of the Company with its senior management. With respect to NME, we have reviewed publicly available business, financial and trading information and financial projections provided to us by NME and have discussed the past and current operations and financial condition and prospects of NME with its senior management. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant.

    We have assumed and relied on the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of the Company or NME. With respect to the Company's and NME's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's or NME's, as the case may be, management as to the future financial performance of the Company or NME, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of Common Stock as to how such holder should vote with respect to the Merger. We were not requested to, and did not, solicit third party offers to acquire all or any part of the Company. Our opinion as expressed below does not imply any conclusion as to the likely trading range for NME common stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services which is payable upon the initial submission of this opinion. In the ordinary course of our business, we actively trade the debt and equity securities of the Company and NME for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Common Stock (other than NME or any of its affiliates) in connection with the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          Salomon Brothers Inc

                                          By: _______/s/_LOUIS B. SUSMAN________
                                                     Louis B. Susman
                                                    MANAGING DIRECTOR

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada General Corporation Law ("Nevada Law") provides generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 78.751 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

    Article  X of the  Restated Articles of Incorporation  of the Registrant and
Article IX of the Restated By-Laws of the Registrant provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada Law. The Registrant has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Nevada Law or the Restated Articles of Incorporation of the Registrant. Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Registrant's Restated Articles of Incorporation.

    Section 78.037 of the Nevada Law provides that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct or a knowing violation of law, or
(ii) under Section 78.300 of the Nevada Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock).
Article X of the Restated Articles of Incorporation of the Registrant contains such a provision.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
 NO.                                    DESCRIPTION
- ------    -----------------------------------------------------------------------
 2.1      Agreement and Plan of Merger, dated as of October 10, 1994, by and among the Registrant, American Medical Holdings, Inc. and AMH
           Acquisition Co., Inc. (attached as Annex A to the Information
           Statement/Prospectus included in this Registration Statement)*
 3.1      Restated Articles of Incorporation of Registrant, as amended October
           13, 1987 (Incorporated by reference to Exhibit 3(a) to Registrant's
           Annual Report on Form 10-K dated August 30, 1993)
 3.2      Restated Bylaws of Registrant, as amended September 28, 1994
           (Incorporated by reference to Exhibit 3.1 to Registrant's Registration
           Statement on Form S-3 dated October 23, 1994)
 4.1      Form of Indenture for the Registrant's Convertible Floating Rate
           Debentures, dated as of February 1, 1992, among NME PIP Funding I,
           Inc., the Registrant and Bankers Trust Company, as Trustee
           (Incorporated by reference to Exhibit 4(a) to Registration Statement on Form S-3, Registration No. 33-45689, dated February 14, 1992)
 4.2      Form of Convertible Floating Rate Debenture due April 3, 1996
           (Incorporated by reference to Exhibit 4(e) to Registrant's
           Registration Statement on Form S-3, Registration No. 33-45689, dated
           February 14, 1992)
 4.3      Agreement Providing for First Amendment to Convertible Floating Rate
           Debentures due April 3, 1996, dated as of December 11, 1991, between the Registrant and NME PIP Funding I, Inc. (Incorporated by reference to Exhibit 4(f) to Registrant's Registration Statement on Form S-3,
           Registration No. 33-45689, dated February 14, 1992)
 4.4      Certificate of Designation, Preferences and Rights of Series B
           Convertible Preferred Stock (Incorporated by reference to Exhibit 4(d)
           to Registrant's Annual Report on Form 10-K dated August 23, 1991)
 4.5      Form of Investment Option Agreement (Incorporated by reference to
           Exhibit 10(e) to Registrant's Annual Report on Form 10-K dated August
           28, 1989)
 4.6      Indenture, dated as of March 1, 1991, between the Registrant and The
           Bank of New York, as Trustee (Incorporated by reference to Exhibit
           4(a) to Registrant's Annual Report on Form 10-K dated August 23, 1991)
 4.7      Indenture, dated as of April 1, 1985, between the Registrant and The
           Bank of New York, as Trustee (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form
           S-3, File No. 2-96780, filed with the Securities and Exchange
           Commission on April 3, 1985)
 4.8      Certificate of Designation, Preferences and Rights of Series A Junior
           Participating Preferred Stock (Incorporated by reference to Exhibit
           4(h) to Registrant's Annual Report on Form 10-K dated August 30, 1993)
 5        Opinion of Scott M. Brown, Esq., Senior Vice President, General Counsel
           and Secretary of Registrant*
11        Statement Re: Computation of Pro Forma Per Share Earnings*
12        Statement Re: Computation of Ratio of Earnings to Fixed Charges*
23.1      Accountants' Consent (KPMG Peat Marwick LLP)*
23.2      Consent of Scott M. Brown, Esq. (included as part of Exhibit 5)
23.3      Accountants' Consent (Price Waterhouse LLP)*

EXHIBIT
 NO.                                    DESCRIPTION
- ------    -----------------------------------------------------------------------
23.4      Consent of Robert O'Leary*
23.5      Consent of John Casey*
23.6      Consent of Thomas J. Pritzker*
24        Power of Attorney (included on page II-4 hereof)

- ------------------------
*    Filed herewith

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable, and therefore have been omitted, or the required information has been disclosed in the Consolidated Financial Statements.

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (b) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on January 27, 1995.

                                          NATIONAL MEDICAL ENTERPRISES, INC.

                                          By:      /s/ JEFFREY C. BARBAKOW

                                             -----------------------------------
                                                     Jeffrey C. Barbakow
                                             CHAIRMAN OF THE BOARD OF DIRECTORS
                                                 AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Barbakow, Raymond L. Mathiasen and Scott M. Brown and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                                     Chairman of the Board of
      /s/ JEFFREY C. BARBAKOW         Directors and Chief
- -----------------------------------   Executive Officer         January 27, 1995
        Jeffrey C. Barbakow           (Principal Executive
         ATTORNEY-IN-FACT             Officer)

     /s/ MICHAEL H. FOCHT, SR.       President, Chief
- -----------------------------------   Operating Officer and     January 27, 1995
       Michael H. Focht, Sr.          Director

     /s/ RAYMOND L. MATHIASEN        Senior Vice President and
- -----------------------------------   Chief Financial Officer
       Raymond L. Mathiasen           (Principal Financial and  January 27, 1995
         ATTORNEY-IN-FACT             Accounting Officer)

      /s/ BERNICE B. BRATTER
- -----------------------------------  Director                   January 27, 1995
        Bernice B. Bratter

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

       /s/ MAURICE J. DEWALD
- -----------------------------------          Director           January 27, 1995
         Maurice J. DeWald

        /s/ PETER DE WETTER
- -----------------------------------          Director           January 27, 1995
          Peter de Wetter

- -----------------------------------          Director
        Edward Egbert, M.D.

        /s/ RAYMOND A. HAY
- -----------------------------------          Director           January 27, 1995
          Raymond A. Hay

        /s/ LESTER B. KORN
- -----------------------------------          Director           January 27, 1995
          Lester B. Korn

      /s/ JAMES P. LIVINGSTON
- -----------------------------------          Director           January 27, 1995
        James P. Livingston

     /s/ RICHARD S. SCHWEIKER
- -----------------------------------          Director           January 27, 1995
       Richard S. Schweiker